EXHIBIT 10.1

Execution Copy

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

October 8, 2010

among

USEC INC.,

and

UNITED STATES ENRICHMENT CORPORATION,
as joint and several co-borrowers,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

JPMORGAN CHASE BANK, N.A.,
as Administrative and Collateral Agent,

J.P. MORGAN SECURITIES, INC.,
WELLS FARGO CAPITAL FINANCE, LLC, and
UBS SECURITIES LLC
as Revolving Joint Book Managers and Revolving Joint Lead Arrangers,

J.P. MORGAN SECURITIES, INC.,
as Term Facility Bookrunner,

WELLS FARGO CAPITAL FINANCE, LLC,
as Syndication Agent, and

UBS SECURITIES LLC,
as Documentation Agent

BOS111 12484145.12

THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 8, 2010, among USEC INC., a Delaware corporation, and UNITED STATES ENRICHMENT CORPORATION, a Delaware corporation, the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative and Collateral Agent, J.P. MORGAN SECURITIES, INC., WELLS FARGO CAPITAL FINANCE, LLC, and UBS SECURITIES LLC, as Revolving Joint Book Managers and Revolving Joint Lead Arrangers, J.P. MORGAN SECURITIES, INC., as Term Facility Bookrunner, WELLS FARGO CAPITAL FINANCE, LLC, as Syndication Agent, and UBS SECURITIES LLC,  as Documentation Agent.

RECITALS:

WHEREAS, each of USEC Inc. and United States Enrichment Corporation, a wholly owned subsidiary of USEC Inc., is party to that certain Second Amended and Restated Revolving Credit Agreement dated as of February 26, 2010, as heretofore amended (the “Existing Credit Agreement”), among USEC Inc. and United States Enrichment Corporation, as joint and several “Borrowers”, each of the financial institutions party thereto as “Lenders” thereunder (the “Existing Lenders”), JPMorgan Chase Bank, N.A., as “Administrative Agent” and “Collateral Agent” thereunder, and the other financial institutions named therein as “agents” thereunder; and

WHEREAS, NAC International, Inc., a Delaware corporation, a direct, wholly owned subsidiary of USEC Inc. is a guarantor (the “Existing Guarantor”) of the obligations of USEC Inc. and United States Enrichment Corporation under the Existing Credit Agreement; and

WHEREAS, USEC Inc. and United States Enrichment Corporation desire to amend and restate the Existing Credit Agreement in its entirety; and

WHEREAS, USEC Inc., United States Enrichment Corporation and the Existing Guarantor are members of a consolidated group of companies engaged in similar or related businesses and will derive benefits from the extensions of credit under this Agreement; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make loans and advances to, and the Issuing Bank is willing to issue Letters of Credit for the benefit of, the Borrowers under this Agreement.

NOW, THEREFORE, the Borrowers, the Lenders and the Administrative Agent hereby agree that the Existing Credit Agreement be, and it hereby is, amended and restated in its entirety by this Agreement, and the Borrowers, the Lenders and the Administrative Agent hereby further agree as follows:

BOS111 12484145.12

ARTICLE I.

Definitions

SECTION 1.01 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ACP Companies” means, collectively, American Centrifuge Holdings, LLC, a Delaware limited liability company, American Centrifuge Enrichment, LLC, a Delaware limited liability company, American Centrifuge Technology, LLC, a Delaware limited liability company, American Centrifuge Manufacturing, LLC, a Delaware limited liability company, and American Centrifuge Operating, LLC, a Delaware limited liability company, and any other direct or indirect subsidiary of the Credit Parties formed after the Effective Date to engage in the American Centrifuge Project to the extent such subsidiary is designated as an “ACP Company” by the Borrowers in a written notice to the Administrative Agent and does not engage in any business or activity other than activities related to the American Centrifuge Project.

“ACP Expenditure Reduction Period” means the period commencing on an ACP Expenditure Reduction Event and ending on the date on which Availability has equaled or exceeded $75,000,000 for sixty (60) consecutive days.

“ACP Expenditures” means, collectively, without duplication (a) exposure of any Borrower or Restricted Subsidiary under Guarantees (other than a Guarantee permitted under Section 6.04(p)) by such Borrower or Restricted Subsidiary of the obligations of the ACP Companies (other than obligations in respect of any ACP Project Financing), (b) expenditures made by any Borrower or Restricted Subsidiary to purchase or pay for additional ACP Property or in respect of labor or overhead costs allocated to the American Centrifuge Project in accordance with the Borrowers’ policies and procedures and reflected in the financial statements of Holdings and its Subsidiaries, (c) Investments in the ACP Companies (other than Guarantees permitted under Section 6.04(p)) by any Borrower or any Restricted Subsidiary, and (d) any expenditures made by any Borrower or Restricted Subsidiary in respect of termination payments or liabilities in connection with the American Centrifuge Project.

“ACP Lender” means the Federal Financing Bank, any other agency or instrumentality of the United States government, or another lender reasonably acceptable to the Administrative Agent.

“ACP Net Equity Financing Proceeds” means, as at any date of determination, the difference between (a) the aggregate Net Proceeds received by Holdings during the period commencing on February 26, 2010 and ending on such date of determination from the issuance of Equity Interests by Holdings minus (b) the Cumulative Loss Amount as of such date.

“ACP Project Financing” means financing provided by any ACP Lender to one or more ACP Companies in an amount reasonably sufficient to enable the ACP Companies to achieve commercial operations for the American Centrifuge Project.

“ACP Property” means any and all contracts, inventory (other than uranium inventory), equipment, fixtures, intellectual property, licenses, permits and real or other personal property, in each case, that are reasonably required for the American Centrifuge Project and are listed on Schedule 1.02 attached hereto (the “ACP Schedule”), which ACP Schedule may be updated periodically after the Effective Date (a) as may be agreed by the Borrowers and the Required Lenders to add to or remove from such ACP Schedule items of property consisting of uranium inventory, contracts for the sale of uranium, intellectual property, licenses or permits or (b) by the Borrowers upon written notice to the Administrative Agent to add to or remove from such ACP Schedule items of property consisting of inventory (other than uranium inventory), contracts (other than contracts for the sale of uranium), equipment, fixtures and real property.

“ACP Specified Grant”  means a transaction whereby any Credit Party receives a grant or other financial accommodation from the DOE or any other Person consisting of cash, natural uranium feed material, an assumption of liabilities or other financial accommodation, the net proceeds of which grant or financial accommodation are to be used for an investment in the ACP Companies, the purchase of ACP Property or other expenditures relating to the American Centrifuge Project or the ACP Companies, and which transaction meets each of the following conditions:  (a) such transaction does not constitute or otherwise involve the incurrence of Indebtedness or the issuance of any Equity Interest by any Credit Party or Restricted Subsidiary and (b) no Credit Party or Restricted Subsidiary has any obligation to repay, refund or return such cash, natural uranium feed material, assumption of liabilities or other financial accommodation to the DOE or such other Person.

“ACP Specified Grant Proceeds” means the net cash proceeds derived from any ACP Specified Grant received by any Credit Party which are actually invested by the Credit Parties in the ACP Companies or actually used by the Credit Parties for the purchase of ACP Property or other expenditures relating to the American Centrifuge Project or the ACP Companies.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that solely for purposes of computing the interest rate applicable to the Term Loans, the Adjusted LIBO Rate shall not, at any time, be less than 2.00%.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative and collateral agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Third Amended and Restated Credit Agreement, together with all Exhibits and Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding); provided further that, solely for purposes for computing the interest rate applicable to the Term Loans, the Alternate Base Rate shall not, at any time, be less than 3.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“American Centrifuge Project” or “ACP” means the design, manufacture, construction, development, start-up, completion, operation, financing, maintenance and improvement of non-gaseous diffusion uranium enrichment technology and related infrastructure, assets and properties.

“Applicable Commitment Rate” means with respect to the Revolving Credit Commitment Fee accruing on any day, the percentage rate per annum set forth below that corresponds to the Availability Percentage, as determined by the Administrative Agent, for the fiscal quarter most recently ended; provided that the rate shall not change until the first Business Day after the end of such fiscal quarter; provided further that during the continuance of an Event of Default, the Applicable Commitment Rate shall be determined for the period from and including the date from which such Event of Default shall have occurred, but excluding the date upon which such Event of Default is cured or waived, as if the applicable Availability Percentage was greater than or equal to 66.7%.

Availability Percentage	Applicable Commitment Rate
Less than 33.3%	0.750%
Greater than or equal to 33.3% but less than 66.7%	0.875%
Greater than or equal to 66.7%	1.00%

“Applicable Margin” means with respect to interest accruing on any day (a) in respect of any Term Loan, (i) 6.50% per annum for ABR Term Loans, and (ii) 7.50% per annum for Eurodollar Term Loans, and (b) in respect of any Revolving Loan, the percentage set forth below that corresponds to the Availability Percentage, as determined by the Administrative Agent, for the fiscal quarter most recently ended prior to such day for which a Borrowing Base Certificate required pursuant to Section 5.01(g) hereof shall have been delivered to the Administrative Agent; provided that the percentage shall not change until three (3) Business Days after the receipt of such Borrowing Base Certificate for the last month of the applicable fiscal quarter; provided further that if the Borrowers shall fail to timely deliver such Borrowing Base Certificate for any such fiscal month or during the continuance of an Event of Default, then the Applicable Margin with respect to ABR Revolving Loans and Eurodollar Revolving Loans shall be determined for the period (i) from and including the date three (3) Business Days after the date upon which such Borrowing Base Certificate was required to be delivered to but excluding the date upon which a Borrowing Base Certificate complying with Section 5.01(g) is delivered or (ii) from and including the date from which such Event of Default shall have occurred but excluding the date upon which such Event of Default is cured or waived as if the applicable Availability Percentage was less than 33.3%.

Availability Percentage	Applicable Margin for ABR Revolving Loans	Applicable Margin for Eurodollar Revolving Loans
Less than 33.3%	2.75%	4.50%
Greater than or equal to 33.3% but less than 66.7%	2.50%	4.25%
Greater than or equal to 66.7%	2.25%	4.00%

To the extent that a change in the Applicable Margin occurs during the pendency of an Interest Period for an existing Eurodollar Revolving Loan, the Applicable Margin shall remain the same for the remainder of the Interest Period for such existing Eurodollar Revolving Loan.

“Applicable Percentage” refers to (a) the Applicable Revolving Percentage with respect to any Revolving Lender and (b) the Applicable Term Percentage with respect to any Term Lender, as the case may be.

“Applicable Revolving Percentage” means for any Revolving Lender, with respect to Revolving Loans, LC Exposure, Swingline Loans, or Protective Advances, a percentage equal to a fraction the numerator of which is such Revolving Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (or, if the Revolving Commitments have terminated or expired, the Applicable Revolving Percentages shall be determined based upon such Revolving Lender’s share of the aggregate Revolving Credit Exposures at that time); provided that, in the case of Section 2.18 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation.

“Applicable Term Percentage” means for any Term Lender, a percentage equal to a fraction the numerator of which is such Term Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.

“Approved Capital Expenditure Program” means any capital expenditure program receiving all necessary internal Holdings’ approvals, including approval by Holdings’ board of directors, if applicable, and, subject to Section 6.11, includes, without limitation, the American Centrifuge Project.

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit in the ordinary course of its business, any other fund that invests in bank loans and similar extensions of credit and that is administered or managed by (i) the same investment advisor as such Lender, (ii) an Affiliate of such Lender or (iii) an Affiliate of the investment advisor that administers or manages such Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“ASTM” means the American Society for Testing and Materials.

“Availability” means, at any time, an amount equal to (a) the lesser at such time of (i) the sum of (x) the aggregate Revolving Commitments of the Revolving Lenders and (y) the outstanding principal amount of the Term Loans at such time, and (ii) the Borrowing Base, minus (b) the sum at such time of (i) the unpaid principal balance of the Revolving Loans and Swingline Loans, and all accrued interest thereon, and all accrued and unpaid fees and expenses with respect thereto plus (ii) an amount equal to (A) the LC Exposure minus (B) the aggregate undrawn amount (or portion thereof) of outstanding Letters of Credit that have been cash collateralized in accordance with the terms of this Agreement plus (iii) the outstanding aggregate principal balance of the Term Loans at such time and all accrued and unpaid fees and expenses with respect thereto.

“Availability Percentage” means, for any fiscal quarter, an amount (expressed as a percentage) equal to (a) average daily Availability during such period divided by (b) the average daily amount of the aggregate Commitments of the Lenders during such period.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Availability Reserves” means, as of any date of determination, without duplication of any other reserves that are otherwise addressed or excluded through eligibility criteria or otherwise in this Agreement, such reserves in amounts as the Administrative Agent may from time to time establish and revise (upward or downward) in its Permitted Discretion upon reasonable prior notice to the Credit Parties:  (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by the Administrative Agent, do, or reasonably would be expected to, materially adversely affect either (i) the Collateral or its value or (ii) the security interests and other rights of the Administrative Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof), (b) to reflect the Administrative Agent’s reasonable belief that any collateral report or financial information furnished by or on behalf of the Borrowers is or may have been incomplete, inaccurate or misleading in any material respect, (c) in respect of any state of facts which the Administrative Agent reasonably determines in good faith constitutes a Default or (d) to reflect any Swap Obligations or Banking Services Obligations.  It being understood that the Administrative Agent shall (x) establish and maintain at all times an Availability Reserve of not less than $500,000 in respect of Noticed Banking Services Obligations and (y) have the right in its Permitted Discretion to establish from time to time such additional Availability Reserves with respect to Noticed Swap Obligations and Noticed Banking Services Obligations, in such amounts as shall be determined by the Administrative Agent in its Permitted Discretion.

“Banking Services” means each and any of the following bank services provided to any Credit Party by any Lender  or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Credit Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means Holdings and Enrichment, as joint and several co-borrowers; and “Borrower” means either of them individually.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Revolving Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance, and (d) a Term Loan made on the same date and, in the case of Eurodollar Term Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means an amount equal to the sum of:

(a)           eighty-five percent (85%) of the remainder of (i) the Net Amount of Eligible Receivables minus (ii) the Borrowing Base Reserves (Receivables)

plus

(b)           the lesser of:

(i)	eighty-five percent (85%) of the remainder of (A) the net orderly liquidation value of Eligible Inventory minus (B) the Borrowing Base Reserves (Inventory);

(ii)	sixty-five percent (65%) of the remainder of (A) the Net Amount of Eligible Inventory minus (B) the Borrowing Base Reserves (Inventory); and

(iii)	the Inventory Cap Amount

minus

(c)	the Availability Reserves.

The Borrowing Base will be computed monthly or more often as may be requested by the Administrative Agent in its Permitted Discretion upon reasonable prior notice to the Credit Parties.

The “net orderly liquidation value” of Eligible Inventory as of the Effective Date was established pursuant to the December 8, 2009 appraisal prepared by DoveBid and submitted to the Administrative Agent (the “2009 Appraisal”), which 2009 Appraisal, among other things, sets forth a net liquidation percentage used in determining the net orderly liquidation value of Eligible Inventory.  Until such time as another appraisal of inventory shall be conducted at the request of the Administrative Agent in accordance with Section 5.04, the net orderly liquidation value of Eligible Inventory shall be determined based on the net liquidation percentage set forth in the 2009 Appraisal.  Thereafter, the net orderly liquidation value of Eligible Inventory shall be determined based on the net liquidation percentage set forth in the most recent inventory appraisal conducted in accordance with Section 5.04.

“Borrowing Base Certificate” has the meaning assigned to such term in Section 5.01(g) hereof.

“Borrowing Base Reserves (Inventory)” means, as of any date of determination, without duplication of any other reserves that are otherwise addressed or excluded through eligibility criteria or otherwise in this Agreement, such reserves in amounts as the Administrative Agent may from time to time establish and revise (upward or downward) in its Permitted Discretion upon reasonable prior notice to the Credit Parties to reflect, among other things:  (a) potential material adverse landlord claims resulting from the absence of landlord waivers, environmental costs, rent, the cost of tails disposition not otherwise covered by surety bonds or Letters of Credit and estimated DOE Lease Turnover Obligations, (b) potential shortfalls in inventory of (i) natural uranium meeting applicable ASTM specifications needed to meet the Credit Parties’ obligations to Customers and/or (ii) enriched uranium meeting applicable ASTM specifications needed to meet the Credit Parties’ obligations to Customers, (c) potential mark-to-market costs, (d) uranium inventory subject to other liens (other than liens on DOE Collateral or liens permitted under Section 6.02(n)) and (e) variances between estimated and physical amounts of uranium inventory; provided that, upon the Administrative Agent’s receipt of a letter agreement or other writing from the DOE in form and substance satisfactory to the Administrative Agent in its Permitted Discretion granting the Administrative Agent rights to access and dispose of Collateral on the premises leased from the DOE by the Borrowers, Administrative Agent shall no longer require a reserve for estimated DOE Lease Turnover Obligations.

“Borrowing Base Reserves (Receivables)” means, as of any date of determination, without duplication of any other reserves that are otherwise addressed or excluded through eligibility criteria or otherwise in this Agreement, such reserves in amounts as the Administrative Agent may from time to time establish and revise (upward or downward) in its Permitted Discretion upon reasonable prior notice to the Credit Parties to reflect, among other things:  (a) foreign credit Receivable insurance premiums, Customer and country limitations and related items which may include, among other things, the overall policy limit, (b) a percentage (in no event greater than fifty percent (50%)) of the potential Customer offsets for inventory of Customers held by the Credit Parties as determined by the Administrative Agent in its Permitted Discretion, (c) potential damages of Customers claimed under their supply contracts with the Credit Parties, (d) changes in the rated credit status of Customers, and (e) Receivables dilution in the event dilution exceeds five percent (5%) of the total amount of Receivables at such time as shown in periodic field examinations.

“Borrowing Request” means a request by the Borrowers for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean all expenditures for the acquisition or leasing (pursuant to a capital lease) of assets or additions to equipment (including replacements, capitalized repairs and improvements) which should be capitalized under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest Expense” means with respect to the Credit Parties and their Restricted Subsidiaries for any period, Interest Expense for such period less all non-cash items constituting Interest Expense during such period (including amortization of debt discounts and payments of interest on Indebtedness by issuance of Indebtedness).

“Casualty Event” shall mean, with respect to any property of Holdings or its Restricted Subsidiaries, any loss of title with respect to such property or any loss or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such property or any interruption of the business of Holdings or any Restricted Subsidiary which is covered by business interruption insurance.

“Change in Control” means (i) any person (as such term is defined in Section 13(d)(3) of the Exchange Act or group of related persons, together with affiliates thereof, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 30% of the Equity Interests with voting power of Holdings (other than in connection with an Exempted Transaction); or (ii) Holdings shall cease to own, directly or indirectly through one or more Subsidiaries which are Guarantors, 100% of the Equity Interests of Enrichment.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or Issuing Bank or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class” means when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, or Swingline Loans.

“CLO” means an entity (whether a corporation, partnership, trust, limited liability company or otherwise) that is engaged in making, purchasing, holding or otherwise investing in loans and similar extensions of credit in the ordinary course of its business and is administered by a Lender or an Affiliate of a Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the property and assets of the Credit Parties on which Liens are granted or purported to be granted pursuant to any Financing Document.

“Collateral Availability” means at any time an amount equal to (a) the Borrowing Base minus (b) the sum of (i) the aggregate outstanding principal amount of the Revolving Loans and Swingline Loans, and all accrued interest thereon, and all accrued and unpaid fees and expenses with respect thereto plus (ii) an amount equal to (A) the LC Exposure minus, (B) the aggregate undrawn amount (or portion thereof) of outstanding Letters of Credit that have been cash collateralized in accordance with the terms of this Agreement, plus (iii) the aggregate outstanding principal balance of the Term Loans at such time and all accrued and unpaid fees and expenses with respect thereto.

“Collection Account” has the meaning assigned to such term in the Security Agreement.

“Commitment” means, with respect to any Lender, the aggregate amount of such Lender’s Revolving Commitment or Term Loan Commitment.  “Commitments” means the aggregate amount of all Revolving Commitments and Term Loan Commitments.

“Competitor” means (a) any Person that that is engaged in the commercial production or sale of enriched uranium or of the SWU Component thereof and (b) any Affiliate of any Person described in the immediately preceding clause (a); provided, that the term “Competitor” shall exclude any financial institution or investment fund that engages in buying, selling or making of loans in the ordinary course of its business.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(d) hereof.

“Consolidated EBITDA” means for any period, with respect to Holdings and its Subsidiaries, (a) Net Income for such period plus (b) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense, plus (ii) income tax expense, plus (iii) depreciation of assets, plus (iv) amortization of intangible assets, plus (v) the write-down of intangible assets that consist of goodwill, plus (vi) all cash and non-cash extraordinary expenses or non-operating expenses and losses (provided that all such cash items added back to Net Income pursuant to this clause (vi) shall not exceed $10,000,000 for any twelve-month period except that during the twelve-month period in which the Borrowers cease enrichment operations at the Paducah facility in connection with the transfer of operations to the new American Centrifuge facility, all such cash items added back to Net Income pursuant to this clause (vi) shall not exceed $17,500,000), plus (vii) non-recurring cash fees, costs and expenses incurred and paid in connection with the preparation, negotiation and execution of this Agreement, the arrangement and syndication of the Loans and related Transactions plus (viii) the aggregate amount of ACP Expenditures made during such period to the extent (A) set forth on Schedule 1.03 hereof with respect to any period or portion thereof prior to the Effective Date or (B) permitted by Section 6.11 with respect to any period or portion thereof on or after the Effective Date minus (c) all cash and non-cash extraordinary or non-operating income and gains, in each case as such items are used in the computation of Holdings’ and its Subsidiaries’ Net Income for such period computed in accordance with GAAP; provided, however, that from and after the earlier to occur of (1) the first date on which the American Centrifuge Project has commenced commercial operations or (2) the first day of the first period for which the Borrowers are required to deliver the consolidating financial statements to the Lenders pursuant to Section 5.01(h), Consolidated EBITDA will be calculated with respect to Holdings and its Restricted Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Note Indenture” means the Indenture dated as of September 28, 2007 between Holdings and Wells Fargo Bank, National Association, as trustee.

“Convertible Notes” means the Senior Convertible Notes Due 2014 in the aggregate original principal amount of $575,000,000 issued by Holdings pursuant to the Convertible Note Indenture.

“Credit Parties” means the Borrowers and the Guarantors collectively; and “Credit Party” means any of them individually.

“Cumulative Loss Amount” means, for any Cumulative Loss Amount Measurement Period, the greater of (a) the difference between (i) the sum of (A) the aggregate amount of all Fixed Charges paid or incurred during such Cumulative Loss Amount Measurement Period plus (B) the aggregate amount of Non-Financed Capital Expenditures for such Cumulative Loss Measurement Period minus (ii) Consolidated EBITDA for such Cumulative Loss Amount Measurement Period (provided that, solely for purposes of this definition, Consolidated EBITDA shall be calculated without adding back to Net Income any cash items referred to in clauses (vi) or (vii) of the definition of Consolidated EBITDA) and (b) zero.

“Cumulative Loss Amount Measurement Period” means, as of any date of determination of the ACP Net Equity Financing Proceeds, a period commencing on January 1, 2010 and ending on the last day of the fiscal quarter (or in the event that such date occurs at any time when the Borrowers are required to provide monthly financial statements pursuant to Section 5.01(c), the last day of the calendar month) ending on or most recently ended prior to such date of determination.

“Customer” means and includes the account debtor or obligor with respect to any Receivable.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Loans or participations in Letters of Credit, Swingline Loans or Protective Advances within three (3) Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit, Swingline Loans and Protective Advances, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment unless, in the case of any Lender referred to in this clause (e), the Borrowers, the Administrative Agent, the Swingline Lender and each Issuing Lender shall determine in their sole and absolute discretion that such Lender intends and has the ability, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder in accordance with all of the terms of this Agreement.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedules 3.05 and 3.08.

“DOE” means the United States Department of Energy.

“DOE Agreement” means that certain Agreement dated June 17, 2002 between Holdings and the DOE as attached to Holdings’ Form 8-K filed with the Securities and Exchange Commission on June 21, 2002 (as the same may from time to time be amended, modified, supplemented or restated in accordance with its terms).

“DOE Collateral” means (i) natural uranium feed material or other material acceptable to the Borrowers transferred by the DOE to the Credit Parties as payment in kind for services rendered, or to be rendered, to the DOE or for resale by the Credit Parties, which material is maintained by the Credit Parties in specifically designated cylinders and physically separated from Eligible Inventory, (ii) the Receivables arising from the sale by the Borrowers of the material referred to in the foregoing clause (i) to the extent such Receivables are identified as DOE Collateral in the Borrowers’ written or electronic records, and (iii) all contracts and agreements for the sale of the material referred to in the foregoing clause (i), books and records related to such material and all proceeds of such material, and which, in the case of clauses (i), (ii) and (iii), are subject to Liens in favor of the DOE pursuant to a DOE Security Agreement.

“DOE Lease Turnover Obligations” means the future lease turnover obligations of the Credit Parties to the DOE under the Credit Parties’ leases with the DOE of the Paducah and Portsmouth gaseous diffusion plants (to the extent such obligations are not fully covered by a surety bond or other security, in each case, reasonably acceptable to the Administrative Agent which, in each case, has been delivered to the Administrative Agent).  The estimated DOE Lease Turnover Obligations as of the Effective Date total $57,400,000.

“DOE Security Agreement” means any security agreement entered into by the Borrowers and the DOE pursuant to which the Borrowers grant to the DOE security interests in DOE Collateral and substantially in the form of the security agreement dated as of February 2, 2005 between the Borrowers and the DOE previously delivered by the Borrowers to the Administrative Agent (as the same may be modified, amended, supplemented, renewed or restated from time to time, provided that after giving effect to any such modification, amendment, supplement, renewal or restatement, such security agreement remains substantially in the form of the original security agreement but for the inclusion of additional DOE Collateral as collateral thereunder).

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any direct or indirect Restricted Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (e) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (f) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust, limited liability company or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business (provided that any such finance company, insurance company or other financial institution or fund acquiring an interest in the Revolving Loans shall also have total assets in excess of $1,000,000,000); and (g) any other Person approved by the Administrative Agent and the Borrowers (provided that no approval of the Borrowers shall be required if an Event of Default has occurred and is continuing); provided that none of the Credit Parties or any of their Affiliates shall qualify as an Eligible Assignee under this definition.

“Eligible Inventory” means inventory of the Credit Parties comprised solely of raw materials in the form of Natural Commercial Grade UF6 meeting ASTM C 787-06 (or any revision or replacement thereof) or U3O8 meeting ASTM C 967-08 (or any revision or replacement thereof) or other specification agreed with the uranium converter where the U3O8 is held, Eligible Work in Process and finished goods in the form of the SWU Component of Enriched Commercial Grade UF6 (ECGU) meeting ASTM C 996-04e1 (or any revision or replacement thereof) (and specifically excluding work in process other than Eligible Work in Process, packaging, stores, supplies and capitalization costs) which is not obsolete, slow-moving, contaminated or otherwise unmerchantable; provided, however, that Eligible Inventory shall in no event include inventory (including components of finished goods) which:

(a)           is on consignment, is not in conformity in all material respects with the representations and warranties made by the Credit Parties under the Financing Documents, is not in compliance in all material respects with the covenants of the Credit Parties under the Financing Documents, or is not located at one of the addresses for locations of Collateral set forth on Annex C to the Security Agreement; except that landlord waivers shall not be required from the DOE;

(b)           is in transit other than between locations owned, leased or otherwise controlled by the Credit Parties or to Fabricators with respect to which the Administrative Agent has received an appropriate processor’s agreement in form and substance reasonably satisfactory to the Administrative Agent or between locations listed on Annex C of the Security Agreement;

(c)           has been returned or rejected by a Customer;

(d)           is owned by a Customer of any Credit Party or other third parties in the Credit Parties’ systems of accounts;

(e)           consists of highly-enriched uranium (HEU) also referred to as weapons grade;

(f)           is sold under a licensed trademark, if the Administrative Agent has not received a licensor waiver letter, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by the licensor, with respect to the rights of the Administrative Agent to use the trademark to sell or otherwise dispose of such inventory;

(g)           constitutes part of the DOE Collateral;

(h)           constitutes ACP Property;

(i)           is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of itself and the other Secured Parties);

(j)           is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of itself and the other Secured Parties) or (ii) a Lien permitted by Section 6.02 which is junior in priority to the Lien in favor of the Administrative Agent (for the benefit of itself and the other Secured Parties);

(k)           is not located in the continental United States; or

(l)           is otherwise not acceptable to the Administrative Agent in its Permitted Discretion upon reasonable prior notice to the Credit Parties.

Standards of eligibility may be fixed and revised from time to time by the Administrative Agent in its Permitted Discretion upon reasonable prior notice to the Credit Parties.  In determining eligibility, the Administrative Agent may, but need not, rely on reports and schedules furnished by the Credit Parties, but reliance by the Administrative Agent thereon from time to time shall not be deemed to limit the right of the Administrative Agent to revise standards of eligibility at any time as to both present and future inventory of the Credit Parties.  Notwithstanding anything to the contrary set forth herein, no inventory of a Guarantor (other than the Existing Guarantor) shall be included as “Eligible Inventory” unless and until the Administrative Agent shall have completed and shall be satisfied, in its Permitted Discretion, with the results of, an initial field examination and inventory appraisal with respect to the inventory of such Guarantor, as the Administrative Agent deems appropriate in its Permitted Discretion.

“Eligible Receivables” means Receivables created by the Credit Parties in the ordinary course of business arising out of the sale of goods or rendition of services by the Credit Parties; provided that Receivables which constitute part of the DOE Collateral or the ACP Property shall not constitute Eligible Receivables and Receivables which the Administrative Agent in its Permitted Discretion upon reasonable prior notice to the Credit Parties has determined are not acceptable shall not constitute Eligible Receivables; and provided further that a Receivable shall in no event be deemed to be an Eligible Receivable unless:

(a)           all payments due on the Receivable have been invoiced and the underlying goods either delivered or credited to the Customer’s account with the Credit Parties or with a Fabricator with, if applicable (e.g., in the case of a sale of the SWU component of enriched uranium), a related debit to the Customer’s feed account with the Credit Parties, as the case may be;

(b)           the payment due on the Receivable, if it is owing from one of the Customers identified on Schedule 1.01 hereto (which schedule may be amended from time to time by the Borrowers with the consent of the Administrative Agent and the Required Lenders), is not more than 120 days past the invoice date or thirty (30) days past the due date or, in all other cases, is not more than ninety (90) days past the invoice date;

(c)           the payments due on more than 50% of all Receivables from the same Customer are less than ninety (90) days past the invoice date, or in the case of a Customer identified on Schedule 1.01, 120 days past the invoice date or thirty (30) days past the due date;

(d)           the Receivable arose from a completed and bona fide transaction (and with respect to a sale of goods, a transaction in which title has passed to the Customer) which requires no further act out of the ordinary course of business on the part of the Credit Parties in order to cause such Receivable to be payable in full by the Customer;

(e)           the Receivable is in conformity in all material respects with the representations and warranties made by the Credit Parties to the Administrative Agent and the Lenders with respect thereto and in conformity with all covenants with respect thereto and is free and clear of all security interests and Liens of any nature whatsoever other than any security interest created pursuant to the Security Agreement or permitted by Section 6.02 hereof;

(f)           the Receivable constitutes an “account” within the meaning of the Uniform Commercial Code of the state in which the applicable Credit Party is located and is not evidenced by promissory notes, chattel paper, warrants or other instruments;

(g)           the Customer has not asserted that the Receivable, and/or the applicable Credit Party is not aware that the Receivable, arises out of a bill and hold, consignment or progress billing arrangement or is subject to any claimed setoff, contras (which may include deferred revenue and other customer liabilities), net-out contract, offset, deduction, dispute, credit, chargeback, counterclaim or other defense (unless the Customer has entered into an agreement reasonably acceptable to the Administrative Agent to waive such claims but in each such case only to the extent of such setoff, contras, net-out contract, offset, deduction, dispute, credit, chargeback, counterclaim or other defense) arising out of the transactions represented by the Receivables or independently thereof and the Customer has not objected to its liability thereon or returned, rejected or repossessed any of such goods, except for complaints made or goods returned in the ordinary course of business for which, in the case of goods returned, goods of equal or greater value have been shipped in return or the defect in the goods corrected;

(h)           the Receivable arose in the ordinary course of business of the Credit Parties;

(i)           the Customer is not (i) the United States government or the government of any state or political subdivision thereof or therein, or any agency or department of any thereof, including, without limitation, the DOE and the Tennessee Valley Authority, unless the Administrative Agent shall have received from the Credit Parties such documentation as the Administrative Agent shall deem appropriate in its Permitted Discretion to enable the Administrative Agent to make all filings necessary to comply with any applicable assignment of claims statute (provided that such documentation shall be held in escrow by the Administrative Agent and shall not be filed unless and until (1) an Event of Default has occurred and is continuing or (2) such time as Availability shall fall below $100,000,000 for three (3) consecutive Business Days and upon reasonable prior notice to the Borrowers and (x) the Administrative Agent deems the filing of such documentation to be appropriate under the circumstances or (y) the Administrative Agent shall have been instructed by the Required Revolving Lenders to so file such documentation); or (ii) (A) an Affiliate of the Credit Parties or any Subsidiary or any employee, officer, director or agent thereof, or (B) a supplier or creditor of the Credit Parties or any Subsidiary thereof (provided that such Receivable under this clause (ii)(B) shall only be ineligible to the extent of amounts payable by the Credit Parties or Subsidiary to such supplier or outstanding to such creditor);

(j)           the Customer is a United States person or an obligor in the United States or if the Customer or obligor is located in another jurisdiction if the applicable Receivable is insured by foreign credit Receivable insurance meeting the requirements of Section 5.02 or is supported by an irrevocable letter of credit in an amount and confirmed by a United States bank acceptable to the Administrative Agent in its Permitted Discretion;

(k)           the Receivable complies with all material requirements of all applicable laws and regulations, whether Federal, state or local (including usury laws and laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(l)           the Receivable is in full force and effect and constitutes a legal, valid and binding obligation of the Customer enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles;

(m)           the Receivable is denominated in and provides for payment by the Customer in dollars or in foreign currencies acceptable to the Administrative Agent in its Permitted Discretion and translated into dollars at the applicable exchange rates in effect as of each date on which the Borrowing Base is calculated, as specified by the Administrative Agent for corporate borrowers similar to the Borrowers in size and credit profile, provided that the aggregate amount of Eligible Receivables in foreign currencies shall not exceed $2,500,000 at any time (unless a currency swap or similar hedge approved by the Administrative Agent has been entered into with respect to such Receivable the effect of which is to cause payment to be denominated in dollars) and in each case, is payable within the United States;

(n)           the Receivable has not been and is not required to be charged off or written off as uncollectible in accordance with GAAP or the customary business practices of the Credit Parties;

(o)           the Administrative Agent on behalf of the Lenders possesses a valid, perfected first priority security interest in such Receivable as security for payment of the obligations;

(p)           the Receivable is not with respect to a Customer located in any state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless the applicable Credit Party either has qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year;

(q)           an event as described in paragraph (g) or (h) of Section 7.01 has not occurred with respect to the Customer; and

(r)           the Administrative Agent is satisfied with the credit standing of the Customer in relation to the aggregate amount of all Receivables then owing to the Credit Parties from such Customer.

Standards of eligibility may be fixed and revised from time to time by the Administrative Agent in its Permitted Discretion upon reasonable prior notice to the Credit Parties.  In determining eligibility, the Administrative Agent may, but need not, rely on reports and schedules furnished by the Credit Parties, but reliance by the Administrative Agent thereon from time to time shall not be deemed to limit the right of the Administrative Agent to revise standards of eligibility at any time as to both present and future Receivables of the Credit Parties.  Notwithstanding the foregoing, all Receivables of any single Customer (other than Customers with a rating of BBB/Baa2 or better by Standard & Poor’s or Moody’s Investors Service, Inc.) which, in the aggregate, exceed 35% of the total Eligible Receivables at the time of any such determination, shall be deemed not to be Eligible Receivables to the extent of such excess, and all Receivables of any single Customer (other than Customers with a rating of BBB/Baa2 or better by Standard & Poor’s or Moody’s Investors Service, Inc.) which, in the aggregate, exceed 25% of the total Eligible Receivables at the time of any such determination shall be deemed not to be Eligible Receivables if more than 35% of such Customer’s Receivables are not Eligible Receivables.  Further notwithstanding anything to the contrary set forth herein, no Receivable owing to any Guarantor (other than the Existing Guarantor) shall be included as an “Eligible Receivable” unless and until the Administrative Agent shall have completed and shall be satisfied, in its Permitted Discretion, with the results of, an initial field examination and customer review with respect to the Receivables of such Guarantor, as the Administrative Agent deems appropriate in its Permitted Discretion.

“Eligible Work in Process” means inventory of the Credit Parties comprised of partially enriched uranium referred to as “Paducah refeed material” in the reports submitted by the Borrowers with the Borrowing Base Certificate delivered on or prior to the Effective Date pursuant to Section 4.01(j)(ii) and the reports submitted from time to time by the Borrowers with the Borrowing Base Certificates delivered after the Effective Date pursuant to Section 5.01(g).

“Enrichment” means United States Enrichment Corporation, a Delaware corporation.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Credit Parties or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any one or more of the Credit Parties, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any of the Credit Parties or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition upon any Credit Party or ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder: (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or with which such Administrative Agent, Lender, Issuing Bank or other recipient (as applicable) has a present or former nexus for tax purposes (other than a nexus arising solely as a result of having executed, delivered or performed its obligations under, or enforced, this Agreement or any other Financing Documents); (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Borrower is located; and (c) in the case of a Lender, any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.15(f), except to the extent that such Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.15(a).

“Exempted Transaction” means a negotiated transaction pursuant to which any person (as such term is defined in Section 13(d)(3) of the Exchange Act) or group of related persons, together with affiliates thereof, invests strategic capital and becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 30%, but less than 50% of the Equity Interests with voting power of Holdings, provided that such person or group of related persons shall have been approved by the Required Lenders (such approval not to be unreasonably withheld or delayed).

“Exigent Circumstances” means the occurrence or existence of any one or more of the following events or conditions:  (i) the filing by or against any Credit Party of a petition seeking liquidation, reorganization or other relief in respect of any Credit Party or its debts or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereinafter in effect, (ii) the appointment, or application for or consent to the appointment, of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, (iii) the negotiation of, or other attempts to effectuate, an assignment for the benefit of creditors of any Credit Party, (iv) the commission of fraud or making of a material misrepresentation by any Credit Party, (v) the attempt by any Credit Party to conceal or withhold from the Administrative Agent any collections in respect of Receivables or any other proceeds of Collateral in violation of any Financing Document, (vi) the filing or commencement by any Person of any action, suit or proceeding or self-help remedy to obtain or enforce any Lien against the Collateral or any portion thereof, or (vii) any other event that, in the reasonable judgment of the Administrative Agent, materially and imminently threatens the ability of the Administrative Agent to promptly realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment or abscondment thereof, destruction (to the extent not covered by insurance) or material waste of any Collateral.

“Existing Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Financing Documents” means the Existing Credit Agreement and the other “Financing Documents” as such term is defined in the Existing Credit Agreement.

“Existing Guarantor” has the meaning set forth in the recitals to this Agreement.

“Fabricator” means any Person that (i) processes nuclear fuel, including, for the avoidance of doubt, but not limited to, a Person that converts natural uranium concentrates into natural uranium hexafluoride, and a Person that fabricates enriched uranium hexafluoride into enriched uranium dioxide, and (ii) in connection therewith, holds uranium inventory owned by any of the Credit Parties.

“Facility Letter” means the letter agreement between the Borrowers and the Administrative Agent dated February 26, 2010 authorizing certain employees of the Borrowers to handle certain of the credit operations contemplated by the Existing Credit Agreement, as confirmed by a certificate dated as of the date of this Agreement executed by the Borrowers which authorizes the employees of Borrowers identified in the February 26, 2010 letter agreement to handle those similar credit operations contemplated by this Agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to each Credit Party, the president, chief financial officer, principal accounting officer, treasurer or controller of such Credit Party.

“Financing Documents” means this Agreement (including the Schedules and Exhibits hereto), the Notes evidencing the Loans, any Letter of Credit applications, the Security Agreement, any other documents granting a Lien upon the Collateral as security for the payment of the Secured Obligations, the NAC Guaranty, any other Guarantee of the Obligations entered into after the Effective Date by any Restricted Subsidiary, any collateral access agreements, landlord waivers or Fabricator waivers, any deposit account control agreements or securities account control agreements and any other agreement, in each case, entered into by or on behalf of any Credit Party in favor of or for the benefit of the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby.  Any reference in this Agreement or any other Financing Document to a Financing Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Financing Document as the same may be in effect at any and all times such reference becomes operative.  For the avoidance of doubt, the Swap Agreements and the agreements pursuant to which Banking Services are provided shall not constitute Loan Documents.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) the remainder of (i) Consolidated EBITDA for such period minus (ii) Non-Financed Capital Expenditures for such period to (b) Fixed Charges for such period, in each case, determined on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, for any period, the sum of (a) the aggregate amount of all principal payments made by Holdings and its Subsidiaries on Funded Indebtedness of Holdings and its Subsidiaries (other than the Revolving Loans) during such period (whether regularly scheduled payments, prepayments or otherwise) but excluding any payments or prepayments made in connection with the refinancing of such Indebtedness in accordance with the terms of this Agreement plus (b) Cash Interest Expense of Holdings and its Subsidiaries in respect of Funded Indebtedness of Holdings and its Subsidiaries with respect to such period plus (c) the aggregate amount of all Federal, state, local and foreign income taxes paid in cash by Holdings and its Subsidiaries with respect to such period plus (d) the aggregate amount of all dividends and distributions paid in cash by Holdings during such period plus (e) the aggregate amount all payments made by Holdings and its Subsidiaries in respect of Capital Lease Obligations with respect to such period, in each case determined on a consolidated basis without duplication in accordance with GAAP; provided, however, that from and after the earlier to occur of (1) the first date on which the American Centrifuge Project has commenced commercial operations or (2) the first day of the first period for which the Borrowers are required to deliver the consolidating financial statements to the Lenders pursuant to Section 5.01(h), Fixed Charges (other than the Fixed Charges referred to in the foregoing clause (c)) will be calculated with respect to Holdings and its Restricted Subsidiaries.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Person” means any Person that is organized under the laws of, or that maintains its principal place of business in, a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Restricted Subsidiary that is a Foreign Person.

“Full Cash Dominion Period” means (a) any period commencing with the occurrence of an Event of Default and continuing until such Event of Default has been cured or waived in accordance with this Agreement or (b) any period (i) commencing on the date that Availability is less than $100,000,000 and (ii) ending on the first date thereafter on which Availability for a period of at least sixty (60) consecutive days shall have exceeded $115,000,000.

“Funded Indebtedness” means all Indebtedness of Holdings and its Subsidiaries other than any obligations of Holdings and its Subsidiaries arising in the ordinary course of business owed to vendors, processors and customers which are paid or satisfied in kind and not in cash (to the extent such obligations constitute Indebtedness); provided, however, that from and after the earlier to occur of (1) the first date on which the American Centrifuge Project has commenced commercial operations or (2) the first day of the first period for which the Borrowers are required to deliver the consolidating financial statements to the Lenders pursuant to Section 5.01(h), Funded Indebtedness will be calculated with respect to Holdings and its Restricted Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to such government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means, collectively, NAC International Inc. and each other Material Subsidiary that becomes a Guarantor after the Effective Date.

“Hazardous Materials” means substances defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.  9601 et seq., or as “hazardous”, “toxic” or a “pollutant” or “contaminant” under any federal, state or local statute, ordinance, rule, or regulation or as “solid waste” pursuant to the Hazardous Materials Transportation Act, 49 U.S.C.  1801 et seq.  or the Resource Conservation and Recovery Act, 42 U.S.C.  6901, et seq., or any other applicable Environmental Law, and includes, without limitation, asbestos containing material, petroleum or any fraction or component, uranium or radioactive material, or source, by-product or special nuclear material as in the Atomic Energy Act, 42 U.S.C.  2011 et seq., in each case as such Laws are amended from time to time.

“Holdings” means USEC Inc., a Delaware corporation.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than agreements in the ordinary course of business in which customers or other third parties delivered material or equipment to such Person but retain title thereto), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person and obligations in respect of synthetic leases, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, surety and appeal bonds, performance bonds and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Swap Obligations and (l) any other Off-Balance Sheet Liability.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of Swap Obligations of any Person shall, at any time of determination for purposes of this Agreement, equal the net amount (after taking into account any netting agreements) that such Person would be required to pay if the instruments or agreements giving rise to such Swap Obligations were terminated at such time giving effect to the current market conditions notwithstanding any contrary treatment in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrowers to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Expense” means, for any period, the interest expense of the Credit Parties and their Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP, and shall in any event include (a) the amortization of debt discounts, (b) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (c) the portion of any Capital Lease Obligation allocable to interest expense.

“Interest Payment Date” means (a) with respect to any ABR Loan (including each Swingline Loan), the first day of each month for the prior month then ended and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and the Maturity Date and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, as the Borrowers may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to Eurodollar Borrowings that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory Cap Amount” means, at any time of determination thereof, an amount equal to (x) the sum of (i) the aggregate amount of the Revolving Commitments of all the Revolving Lenders at such time plus (ii) the outstanding aggregate principal balance of the Term Loans at such time minus (y) $25,000,000.

“Investments” has the meaning assigned to such term in Section 6.04.

“Issuing Bank” means Chase, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity.  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Revolving Percentage of the total LC Exposure at such time.

“LC Sublimit” means $150,000,000.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any applicable ABR Borrowing, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement (including, without limitation, all Revolving Loans, Swingline Loans, Protective Advances and Term Loans).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of Holdings and its Restricted Subsidiaries, taken as a whole (provided that any reduction in the value of any ACP Property or any equity interests in any ACP Companies shall not constitute a material adverse effect under this clause (a)), (b) the ability of the Credit Parties, taken as a whole, to perform any of their obligations under this Agreement and the other Financing Documents, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and for the ratable benefit of the Secured Parties) on the Collateral or the priority of such Liens or (d) the validity or enforceability of any of the Financing Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Indebtedness” means Funded Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Credit Parties or any of their Restricted Subsidiaries in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Credit Party or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Credit Party or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means (i) any Restricted Subsidiary (a) whose total assets (based on book value) exceed $5,000,000 or (b) whose net income in any fiscal year exceeds $1,000,000 or (c) whose revenues in any fiscal year exceed $5,000,000 and (ii) any Subsidiary of Holdings formed after the Effective Date to hold any equity interests in Enrichment.  On the Effective Date there are no Material Subsidiaries, other than the Subsidiaries listed as “Material Subsidiaries” on Schedule 3.17.

“Maturity Date” means (a) with respect to the Revolving Loans, May 31, 2012 or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof, and (b) with respect to the Term Loans, May 31, 2012 or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Minimum Availability Amount” means, at any time of determination, the greater of (a) 10% of the sum of (i) the aggregate Revolving Commitments of all of the Revolving Lenders at such time plus (ii) the outstanding principal balance of the Terms Loans at such time or (b) $32,500,000.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAC Guaranty” means the Third Amended and Restated Guaranty dated as of the Effective Date by NAC International, Inc. in favor of the Administrative Agent, for its own benefit and the ratable benefit of the Secured Parties, as amended, modified or supplemented from time to time.

“Net Amount of Eligible Inventory” means, at any time, the aggregate value, computed at the lower of cost (on a weighted average cost method or such other method as complies with GAAP subject to the proviso below) and current market value (as published by a third party source reasonably satisfactory to the Administrative Agent), of Eligible Inventory of the Credit Parties; provided that the Credit Parties may, upon reasonable prior notice to the Administrative Agent, propose to change their inventory costing method, in which case the Administrative Agent shall be entitled, in its Permitted Discretion upon reasonable prior notice to the Credit Parties, to reconsider the inventory advance rate and perform a field examination and/or inventory appraisal prior to any change in costing method becoming effective.

“Net Amount of Eligible Receivables” means, at any time, without duplication, the gross amount of Eligible Receivables at such time less (i) to the extent included in Eligible Receivables, sales, excise or similar taxes and (ii) to the extent not otherwise excluded from Eligible Receivables, returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available to or claimed by the Customers in respect of such Eligible Receivables.

“Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries, determined, on a consolidated basis, in accordance with GAAP, consistently applied; provided, however, that from and after the earlier to occur of (1) the first date on which the American Centrifuge Project has commenced commercial operations or (2) the first day of the first period for which the Borrowers are required to deliver the consolidating financial statements to the Lenders pursuant to Section 5.01(h), Net Income shall be calculated based on the net income (or loss) of Holdings and its Restricted Subsidiaries.

“Net Proceeds” means (a) with respect to the sale or other disposition by Holdings or any of its Restricted Subsidiaries of any asset the excess, if any, of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition, over (ii) the sum of (A) the amount of any Indebtedness which is secured by any such asset or which is required to be, and is, repaid in connection with the sale or other disposition thereof (other than Indebtedness hereunder), (B) the reasonable out-of-pocket expenses and fees incurred with respect to legal, investment banking, brokerage, advisor and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale or disposition, (C) all income and transfer taxes payable in connection with such sale or other disposition, whether actually paid or estimated to be payable in cash in connection with such disposition or the payment of dividends or the making of other distributions of the proceeds thereof, (D) reserves, required to be established in accordance with GAAP or the definitive agreements relating to such disposition, with respect to such disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations and (E) any amount required to be paid to any Person owning an interest in the asset disposed of; provided, however, that Net Proceeds shall not include such excess amount to the extent less than or equal to $1,000,000 per fiscal year with respect to sales or other dispositions permitted pursuant to Section 6.03(c)(x); (b) with respect to the issuance, sale or other disposition by Holdings or any of its Restricted Subsidiaries of any Equity Interests or debt securities or other Indebtedness for borrowed money, in each case, of Holdings or any of its Restricted Subsidiaries, the excess of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such issuance, sale or other disposition, over (ii) the sum of (A) the reasonable fees, commissions, discounts and other out-of-pocket expenses including related legal, investment banking and accounting fees and disbursements incurred in connection with such issuance, sale or other disposition, and (B) all income and transfer taxes payable or estimated in good faith to be payable in connection with such issuance, sale or other disposition, whether payable at such time or thereafter; and (c) with respect to a Casualty Event, the aggregate amount of proceeds received in cash with respect to such Casualty Event, over the sum of (i) the reasonable expenses incurred in connection therewith, (ii) the amount of any Indebtedness (other than Indebtedness hereunder) secured by any asset affected thereby and required to be, and in fact, repaid in connection therewith and (iii) all income and transfer taxes payable, whether actually paid or estimated to be payable, in connection therewith.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Financed Capital Expenditures” means, for any period (a) the aggregate amount of Capital Expenditures (other than ACP Expenditures to the extent (i) set forth on Schedule 1.03 hereof with respect to any period or portion thereof prior to the Effective Date or (ii) permitted by Section 6.11 with respect to any period or portion thereof on or after the Effective Date) made by Holdings and its Subsidiaries during such period minus (b) the aggregate amount of proceeds received by Holdings and its Subsidiaries from the issuance of Equity Interests and the incurrence of Funded Indebtedness (excluding the proceeds of Loans and Letters of Credit and any proceeds from the issuance of Equity Interests of Holdings invested or designated for investment in the ACP Companies) used to finance any Capital Expenditures during such period; provided, however, that from and after the earlier to occur of (1) the first date on which the American Centrifuge Project has commenced commercial operations or (2) the first day of the first period for which the Borrowers are required to deliver the consolidating financial statements to the Lenders pursuant to Section 5.01(h), Non-Financed Capital Expenditures will be calculated with respect to Holdings and its Restricted Subsidiaries.

“Note” means (i) any Revolving Credit Note, or (ii) any Term Note.

“Noticed Banking Services Obligation” means any Banking Services Obligation with respect to which the Lender or any Affiliate thereof providing such Banking Services (other than Chase) shall have delivered written notice to the Administrative Agent that such Banking Services have been provided and that such Banking Services Obligation constitutes a Secured Obligation entitled to the benefits of the Financing Documents.

“Noticed Swap Obligation” means any Swap Obligation that, at or prior to the time that any transaction relating to any such Swap Obligation is executed, the Lender or any Affiliate thereof party thereto (other than Chase) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Financing Documents.

“NRC” means the U.S.  Nuclear Regulatory Commission, an agency of the U.S.  Government, pursuant to the Atomic Energy Act of 1954, as amended, and the Energy Reorganization Act of 1974.

“Oak Ridge IRB Transaction”  means the transaction described on Schedule 6.01(o).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Credit Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Financing Documents.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Other Taxes” means any and all present or future stamp or documentary taxes or other excise or property taxes, charges or similar levies arising from any payment made or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement other than Excluded Taxes.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i) hereof.

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” has the meaning assigned to such term in Section 3.08(a) hereof.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by any Credit Party (other than any acquisition constituting an ACP Expenditure or an acquisition of a Person, division or line of business or a business unit of a Person that is or becomes an ACP Company financed with ACP Net Equity Financing Proceeds or ACP Specified Grant Proceeds) of (a) all or substantially all of the assets of a Person or division or line of business or a business unit of a Person, or (b) the controlling Equity Interests in a Person which, in each case, meets each of the following criteria:

(i)           at the time of and immediately after giving effect to such acquisition, no Default has occurred and is continuing;

(ii)           the Person being acquired or whose assets are being acquired or the division, line of business or business unit being acquired is, in each case, engaged in a line of business permitted under Section 6.03(b);

(iii)           as soon as available, but not less than seven (7) Business Days prior to the closing of such acquisition, the Credit Parties shall submit to the Administrative Agent (A) notice of such acquisition, (B) copies of all business and financial information reasonably requested by the Administrative Agent, (C) pro forma financial statements and a Borrowing Base Certificate which demonstrate, on a pro forma basis (1) an Availability Percentage during the period of four consecutive fiscal quarters most recently ended prior to the consummation of such acquisition (determined as if all consideration for and the financing of such acquisition had been paid or funded on the first day of such period) of not less than 30% and (2) a Fixed Charge Coverage Ratio for the period of twelve consecutive months most recently ended prior to the consummation of such acquisition (determined as if all consideration for and the financing of such acquisition had been paid or funded on the first day of such period) of not less than 1.25 to 1.00; and (D) a certificate of a Financial Officer certifying that such pro forma financial statements present fairly in all material respects the financial condition of Holdings and its Restricted Subsidiaries on a consolidated basis as of the date thereof after giving effect to such acquisition and setting forth reasonably detailed calculations demonstrating compliance with the minimum Availability Percentage and minimum Fixed Charge Coverage Ratio requirements set forth in clause (C) above, and which shall include a representation and warranty as to compliance with each of the other criteria for a “Permitted Acquisition”;

(iv)           if the accounts receivable or inventory acquired in connection with such acquisition are proposed to be included in the determination of the Borrowing Base and the Administrative Agent elects to do so in its Permitted Discretion, the Administrative Agent shall have conducted an audit and field examination and appraisal of such accounts receivable and inventory to its satisfaction;

(v)           in connection with an acquisition of the Equity Interests of any Person, all Liens on the inventory and accounts receivable of such Person, and on the Equity Interests of such Person, shall be terminated, and in connection with an acquisition of the assets of any Person, all Liens on the inventory and accounts receivable of such Person shall be terminated;

(vi)           if such acquisition is structured as a merger involving a Credit Party and a Person that is not a Credit Party, such Credit Party will be the surviving corporation;

(vii)           no Credit Party shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that would reasonably be expected to have a Material Adverse Effect;

(viii)           if, as a result of any such acquisition, a new Material Subsidiary is formed or acquired, the Credit Parties shall comply with all applicable provisions of Section 5.11;

(ix)           such acquisition shall have been approved by the board of directors (and, if required by applicable law, the equity holders) of the entity to be acquired; and

(x)           the total consideration paid by the Credit Parties for such acquisition, together with the total consideration paid by Holdings and its Restricted Subsidiaries for all other acquisitions from and after the Effective Date, shall not exceed $10,000,000 in the aggregate.

As used in clause (x) above, the term “total consideration” shall include all cash, deferred payments, property or assumed Funded Indebtedness payable on or immediately after consummation of an acquisition but shall not include Equity Interests of Holdings issued to the sellers in connection with any such Acquisition.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable credit judgment (from the perspective of a secured asset based lender).

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.07;

(b)           (i) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.07 and (ii) landlord’s Liens arising by operation of law which are subordinated to the Liens in favor of the Administrative Agent;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or letters of credit or guarantees issued in respect thereof;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case (i) in the ordinary course of business or (ii) in accordance with an Approved Capital Expenditure Program (including, in the case of the immediately preceding clauses (i) and (ii), any financial assurances under any contract entered into in connection therewith or to support purchases by a third party on behalf of a Credit Party or a Restricted Subsidiary), or letters of credit or guarantees issued in respect thereof;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Section 7.01;

(f)           easements, exceptions, reservations, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Credit Parties or any of their Restricted Subsidiaries;

(g)           liens arising in respect of operating leases and rights of consignors to property of such consignors consigned to any Credit Party in the ordinary course of business;

(h)           liens in favor of custom and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods so long as such Liens attach only to the imported goods;

(i)           liens in favor of vendors of goods arising as a matter of law securing the payment of the purchase price therefor so long as such Liens attach only to the purchased goods;

(j)           inchoate liens incident to construction on or maintenance of property; or liens incident to construction on or maintenance of property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such liens, no such property is subject to a material impending risk of loss or forfeiture;

(k)           defects and irregularities in title to any property which in the aggregate do not materially impair the fair market value or use of the property for the purposes for which it is or may reasonably be expected to be held;

(l)           rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, permit or use of any property;

(m)           covenants, conditions, and restrictions affecting the use of property which in the aggregate do not materially impair the fair market value or use of the property for the purposes for which it is or may reasonably be expected to be held;

(n)           liens consisting of any right of offset, or statutory bankers’ liens, on Deposit Accounts (as defined in the Security Agreement) maintained in the ordinary course of business (including rights of offset and statutory bankers’ liens securing Banking Services Obligations) so long as such Deposit Accounts (as defined in the Security Agreement) are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(o)           other non-consensual liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not in the aggregate, when taken together with all other liens, materially impair the fair market value or use of the property for the purposes for which it is or may reasonably be expected to be held;

(p)           liens in favor of customers, processors or vendors on advances or deposits provided by such customers, processors or vendors to or on behalf of the Credit Parties in the ordinary course of business, which liens secure the repayment of such advances or deposits; and

(q)           liens to secure escrow arrangements;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than as set forth in clauses (d), (i), (n) and (p) above).

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s or P-1 from Moody’s Investors Service, Inc.;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           investments in money market mutual funds having portfolio assets in excess of $2,000,000,000 that comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and are rated AAA by Standard & Poor’s or Aaa by Moody’s Investors Service, Inc.;

(e)           fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f)           securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or any political subdivision or taxing authority thereof, and rated at least A by Standard & Poor’s or Moody’s Investors Service, Inc.;

(g)           asset-backed auction rate securities with a credit rating of AAA from Standard & Poor’s or Aaa from Moody’s Investors Service, Inc., which are repriced at least every thirty-five (35) days; and

(h)           in the case of any Foreign Subsidiary, investments of a comparable tenor and credit quality to those described in the foregoing clauses (a) through (g) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Permitted Term Loan Refinancing” means Indebtedness of any Credit Party that is incurred to refinance the Term Loans; provided that (a) the principal amount of such Indebtedness shall not exceed the principal amount of the Term Loans so refinanced plus the amount of any accrued but unpaid interest thereon and fees and expenses reasonably incurred in connection with such refinancing, (b) such Indebtedness shall have a final maturity date which is not earlier than ninety-one (91) days after the Maturity Date and shall require no scheduled amortization of principal prior to such final maturity date, (c) such Indebtedness shall be subordinated in right of payment to the Obligations pursuant to a subordination and intercreditor agreement between the Administrative Agent and the lenders (or an agent or other representative of such lenders) in respect of such Indebtedness on terms and conditions satisfactory to the Administrative Agent, (d) such Indebtedness shall be unsecured or, if such Indebtedness is secured, the liens securing such Indebtedness (i) shall be junior and subordinate to the liens in favor of the Administrative Agent securing the Obligations pursuant to such subordination and intercreditor agreement and (ii) shall not cover any property or asset of any Credit Party which is not subject to a Lien in favor of the Administrative Agent, (e) the interest rate and payment terms, covenants, events of default and other terms and provisions of such Indebtedness (including any guarantees thereof) shall be satisfactory to the Administrative Agent, (f) all of the proceeds of such Indebtedness shall be used to repay the entire outstanding principal of, accrued interest on and all other amounts due in respect of the Term Loans concurrently with the incurrence of such Indebtedness and (g) none of the lenders with respect to such Indebtedness shall be a Credit Party, or a Controlling shareholder or Affiliate of a Credit Party.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrowers or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Predecessor” means United States Enrichment Corporation, a wholly-owned United States Government corporation.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Protective Advance” has the meaning assigned to such term in Section 2.05(d) hereof.

“Real Property” means, as of any date of determination, all real property then or theretofore owned, leased or occupied by the Credit Parties or any of their Subsidiaries.

“Receivables” means and includes all of a Person’s accounts, instruments, documents, chattel paper and general intangibles, whether secured or unsecured, whether now existing or hereafter created or arising, and whether or not specifically assigned to the Administrative Agent for its own benefit and/or the ratable benefit of the Lenders.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders, voting as a single aggregate class, holding Revolving Loans, LC Exposure, unused Revolving Commitments and Term Loans representing more than 50% of the sum, at such time, of (a) the aggregate outstanding principal amount of Revolving Loans, LC Exposure, and unused Revolving Commitments plus (b) the aggregate outstanding principal balance of the Term Loans, all after giving effect to the terms of Section 2.16(f) and Section 2.18(b).

“Required Revolving Lenders” means, at any time, Revolving Lenders, voting as a class separate from the Term Lenders, holding Revolving Loans, LC Exposure and unused Revolving Commitments representing more than 50% of the sum, at such time, of the aggregate outstanding principal amount of Revolving Loans, LC Exposure, and unused Revolving Commitments at such time, all after giving effect to the terms of Section 2.16(f) and Section 2.18(b).

“Required Term Lenders” means, at any time, Term Lenders, voting as a class separate from the Revolving Lenders, holding Term Loans representing more than 50% of the aggregate outstanding principal balance of the Term Loans at such time, after giving effect to the terms of Section 2.16(f) and Section 2.18(b).

“Required Term Lender Remedy Notice” has the meaning assigned to such term in Section 7.02(b).

“Required Term Lender Remedy Notice Period” has the meaning assigned to such term in Section 7.02(b).

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) by Holdings or any Subsidiary with respect to any Equity Interests in Holdings or any Subsidiary, (b) any payment by Holdings or any Subsidiary (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings or any Subsidiary or (c) any payment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Restricted Subsidiary” means any Subsidiary of Holdings other than (a) the ACP Companies and (b) in the event that the Specified Entity constitutes a “Subsidiary” of Holdings under the definition of Subsidiary set forth in this Section 1.01, the Specified Entity .

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit, Swingline Loans and Protective Advances hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07(c), (b) increased from time to time pursuant to Section 2.07(e) and (c) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 9.04.  The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $225,000,000.  Effective upon the assignment of an interest pursuant to Section 9.04, Schedule 2.01 may be amended by the Administrative Agent to reflect such assignment.

“Revolving Credit Commitment Fee” has the meaning set forth in Section 2.10(a).

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans plus (b) such Lender’s Swingline Exposure plus (c) such Lender’s LC Exposure plus (d) such Lender’s Applicable Revolving Percentage of the aggregate principal amount of Protective Advances at such time.

“Revolving Credit Note” means the promissory notes, substantially in the form of Exhibit C-1 annexed hereto, issued by the Borrowers in favor of the Revolving Lenders to evidence the Revolving Loans.

“Revolving Joint Book Managers” means, collectively, J.P. Morgan Securities, Inc., Wells Fargo Capital Finance, LLC and UBS Securities LLC.

“Revolving Joint Lead Arrangers” means, collectively, J.P. Morgan Securities, Inc., Wells Fargo Capital Finance, LLC and UBS Securities LLC.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made by a Revolving Lender to the Borrowers pursuant to Section 2.01(a)(i) hereof.

“Russian Contract” means that certain contract dated as of January 14, 1994 between Enrichment, Executive Agent of the United States of America, and OAO Techsnabexport, Executive Agent of the Federal Agency for Atomic Energy, Executive Agent of the Russian Federation (as the same may from time to time be amended, modified, supplemented or restated in accordance with its terms).

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates.

“Secured Parties” has the meaning attributed to such term in the Security Agreement.

“Security Agreement” means the Third Amended and Restated Omnibus Pledge and Security Agreement dated as of the date hereof, among the Credit Parties and the Administrative Agent, for its own benefit and for the ratable benefit of the Secured Parties, as amended, modified or supplemented from time to time.

“Specified Entity” has the meaning attributed to such term on Schedule 6.07(h).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means Indebtedness of the Credit Parties subordinated in right of payment to the Credit Parties’ monetary obligations under this Agreement or the other Financing Documents (as applicable) upon terms substantially in the form of, or not less favorable to the Lenders (as determined by the Administrative Agent in its Permitted Discretion) than the subordination provisions contained in Exhibit D hereto.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of Holdings; provided, however, that, notwithstanding anything to the contrary set forth above in the definition of “subsidiary”, so long as the Specified Entity would not constitute a subsidiary by reason of the application of either clause (a) or (b) of the definition of “subsidiary” set forth above (it being understood that no Credit Party shall be deemed to Control the Specified Entity for purposes of such clause (b) solely by reason of such Credit Party entering into a management agreement with or otherwise providing management services to the Specified Entity), the Specified Entity shall not be regarded as a “Subsidiary” for purposes of this Agreement or any other Financing Document.

“Supermajority Term Lenders” means, at any time, Term Lenders, voting as a class separate from the Revolving Lenders, holding Term Loans representing more than 66 2/3% of the aggregate outstanding principal balance of the Term Loans at such time, after giving effect to the terms of Section 2.16(f) and Section 2.18(b).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement and (ii) no barter, exchange or conversion transaction involving goods or commodities entered into by any Credit Party with any Person (other than a Lender or Affiliate thereof (other than any such Affiliate engaged in the sale, purchase or processing of nuclear material)) shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning ascribed to such term in Section 2.05(c) hereof.

“Swingline Maturity” has the meaning ascribed to such term in Section 2.05(g) hereof.

“SWU Component” means the amount of effort, measured in separative work units, required to enrich natural uranium hexafluoride (UF6nat) meeting the prevailing ASTM specification for commercial UF6nat to produce enriched uranium hexafluoride (UF6e) meeting the prevailing ASTM specification for commercial UF6e to a specific concentration (“assay”) of the isotope uranium 235 (U235) and depleted uranium hexafluoride “tails material” with a specific assay of U235.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Facility Bookrunner” means J.P. Morgan Securities, Inc.

“Term Lender” means, as of any date of determination, a Lender holding a Term Loan.

“Term Loan” means a Loan made by a Term Lender to the Borrowers pursuant to Section 2.01(a)(ii) hereof.

“Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Term Loans on the Effective Date as set forth on Schedule 2.01 or to make Term Loans in connection with an increase in Term Loan Commitments pursuant to Section 2.07, and (b) as to all Term Lenders, the aggregate commitments of all Term Lenders, which aggregate commitments as of the Effective Date shall equal $85,000,000.  After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Term Percentage of the Term Loans.

“Term Note” means the promissory notes, substantially in the form of Exhibit C-2 annexed hereto, issued by the Borrowers in favor of the Term Lenders to evidence the Term Loans.

“Transactions” means the execution, delivery and performance by the Credit Parties of the Financing Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Lender” means a Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle B of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., an “ABR Borrowing”) or by Class and Type (e.g., an “ABR Revolving Borrowing”).

SECTION 1.03 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  In calculating compliance with any of the financial covenants (and related definitions), any amounts taken into account in making such calculations that were paid, incurred or accrued in violation of any provision of this Agreement shall be added back or deducted, as applicable, in order to determine compliance with such covenants.

SECTION 1.05 Joint and Several Obligations; Borrowers’ Agent.

(a) All obligations of the Borrowers hereunder shall be joint and several.

(b) Enrichment hereby authorizes Holdings and each Financial Officer of Holdings to act as agent for the Borrowers, and to execute and deliver on behalf of the Borrowers such notices, requests, waivers, consents, certificates, and other documents required or permitted to be delivered by the Borrowers hereunder, and to take any and all actions required or permitted to be taken by the Borrowers hereunder.  Each Borrower hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed and delivered by Holdings, or any Financial Officer of Holdings, and any such actions taken by Holdings, or any Financial Officer of Holdings, shall bind each Borrower.

ARTICLE II.

The Credits

SECTION 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, (i) each Revolving Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not cause (A) such Lender’s Revolving Credit Exposure to exceed such Lender’s Revolving Commitment, or (B) the Availability to be less than the Minimum Availability Amount, subject to the Administrative Agent’s authority to make Protective Advances pursuant to Section 2.05(d), and (ii) each Term Lender agrees to make a Term Loan to the Borrowers, on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment.  Subject to the foregoing and within the foregoing limits, the Borrowers may borrow, repay (or prepay) and reborrow Revolving Loans, on and after the date hereof through the Availability Period, subject to the terms, provisions and limitations set forth herein.  Amounts repaid in respect of Term Loans may not be reborrowed.

(b) Notwithstanding anything to the contrary contained herein, to the extent the Administrative Agent, the Borrowers and the Term Lenders agree that the Term Loans are to be funded on the Effective Date with original issue discount, the actual amount to be funded by each Term Lender on the Effective Date shall be an amount equal to the product of (x) 100% minus the applicable original issue discount (expressed as percentage) multiplied by (y) such Term Lender’s Term Loan Commitment; provided, however, that notwithstanding any such original issue discount, immediately following the funding of the Term Loans on the Effective Date, each Term Lender shall be deemed to hold a Term Loan in a principal amount equal to 100% of such Term Lender’s Term Loan Commitment and the Borrowers shall be obligated to repay 100% of the principal amount of such Term Loan and interest shall accrue on 100% of the principal amount of such Term Loan, in each case as provided herein.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan or Protective Advance) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.06, each Revolving Borrowing and each Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith; provided that each Swingline Loan and each Protective Advance shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Eurodollar Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in a minimum amount of $2,000,000 and an aggregate amount that is an integral multiple of $100,000.  At the time that each ABR Borrowing (other than a Swingline Loan or Protective Advance) is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000 (except that the foregoing limitation shall not be applicable to the extent that the proceeds of such Borrowing are requested to be disbursed to the Borrowers’ controlled disbursement account maintained with the Administrative Agent); provided that an ABR Revolving Loan may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) or to finance the reimbursement of a Swingline Loan as contemplated by Section 2.05(g).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrowers shall notify the Administrative Agent of such request by writing, facsimile or telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, including an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) or to finance the reimbursement of a Swingline Loan as contemplated by Section 2.05(g), not later than 11:00 a.m., New York City time, on the same Business Day of the proposed Borrowing; provided that notice of Borrowings for Swingline Loans shall be governed by Section 2.05(e).  Each such Borrowing Request shall be irrevocable and if given by telephone shall be confirmed (except that no such confirmation will be required, unless requested by the Administrative Agent, to the extent the proceeds of such Borrowing are requested, or deemed to be requested, to be disbursed to Borrowers’ controlled disbursement account maintained with the Administrative Agent, in which event Borrowing and repayment procedures shall be in accordance with the cash management arrangements between the Borrowers and the Administrative Agent and as contemplated by Section 4.4(b) of the Security Agreement) promptly by writing or fax to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by an authorized signer of the Borrowers as set forth in the Facility Letter.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrowers’ account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one (1) month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Revolving Lender of the details thereof and of the amount of such Revolving Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Letters of Credit.

(a) General.  Subject to the terms and conditions set forth herein, the Borrowers may request the issuance of Letters of Credit for the account of either Borrower or for the account of any Guarantor, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  If the Issuing Bank issues any Letter of Credit for the account of any Guarantor, each Borrower shall be jointly and severally liable to the Issuing Bank with respect to such Letter of Credit as if such Letter of Credit had been issued for the account of one of the Borrowers.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at least three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrowers also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the LC Sublimit, and (ii) the Availability shall not be less than the Minimum Availability Amount.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that a Letter of Credit may provide that its expiration date shall be automatically extended (but not beyond the date specified in clause (ii) below) to a date not more than one year after the then outstanding expiration date unless, at least a specified number of days prior to such then existing expiration date, the Issuing Bank shall have given the beneficiary thereof notice, in a form that may be specified in such Letter of Credit, that such expiration date shall not be so extended, and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Revolving Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrowers receive such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time on the date of receipt; provided that, (A) if such LC Disbursement is not less than $100,000, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Loan, or (B) the Borrowers may, subject to the conditions to borrowing Swingline Loans set forth in Section 2.05, request in accordance with Section 2.05 that such payment be financed with a Swingline Loan.  If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Revolving Lender’s Applicable Revolving Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.05 with respect to Loans made by such Revolving Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or Swingline Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute.  The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall, to the fullest extent permitted under applicable law, be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect (other than under circumstances which constitute gross negligence or willful misconduct on the part of the Issuing Bank as finally determined by a court of competent jurisdiction), (iii) payment of the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit (other than under circumstances which constitute gross negligence or willful misconduct on the part of the Issuing Bank as finally determined by a court of competent jurisdiction), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (c) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Revolving Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Section 7.01.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account.  Other than any interest earned on such cash collateral while it is on deposit in the LC Collateral Account, such deposits shall not bear interest (it being understood that cash collateral on deposit in the LC Collateral Account may or may not bear interest, at the option and in the discretion of the Administrative Agent).  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Defaults in existence at such time have been cured or waived or the LC Exposure for which the cash collateral was posted has been eliminated.  If cash collateral is required to satisfy the Borrowers’ obligations with respect to the LC Exposure, any amounts in excess of the amount required to satisfy such obligations shall be returned to the Borrowers within fifteen (15) Business Days after receipt by the Administrative Agent of the Borrowers’ request for a return of such excess amount.

(k) Treatment of Existing Letters of Credit.  All Letters of Credit issued and outstanding under (and as defined in) the Existing Credit Agreement as of the Effective Date shall remain outstanding on the Effective Date and shall be continued and deemed to constitute “Letters of Credit” hereunder.

SECTION 2.05 Funding of Borrowings.

(a) General.  Each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Revolving Lenders, provided that Swingline Loans shall be made as provided in Section 2.05(c) and Protective Advances shall be made as provided in Section 2.05(d).  Each Term Lender shall make the Term Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds as provided in Section 2.01.  The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the Borrowers maintained with the Administrative Agent in New York City and designated by the Borrowers either one Business Day prior to the Effective Date or in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b) Administrative Agent’s Reliance on Lenders’ Commitments.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans, but without prejudice to any claim that the Borrowers may have against such Lender.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) Swingline Loans.  Notwithstanding anything to the contrary in this Agreement, subject to the terms and conditions set forth herein, the Swingline Lender may, in its discretion, agree to make advances (each, a “Swingline Loan”) to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not cause (i) the aggregate principal amount of outstanding Swingline Loans to exceed $15,000,000 or (ii) except as otherwise provided in Section 2.05(d), Availability to be less than the Minimum Availability Amount; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.  All Swingline Loans shall be ABR Borrowings.

(d) Protective Advances.  Notwithstanding anything to the contrary set forth herein, subject to the limitations set forth below, from time to time at any time on or after and during the continuance of an Event of Default or upon any other failure of a condition precedent to the funding of Revolving Loans or the issuance of Letters of Credit hereunder, the Administrative Agent is authorized by the Borrowers and the Revolving Lenders, in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Revolving Loans to the Borrowers, on behalf of the Revolving Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Financing Documents (any of such Revolving Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed the greater of (A) an amount equal to 5% of the aggregate Revolving Commitments of all of the Revolving Lenders or (B) $12,500,000; provided further that the aggregate amount of outstanding Protective Advances shall not cause (1) the aggregate Revolving Credit Exposure of all of the Revolving Lenders to exceed the aggregate Revolving Commitments or (2) the Revolving Credit Exposure of any Revolving Lender to exceed such Revolving Lender’s Revolving Commitment.  Protective Advances may be made even if Availability would be less than the Minimum Availability Amount after giving effect to the making of any such Protective Advance (provided that no Protective Advance which causes Availability to be less than the Minimum Availability Amount may remain outstanding for more than forty-five (45) consecutive days).  The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder.  All Protective Advances shall be ABR Revolving Borrowings.  The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Revolving Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance.  At any other time the Administrative Agent may require the Revolving Lenders to fund their risk participations described below in this Section 2.05(d).  Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Revolving Percentage.  The Administrative Agent, at any time in its sole and absolute discretion, may require that each Revolving Lender fund its participation in the then outstanding principal amount of all Protective Advances by giving each Revolving Lender notice thereof.  Upon the giving of such notice by the Administrative Agent, each Revolving Lender shall comply with its obligations under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05(b) with respect to Revolving Loans made by such Revolving Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders).  From and after the date, if any, on which any Required Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Revolving Lender, such Revolving Lender’s Applicable Revolving Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(e) Swingline Loan Request.  To request a Swingline Loan, the Borrowers shall notify the Swingline Lender of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  If, in its discretion, the Swingline Lender agrees to make any Swingline Loan requested by the Borrowers, the Swingline Lender shall make such Swingline Loan available to the Borrowers by remitting funds to an account of the Borrowers maintained with the Administrative Agent and designated by the Borrowers at the time of such request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement, by remittance to the Issuing Bank) by 2:00 p.m., New York City time, on the requested date of such Swingline Loan.

(f) Revolving Lender Participation.  On the date a Swingline Loan is made by the Swingline Lender, the Swingline Lender shall be deemed without further action by any party hereto, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from the Swingline Lender, a risk participation to the extent of such Revolving Lender’s Applicable Revolving Percentage in the Swingline Loan so made, such participation to be funded in accordance with clause (g) of this Section 2.05.

(g) Repayment of Swingline Loans; Funding of Participation.  The Borrowers jointly and severally promise to pay to the order of the Swingline Lender for its own account the outstanding principal amount of each Swingline Loan on the earliest of (i) the Maturity Date, (ii) the date which is seven (7) days after the Swingline Loan is made and (iii) the date after a Swingline Loan is made when any other Revolving Loan is made pursuant to a formal Borrowing Request under Section 2.03 (the earliest of such date with respect to a Swingline Loan herein, the “Swingline Maturity”).  Subject to the other terms and conditions of this Agreement, the Borrowers may repay a Swingline Loan on its Swingline Maturity under clause (ii) above or at any time prior thereto by requesting another Revolving Loan in accordance with the terms hereof and with the proceeds of such other Revolving Loan payable to the Swingline Lender for its own account.  The Administrative Agent, on behalf of the Swingline Lender, shall require that each Revolving Lender fund its participation in the then outstanding principal amount of all Swingline Loans on at least a weekly basis by giving each Revolving Lender notice thereof by facsimile, telephone or e-mail no later than 11:00 a.m. (New York City time) on the date of such required funding.  Additionally, if the Borrowers shall not have repaid a Swingline Loan by 1:00 p.m. (New York City time) on the corresponding Swingline Maturity, the Swingline Lender will notify each Revolving Lender of the aggregate principal amount of the Swingline Loan which has not been repaid.  Upon the giving of any notice by the Swingline Lender under either of the preceding two sentences, each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05(b) with respect to Revolving Loans made by such Revolving Lender (and Section 2.05(b) shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  Amounts funded by a Revolving Lender under this Section 2.05(g) shall be deemed to constitute ABR Revolving Loans hereunder.

(h) Participation Obligations Absolute; Failure to Fund Participation.  The obligations of a Revolving Lender to fund its participation in the Swingline Loans and Protective Advances in accordance with the terms hereof shall be absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms of the Financing Documents under all circumstances whatsoever, including without limitation, the following circumstances:  (i) any lack of validity of any Financing Document; (ii) the existence of any Default; (iii) the existence of any claim, set-off, counterclaim, defenses, or other rights which such Revolving Lender, any Credit Party, or any other Person may have; (iv) the occurrence of any event that has or would reasonably be expected to have a Material Adverse Effect; (v) the failure of any condition to a Revolving Loan under Article IV to be satisfied; (vi) the fact that after giving effect to the funding of the participation Availability may be less than the Minimum Availability Amount; or (vii) any other circumstance whatsoever, whether or not similar to any of the foregoing.  If a Revolving Lender fails to fund its participation in a Swingline Loan or Protective Advance as required hereby, such Revolving Lender shall remain obligated to pay to the Swingline Lender or the Administrative Agent, as applicable, the amount it failed to fund on demand together with interest thereon in respect of the period commencing on the date such amount should have been funded until the date the amount was actually funded at a rate per annum equal to the Federal Funds Effective Rate for such period and the Administrative Agent shall be entitled to offset against any and all sums to be paid to such Revolving Lender hereunder the amount due under this sentence.  The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear.  Any amounts received by the Administrative Agent in respect of a Protective Advance after receipt by the Administrative Agent of the proceeds of a sale of a participation therein shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to Section 2.05(d) and this Section 2.05(h).  The purchase of participations in a Swingline Loan or Protective Advance pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

(i) Treatment of Existing Revolving Loans.  All Revolving Loans made and outstanding under (and as defined in) the Existing Credit Agreement as of the Effective Date shall remain outstanding on the Effective Date and shall be continued and deemed to constitute “Revolving Loans” hereunder.  To the extent any accrued interest or fees in respect of the Revolving Loans are outstanding under the Existing Credit Agreement as of the Effective Date, such accrued interest and fees shall remain outstanding on the Effective Date and shall be deemed to constitute “Obligations” hereunder.

SECTION 2.06 Interest Elections.

(a) Each Revolving Borrowing shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  The Term Loans funded on the Effective Date shall be at the Alternate Base Rate and thereafter shall be of the Type specified in the applicable Interest Election Request and, in the case of a Eurodollar Term Borrowing, shall have an initial interest period as specified in such Interest Election Request.  The Borrowers may elect to convert any Borrowing to a different Type or to continue any Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings or Protective Advances which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrowers shall notify the Administrative Agent of such election in writing or by facsimile transmission or by telephone (confirmed in writing or by fax) by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrowers.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02;

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Revolving Lenders, so notifies Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Revolving Borrowing and (ii) each Eurodollar Revolving Borrowing, unless repaid as provided herein, shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Term Lenders, so notifies Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Term Borrowing may be converted to or continued as a Eurodollar Term Borrowing and (ii) each Eurodollar Term Borrowing, unless repaid as provided herein, shall be converted to an ABR Term Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07 Termination, Reduction and Increase of Commitments.

(a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.  Each Term Lender’s Term Loan Commitment shall terminate (solely to the extent of the amount of such Term Lender's Term Loan funded) immediately following the funding of the full amount of such Term Lender’s Term Loan.

(b) The Borrowers may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Revolving Loans and all outstanding Term Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest and (v) the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) in connection with any Secured Obligations consisting of Noticed Banking Services Obligations or Noticed Swap Obligations, in each case, in such amounts as the Revolving Lenders (or Affiliates thereof) providing such Noticed Banking Services Obligations or Noticed Swap Obligations, as applicable, may require (as such amount shall be certified to the Administrative Agent in writing from such Lender or Affiliate) (unless such Noticed Banking Services Obligations or Noticed Swap Obligations, as applicable, are paid in full in cash and terminated in a manner reasonably satisfactory to such Lender or Affiliate).

(c) The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, Availability would be less than the Minimum Availability Amount.

(d) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraphs (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Commitments shall be permanent.  Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders with Revolving Commitments in accordance with their respective Revolving Commitments.

(e) The Borrowers shall have the right to increase the aggregate Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Revolving Lenders or another lending institution; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Borrowers may make a maximum of two (2) such requests, (iii) the aggregate amount of additional Revolving Commitments obtained under this Section 2.07(e) shall not exceed $25,000,000, (iv) the Administrative Agent has approved the identity of any such new Revolving Lender, such approval not to be unreasonably withheld or delayed, (v) any such new Revolving Lender assumes all of the rights and obligations of a “Revolving Lender” hereunder, and (vi) the procedures described in Section 2.07(f) have been satisfied.  The Borrowers shall also have the right to cause the outstanding principal amount of the Term Loans to be increased by obtaining additional Term Loan Commitments, either from one or more of the Term Lenders or another lending institution; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Borrowers may make a maximum of two (2) such requests, (iii) the aggregate principal amount of the Term Loans made by all Lenders after giving effect to all such requests under this Section 2.07(e) shall not exceed $100,000,000, (iv) the Administrative Agent has approved the identity of any such new Term Lender, such approval not to be unreasonably withheld or delayed, (v) any such new Term Lender assumes all of the rights and obligations of a “Term Lender” hereunder, and (vi) the procedures described in Section 2.07(f) have been satisfied.

(f) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and, in the case of any increase in Revolving Commitments, the Revolving Lender(s) being added or increasing their Revolving Commitments or, in the case of any increase in the aggregate principal amount of the Term Loans, the Term Lender(s) being added or providing new Term Loan Commitments, subject only to the approval of all Lenders if (i) any such increase would cause the aggregate amount of the Revolving Commitments of all Lenders to exceed $250,000,000 or (ii) any such increase would cause the aggregate principal amount of Term Loans made by all Lenders to exceed $100,000,000.  As a condition precedent to such an increase, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Credit Party (in sufficient copies for each Revolving Lender (in the case of any increase in Revolving Commitments) or each Term Lender (in the case of any increase in the aggregate principal amount of the Term Loans)) signed by an authorized officer of such Credit Party (A) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and immediately after giving effect to such increase, (x) the representations and warranties contained in Article III and the other Financing Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (y) no Default exists and (ii) such customary opinions, certificates and other documents as the Administrative Agent may reasonably request in connection therewith (but in any event, consistent with those opinions, certificates and other documents delivered on the Effective Date), all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(g) Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise Schedule 2.01 to reflect such increase and shall distribute such revised Schedule to each of the Lenders and the Borrowers, whereupon such revised Schedule shall replace the old Schedule 2.01 and become part of this Agreement.  On the Business Day following any such increase, in the case of any increase in Revolving Commitments, all outstanding ABR Revolving Borrowings shall be reallocated among the Revolving Lenders (including any newly added Revolving Lenders) in accordance with the Revolving Lenders’ respective revised Applicable Revolving Percentages.  Eurodollar Revolving Borrowings shall not be reallocated among the Revolving Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.

SECTION 2.08 Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby jointly, severally and unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid principal amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the extent not previously paid, to the Administrative Agent for the account of each Term Lender, all unpaid Term Loans in full in cash on the Maturity Date.  Swingline Loans shall be repaid as provided in Section 2.05(g).

(b) At all times during a Full Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) as follows: (i) if no Event of Default shall have occurred and be continuing at such time, first to prepay any Protective Advances that may be outstanding, second to prepay pro rata the Revolving Loans (including Swing Line Loans), third to cash collateralize outstanding LC Exposure, but only if and to the extent cash collateralization is required pursuant to Section 2.04(j) or Section 2.18(c), and fourth, the balance, if any, to the Borrowers’ general operating account; or (ii) if an Event of Default shall have occurred and be continuing at such time, in accordance with the provisions of Section 2.16(b).

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.  At the Borrowers’ request, the Administrative Agent shall provide a report of such accounts to the Borrowers and work in good faith to reconcile any discrepancies with the Borrowers.

(f) Prior to the Effective Date to the extent requested by a Lender, the Borrowers shall prepare, execute and deliver to such Lender either (i) a Revolving Credit Note in the principal amount of such Lender’s Revolving Commitment or (ii) a Term Note in the principal amount of such Lender’s Term Loan Commitment. Thereafter, the Loans evidenced by such promissory note, if any, and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).  Each Lender that holds a promissory note issued pursuant to the Existing Credit Agreement shall deliver the original of such promissory note to the Administrative Agent for cancellation promptly following the Effective Date.

SECTION 2.09 Prepayment of Loans.

(a) Optional Prepayment of Revolving Loans.  The Borrowers shall have the right at any time and from time to time to prepay the Revolving Loans in whole or in part, subject to the requirements of this Section 2.09 and Section 2.14.  Each optional prepayment of Revolving Loans shall be made ratably among the Revolving Loans of all Revolving Lenders (except that prepayments of Swingline Loans shall be made solely to the Swingline Lender), and such prepayments shall be made with respect to such Types of Revolving Loans as the Borrowers may specify by notice to the Administrative Agent at or before the time of such prepayment as provided in Section 2.09(d) below.  Prepayments of Revolving Loans shall be accompanied by fees to the extent required by Section 2.10 and accrued interest to the extent required by Section 2.11.

(b) Mandatory Prepayments of Revolving Loans.  The Borrowers shall be obligated to prepay the Revolving Loans as follows:

(i) Overadvances.  Except as otherwise expressly provided in Section 2.05(d), if, at any time, Availability shall be less than the Minimum Availability Amount, the Borrowers shall prepay Revolving Loans or Swingline Loans in an aggregate amount necessary to cause Availability to be greater than or equal to the Minimum Availability Amount, and such prepayment shall be applied in accordance with Section 2.09(c).  Notwithstanding the foregoing provisions of this paragraph, if at any time the Borrowers are required to make a prepayment under this paragraph the Borrowers would incur breakage costs under Section 2.14 as a result of LIBOR Revolving Loans being prepaid other than on the last day of an Interest Period applicable thereto, the Borrowers may cause an amount equal to such required prepayment to be deposited into a cash collateral account with the Administrative Agent as provided in Section 2.14.

(ii) Asset Sales and Casualty Events.  Within three (3) Business Days of the receipt by any Credit Party or any Restricted Subsidiary of any Net Proceeds from the sale or other disposition (including those arising from a Casualty Event) of any assets of the Credit Parties or any of their Restricted Subsidiaries (other than dispositions permitted pursuant to Sections 6.03(c)(i),(ii), (ix) or (xii)), the Borrowers shall make a mandatory prepayment of the Revolving Loans in an amount equal to 100% of the Net Proceeds received, any prepayment to be applied in accordance with Section 2.09(c); provided that so long as no Full Cash Dominion Period is in effect and no Event of Default shall have occurred and be continuing at the time of the receipt of such Net Proceeds, no prepayment of the Revolving Loans on account of any asset sale or disposition shall be required under this clause (ii).

(iii) Sale of Equity.  Within three (3) Business Days of the receipt by any Credit Party or any Restricted Subsidiary of any Net Proceeds of the consummation of the issuance of any Equity Interests of Holdings or any Restricted Subsidiary (other than (A) the issuance of any Equity Interest in connection with any incentive plans available to officers, directors or employees of Holdings or any of its Subsidiaries, (B) the issuance of any Equity Interests by any Subsidiary to Holdings or any other Subsidiary or (C) the issuance of any Equity Interest to sellers in connection with a Permitted Acquisition), the Borrowers shall make a mandatory prepayment of the Revolving Loans in an amount equal to 100% of the Net Proceeds received, any prepayment to be applied in accordance with Section 2.09(c), provided that so long as no Full Cash Dominion Period is in effect and no Event of Default shall have occurred and be continuing at the time of the receipt of the proceeds of such issuance, no prepayment of the Revolving Loan on account of the issuance of any such Equity Interests shall be required under this clause (iii).

(iv) Incurrence of Indebtedness.  Within three (3) Business Days of the receipt by any Credit Party or any Restricted Subsidiary of any Net Proceeds of the consummation of the issuance of any debt securities or other Indebtedness for borrowed money of Holdings or any Restricted Subsidiary (other than Indebtedness permitted pursuant to clauses 6.01(a) through (h), (l), (m), (n), (o) or (p)), the Borrowers shall make a mandatory prepayment of the Revolving Loans in an amount equal to 100% of the Net Proceeds received, any prepayment to be applied in accordance with Section 2.09(c), provided that so long as no Full Cash Dominion Period is in effect and no Event of Default shall have occurred and be continuing at the time of the receipt of the proceeds of such issuance, no prepayment of the Revolving Loans on account of the issuance of any such debt securities or Indebtedness shall be required under this clause (iv).

(c) Application of Mandatory Prepayments of Revolving Loans.  In the event of any mandatory prepayment pursuant to Section 2.09(b), such prepayment shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be applied, (i) first, as a payment of accrued and unpaid interest on any Protective Advances, (ii) second, as a payment of the outstanding principal amount of any Protective Advances, (iii) third, as a pro rata payment of accrued and unpaid interest on Swingline Loans, (iv) fourth, as a pro rata payment of the outstanding principal amount of the Swingline Loans, (v) fifth, as a pro rata payment of accrued and unpaid interest on the Revolving Loans (other than Swingline Loans), (vi) sixth, as a pro rata payment of the outstanding principal amount of the Revolving Loans (other than Swingline Loans) without a corresponding reduction in Revolving Commitments (provided, that if a Required Term Lender Remedy Notice Period shall have elapsed and the Required Term Lender Remedy Notice giving rise to such Required Term Lender Remedy Notice Period shall not have been withdrawn and the Event of Default that entitled the Required Term Lenders to send such Required Term Lender Remedy Notice shall be continuing, the application of any mandatory prepayment to the outstanding principal amount of Revolving Loans in accordance with this clause (vi) shall be accompanied by a corresponding reduction in Revolving Commitments), and (vii) seventh, to the repayment of any other Obligations of the Borrowers to the Administrative Agent and the Lenders which are then due and outstanding.

(d) Notice of Prepayment of Revolving Loans.  The Borrowers shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 12:00 noon, New York City time three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment, and (iii) in the case of a prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Revolving Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given under the circumstances in which a conditional notice of termination of the Revolving Commitments is permitted as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the applicable Revolving Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02 (except that the foregoing shall not be applicable (i) to the extent that the payment is made from the operation of Borrowers’ controlled disbursement account maintained with the Administrative Agent, (ii) to a prepayment in full of the aggregate principal amount of a Revolving Borrowing then outstanding or (iii) to the extent necessary to apply fully the required amount of a mandatory prepayment).

(e) Optional Prepayment of Term Loans.  The Borrowers shall have the right (i) at any time to prepay all the Term Loans in full in connection with the repayment in full of the Revolving Loans and the termination of this Agreement, (ii) at any time to prepay all the Term Loans in full in connection with a Permitted Term Loan Refinancing, and (iii) at any time, with the prior written consent of (A) the Administrative Agent and (B) (x) at any time when there are more than two Revolving Lenders, not less than three Revolving Lenders holding Revolving Loans, LC Exposure and unused Revolving Commitments representing more than 50% of the sum, at such time, of the aggregate outstanding principal amount of Revolving Loans, LC Exposure and unused Revolving Commitments at such time, all after giving effect to the terms of Section 2.16(f) and Section 2.18(b) or (y) at any time when there are two or less Revolving Lenders, the Required Revolving Lenders, to use a portion of the Net Proceeds received by the Credit Parties from any of the events described in Section 2.09(b)(ii), (iii) or (iv) to prepay the Term Loans; provided that at the time of such prepayment, no Full Cash Dominion Period shall be in effect and no Event of Default shall have occurred and be continuing.  Each optional prepayment of the Term Loans shall be made ratably among the Term Loans held by all Term Lenders, and such prepayments shall be made with respect to such Types of Term Loans as the Borrowers may specify by notice to the Administrative Agent at or before the time of such prepayment as provided in Section 2.09(g) below.  Prepayments shall be accompanied by fees to the extent required by Section 2.09(f) and Section 2.10 and accrued interest to the extent required by Section 2.11.

(f) Term Loan Prepayment Fee.  If the Term Loans are prepaid, in full or in part, prior to January 1, 2012 for any reason (including, without limitation, (i) acceleration of the Obligations as a result of the occurrence of an Event of Default, (ii) foreclosure and sale of, or collection of, the Collateral, (iii) sale of the Collateral in any insolvency proceeding, or (iv) the restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure or arrangement in any insolvency proceeding), the Borrowers shall pay to the Administrative Agent for the account of each Term Lender a prepayment fee in an amount equal to (i) 2.00% of the aggregate amount of the Term Loans prepaid if such prepayment occurs prior to the first anniversary of the Effective Date, and (ii) 1.00% of the aggregate amount of the Term Loans prepaid if such prepayment occurs after the first anniversary of the Effective Date but prior to January 1, 2012; provided that, notwithstanding anything to the contrary set forth herein and for the avoidance of doubt, the parties acknowledge and agree that the Borrowers shall not be required to pay any prepayment fee to a Non-Consenting Lender solely in connection with the replacement of such Non-Consenting Lender in accordance with the provisions of Section 9.02(c).  The prepayment fee shall be payable in full in cash on the date on which the Term Loans are prepaid.

(g) Notice of Prepayment of Term Loans.  The Borrowers shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Term Borrowing, not later than 12:00 noon, New York City time three (3) Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Term Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Term Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given under the circumstances in which a conditional notice of termination of the Revolving Commitments is permitted as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07.  Promptly following receipt of any such notice relating to a Term Borrowing, the Administrative Agent shall advise the applicable Term Lenders of the contents thereof.  Each partial prepayment of any Term Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

SECTION 2.10 Fees.

(a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (the “Revolving Credit Commitment Fee”), which shall accrue at the Applicable Commitment Rate on the average of the daily amount of the unused Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates.  Accrued Revolving Credit Commitment Fees shall be payable quarterly in arrears on the first Business Day of January, April, July and October of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All Revolving Credit Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Revolving Credit Commitment Fees, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans, Swingline Loans and LC Exposure of such Revolving Lender.

(b) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participation in Letters of Credit, which shall accrue for each day during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, at a rate per annum equal to the Applicable Margin with respect to interest on Eurodollar Revolving Loans for such day, in each case multiplied by the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as a fronting fee to the Issuing Bank at a rate of 0.125% per annum on the face amount of each Letter of Credit payable in advance and the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable to the Issuing Bank on demand.  All participation and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees in the amounts and at the times separately agreed upon in writing between the Borrowers and the Administrative Agent.  The Borrowers agree to pay to the Term Facility Bookrunner, for its own account, fees in the amounts and at the times separately agreed upon in writing between the Borrowers and the Term Facility Bookrunner.

(d) The Borrowers agree to pay to each Term Lender, for its own account on the Effective Date, fees (which fees may be in the form of original issue discount) in the amounts and at the times separately agreed upon in writing between the Borrowers, the Term Facility Bookrunner, and each Term Lender.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Absent any error in the calculation thereof, fees paid shall not be refundable under any circumstances.

SECTION 2.11 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest for each day on which any principal of such Loans remains outstanding at the Alternate Base Rate for such day plus the Applicable Margin for such day.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest for each day during each Interest Period applicable thereto at the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin for such day.

(c) Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Margin for Revolving Loans plus 2%.

(d) Notwithstanding the foregoing, (i) during the period when any Event of Default of the type described in Section 7.01(g) or (h) shall have occurred and be continuing, (A) all Loans shall automatically and without notice to the Borrowers bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section and (B) in the case of any other amount outstanding hereunder, such amount shall automatically and without notice to the Borrowers accrue at 2% plus the rate applicable to such fee or other obligation as provided, (ii) if there shall occur and be continuing any Event of Default (other than an Event of Default described in Section 7.01(g) or (h)), following written notice delivered to the Borrowers by the Administrative Agent at the request of the Required Revolving Lenders (which notice may be revoked at the option of the Required Revolving Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), all Revolving Loans shall bear interest at 2% plus the rate otherwise applicable to such Revolving Loans as provided in the preceding paragraphs of this Section during the period beginning on the date such Event of Default first occurred and ending on the date such Event of Default is cured or waived, (iii) if there shall occur and be continuing any Event of Default (other than an Event of Default described in Section 7.01(g) or (h)), following written notice delivered to the Borrowers by the Administrative Agent at the request of the Required Term Lenders (which notice may be revoked at the option of the Required Term Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), all Term Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section during the period beginning on the date such Event of Default first occurred and ending on the date such Event of Default is cured or waived, and (iv) if there shall occur and be continuing any Event of Default (other than an Event of Default described in Section 7.01(g) or (h)), following written notice delivered to the Borrowers by the Administrative Agent at the request of the Required Lenders (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), any other amount outstanding hereunder shall accrue at 2% plus the rate applicable to such fee or other obligation as provided during the period beginning on the date such Event of Default first occurred and ending on the date such Event of Default is cured or waived.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, on the Maturity Date and, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurodollar Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days for Eurodollar Loans (and for ABR Loans based on the Adjusted LIBO Rate) and 365/366 days for ABR Loans (including Swingline Loans but excluding ABR Loans based on the Adjusted LIBO Rate), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12 Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy, as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist (which notification shall be made promptly after the Administrative Agent obtains knowledge of the cessation of such circumstances), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request or Interest Election Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.13 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (other than with respect to Indemnified Taxes or Other Taxes, which shall be governed by Section 2.15 and Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise with respect to its Eurodollar Loans or its maintenance of, or participation in, Letters of Credit), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate on demand.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14 Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.17, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.  Notwithstanding the foregoing, the Borrowers shall not be required to make any prepayment of a Eurodollar Borrowing pursuant to Section 2.09(b) until the last day of the Interest Period with respect thereto so long as an amount equal to such prepayment is deposited by the Borrowers into a cash collateral account with the Administrative Agent and applied to such prepayment on the last day of such Interest Period.

SECTION 2.15 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall jointly and severally indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for (i) the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (ii) any and all losses, claims, damages, liabilities and related expenses arising out of, in connection with or as a result of the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to this Section 2.15.  A certificate setting forth and explaining in reasonable detail the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender and Issuing Bank shall indemnify the Borrowers and the Administrative Agent, within ten (10) days after written demand therefor, for the full amount of any Taxes described in clause (c) of the definition of “Excluded Taxes” that are imposed on amounts paid to such Lender or Issuing Bank by the Borrowers or the Administrative Agent on or with respect to any payment by or on account of any obligation of any Borrower under any Financing Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Lender or Issuing Bank by the Borrowers or the Administrative Agent shall be conclusive absent manifest error.  The Borrowers or the Administrative Agent, as applicable, shall notify the applicable Lender or Issuing Bank of the incurrence or assertion of such liability within a reasonable time after the incurrence or assertion.  Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank, as the case may be, under this Agreement or any other Financing Document against any amount due to the Administrative Agent under this Section 2.15(d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.  Any Foreign Lender shall provide the Administrative Agent and the relevant Borrower with two properly completed and executed originals of each of the following, as applicable: (i) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY, or any successor forms, (ii) in the case of a Foreign Lender claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Administrative Agent that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Foreign Lender to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Foreign Lender under the Finance Documents.  Each U.S. Lender shall provide the Administrative Agent and the Borrowers two properly completed and executed originals of Form W-9 or any successor form.  The forms to be delivered pursuant to this Section 2.15(f) shall be provided upon execution and delivery of this Agreement, at the time or times prescribed by applicable law, promptly upon reasonable demand by Administrative Agent or the Borrowers and promptly upon learning that such forms have become obsolete or ineffective.

(g) If the Administrative Agent or a Lender determines, in its sole good faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to Section 2.15, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event that the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

SECTION 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by the Borrowers hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  All payments made in respect of the Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with each Revolving Lender’s Applicable Revolving Percentage  All payments made in respect of the Term Loans shall be made for the account of the Term Lenders pro rata in accordance with each Term Lender’s Applicable Term Percentage.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension; provided that, in the case of any prepayment of principal of or interest on any Eurodollar Loan, if such next succeeding Business Day would fall in the next calendar month, the date for payment shall instead be the next preceding Business Day.  All payments hereunder shall be made in dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Financing Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.09) or (C) amounts to be applied from the Collection Account during a Full Cash Dominion Period (which shall be applied in accordance with Section 2.08(b)) or (ii) after an Event of Default has occurred and is continuing and (A) the Administrative Agent so elects, (B) the Required Lenders so direct, (C) the Loans are accelerated pursuant to Section 7.02, or (D) a Required Term Lender Remedy Notice Period shall have elapsed and the Required Term Lender Remedy Notice giving rise to such Required Term Lender Remedy Notice Period shall not have been withdrawn and the Event of Default or other fact or condition that entitled the Required Term Lenders to send such Required Term Lender Remedy Notice shall be continuing, such funds shall be applied ratably (based upon the Administrative Agent’s and each Lender’s interest in the aggregate outstanding Secured Obligations described in each of categories first through fourteenth described below) first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Revolving Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Revolving Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Revolving Loans (other than the Protective Advances) and unreimbursed LC Disbursements ratably (and, if any of the following shall have occurred: (x) the Loans shall have been accelerated; (y) the Administrative Agent shall have exercised any remedies pursuant to Section 7.02 available under the Financing Documents or applicable law (it being understood that changes to reserves, borrowing base advance rates or eligibility criteria, or increases in interest rates following an Event of Default, shall not be deemed to constitute the exercise of remedies for purposes of this Section 2.16(b)); or (z) a Required Term Lender Remedy Notice Period shall have elapsed and the Required Term Lender Remedy Notice giving rise to such Required Term Lender Remedy Notice Period shall not have been withdrawn and the Event of Default that entitled the Required Term Lenders to send such Required Term Lender Remedy Notice shall be continuing; then, the Revolving Commitments shall be permanently reduced by the amount of any prepayment of the Revolving Loans pursuant to this clause sixth), seventh, to pay an amount to the Administrative Agent equal to 105% of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, but only to the extent required to be cash collateralized at such time pursuant to Section 2.04(j) or Section 2.18(c), eighth, to pay amounts owing with respect to Secured Obligations consisting of Noticed Banking Services Obligations in an aggregate amount not to exceed $500,000 (based on the amounts then certified by the Revolving Lender or Affiliate thereof providing the applicable Noticed Banking Services to the Administrative Agent to be due and payable to such Revolving Lender or Affiliate with respect thereto), ninth, to pay any fees (including prepayment fees) or expense reimbursements then due to the Term Lenders from the Borrowers, tenth, to pay interest then due and payable on the Term Loans ratably, eleventh, to prepay principal on the Term Loans ratably, twelfth, to pay amounts owing with respect to Secured Obligations consisting of Noticed Banking Services in excess of $500,000 and in respect of Noticed Swap Obligations (based on the amounts then certified by the Revolving Lender or Affiliate thereof providing the applicable Noticed Banking Services or party to the applicable Swap Agreement to the Administrative Agent to be due and payable to such Revolving Lender or Affiliate with respect thereto), thirteenth, to pay amounts owing with respect to Secured Obligations consisting of Banking Services Obligations (other than Noticed Banking Services Obligations) and Swap Obligations (other than Noticed Swap Obligations) (based on the amounts then certified by the Revolving Lender or Affiliate thereof providing the applicable Banking Services or party to the applicable Swap Agreement to the Administrative Agent to be due and payable to such Lender or Affiliate with respect thereto), fourteenth, to pay any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers, and fifteenth, any excess to be returned to the Borrowers.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless an Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.14. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Financing Documents, may be paid from the proceeds of Borrowings made hereunder as such payments become due hereunder whether made following a request by the Borrowers pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent (other than an escrow account or other account for segregated funds).  Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Financing Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent (other than an escrow account or other account for segregated funds) for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Financing Documents.

(d) If any Revolving Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Revolving Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Revolving Lender, then the Revolving Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Revolving Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Revolving Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Revolving Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in LC Disbursements to any assignee or participant, other than to the Credit Parties or any of their Affiliates (as to which the provisions of this paragraph shall apply).  If any Term Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Term Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Term Lender, then the Term Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Term Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Term Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Term Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Credit Parties or any of their Affiliates (as to which the provisions of this paragraph shall apply).  The Borrowers consent to the foregoing and agree, to the extent the Borrowers may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.  Notwithstanding anything to the contrary set forth herein, if, at any time any Term Lender shall receive any proceeds of Collateral or payment from the Borrowers that, in accordance with the terms of this Agreement, should have been remitted to the Administrative Agent or the Revolving Lenders to be applied against the Revolving Loans, Swingline Loans or Protective Advances, or against any interest or fees owing with respect to the Revolving Loans, Swingline Loans or Protective Advances, such Term Lender shall promptly notify the Administrative Agent and deliver to the Administrative Agent such proceeds or payment for distribution to the Revolving Lenders.  Notwithstanding anything to the contrary set forth herein, if, at any time any Revolving Lender shall receive any proceeds of Collateral or payment from the Borrowers that, in accordance with the terms of this Agreement, should have been remitted to the Administrative Agent or the Term Lenders to be applied against the outstanding Term Loans or against any interest or fees owing with respect to the outstanding Term Loans, such Revolving Lender shall promptly notify the Administrative Agent and deliver to the Administrative Agent such proceeds or payment for distribution to the Term Lenders.

(e) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b) or 2.16(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid; application of any such amounts shall be made in such order as may be determined by the Administrative Agent in its discretion.  Until such Lender’s unsatisfied obligations are fully paid, such Lender shall be excluded from any determination of Required Lenders, Required Revolving Lenders, or Required Term Lenders, as applicable, under this Agreement.

SECTION 2.17 Mitigation Obligations; Replacement of Lenders

(a) If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender becomes a Defaulting Lender, or if any Lender fails to approve an amendment or waiver to this Agreement requiring its consent, which amendment or waiver is approved by the Required Lenders, the Required Revolving Lenders, or the Required Term Lenders, as applicable, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers, shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, its participations in LC Disbursements and Swingline Loans (if applicable), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) , (iii) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, such assignment shall also be in accordance with Section 9.02(c), and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.18 Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

           (a)           fees shall cease to accrue on the unused portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.10(a);

           (b)           (i) the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders, or the Required Revolving Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), and (ii) the Term Loans held by such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders, or the Required Term Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; provided, further, that in no event shall the commitment of a Defaulting Lender be increased or extended beyond the Maturity Date without the consent of such Defaulting Lender;

           (c)           if at the time a Revolving Lender becomes a Defaulting Lender, such Revolving Lender has any Swingline Exposure or LC Exposure, then:

           (i)           all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Applicable Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Revolving Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Revolving Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

           (ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent, without prejudice to any rights or remedies of the Borrowers against such Defaulting Lender, (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(j) for so long as such LC Exposure is outstanding;

           (iii)           if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.18(c)(ii), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

           (iv)           if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.18(c), then the fees payable to the Revolving Lenders pursuant to Section 2.10(a) and Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Revolving Percentages; or

           (v)           if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.18(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

           (d)           The Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Revolving Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.18(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.18(c)(i) (and Defaulting Lenders shall not participate therein); and

           (e)           in the event and on the date that each of the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the other Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Revolving Percentage.

SECTION 2.19 Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason (other than under circumstances which constitute gross negligence or willful misconduct on the part of the Administrative Agent or such Lender as determined by a court of competent jurisdiction) compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender.  The provisions of this Section 2.19 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.19 shall survive the termination of this Agreement.

ARTICLE III.

Representations and Warranties

The Borrowers represent and warrant to the Lenders and the Administrative Agent that:

SECTION 3.01 Existence and Power.  Each Credit Party is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary powers required to carry on its business as now conducted and, except where the failure to do so would not be reasonably expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority (except as contemplated by the Security Agreement) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its charter or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon each (except for any such breach or default which would not reasonably be expected to have a Material Adverse Effect) or result in the creation or imposition of any Lien on any asset of the Credit Parties or any of their Restricted Subsidiaries (except the Liens in favor of the Administrative Agent under the Security Agreement).

SECTION 3.03 Binding Effect.  This Agreement and the other Financing Documents to which each Credit Party is a party constitute valid and binding agreements of such Credit Party, in each case enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

SECTION 3.04 Financial Information.

(a) The Borrowers have heretofore furnished to the Administrative Agent (i) consolidated financial statements of Holdings and its Subsidiaries for the fiscal years ended December 31, 2007, December 31, 2008, and December 31, 2009 audited by PriceWaterhouseCoopers LLP, independent public accountants, and (ii) management prepared consolidated financial statements of Holdings and its Subsidiaries for the fiscal quarter ended June 30, 2010.  Such financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP consistently applied (except, in the case of quarterly financial statements, for the presentation of footnotes and for applicable normal year-end audit adjustments).

(b) The Borrowers have heretofore furnished to the Administrative Agent for the 2010, 2011 and 2012 fiscal years, projected consolidated income statements, balance sheets and cash flows of Holdings and its Subsidiaries, all in form and substance reasonably satisfactory to the Lenders who requested and were granted access to such projections, in their good faith judgment, all such projections disclosing all assumptions made by Holdings and its Subsidiaries in formulating such projections and giving effect to the Transactions.  The projections have been prepared on the basis of the assumptions stated therein, and reflect as of the date prepared the good faith estimate of Holdings and its Subsidiaries of the results of operations and other information projected therein, provided that no representation is made that the assumptions will prove to be correct or that such projections will be realized, it being understood that projections are subject to significant uncertainties.

(c) Since December 31, 2009, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05 Litigation.  There is no action, suit or proceeding pending against, or to the knowledge of the Borrowers threatened against or affecting, Holdings or any of its Subsidiaries before any arbitrator or any Governmental Authority, that (a) except for the Disclosed Matters, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (b) which would in any material respect draw into question the enforceability against the Credit Parties of any of the Financing Documents, taken as a whole.

SECTION 3.06 Compliance with ERISA.  Each of Holdings and its Subsidiaries and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, and has not incurred any liability under Title IV of ERISA (i) to the PBGC other than a liability to the PBGC for premiums under Section 4007 of ERISA or (ii) in respect of a Multiemployer Plan which has not been discharged in full when due.

SECTION 3.07 Taxes.  Each of Holdings and its Subsidiaries has filed all applicable United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes stated to be due in such returns or pursuant to any assessment received by it, except for (a) taxes the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and (b) such returns or taxes which, if not filed or paid, would not constitute a Material Adverse Effect.  The charges, accruals and reserves on the books of Holdings and its Subsidiaries in respect of taxes or other similar governmental charges, additions to taxes and any penalties and interest thereon are, in the opinion of the Borrowers, adequate.

SECTION 3.08 Environmental Compliance.  Except as described in the Disclosed Matters:  (a) Holdings and its Subsidiaries have obtained and are in compliance with all permits, certificates, approvals, licenses and other authorizations (“Permits”) which are required under Environmental Laws and necessary for their operations, except for such failures to obtain or comply with such Permits as would not have a Material Adverse Effect; (b) no notice, citation, summons, complaint, or enforcement action has been issued, and, to the best knowledge of Borrowers, no investigation is pending, concerning any alleged failure of Holdings or any Subsidiary to have a required Permit, any alleged violation of Environmental Law or a Permit by Holdings or any Subsidiary, or any use, generation, treatment, storage, disposal or release of a Hazardous Material by Holdings or any Subsidiary or Predecessor, except for such event or events as would not individually or in the aggregate have a Material Adverse Effect; (c) to the best knowledge of Borrowers, neither Holdings nor any of its Subsidiaries nor its Predecessor has used, generated, transported, stored, disposed, discharged, released or threatened to release any Hazardous Materials on, from or under the Real Property which would result in a violation of or liability under Environmental Law, except for such violations or liabilities as would not, individually or in the aggregate, constitute a Material Adverse Effect or be materially adverse to the interests of the Lenders; (d) to the best knowledge of Borrowers, no condition exists on the Real Property that violates or creates liability under the Environmental Laws which would individually or in the aggregate, constitute a Material Adverse Effect; and (e) there are no Liens under Environmental Laws on the interests of any Credit Party in any Real Property, and no governmental actions have been taken, or to Borrowers’ knowledge are pending, which could subject such property to such Liens.  Notwithstanding anything to the contrary herein, no representation or warranty is made by the Borrowers under this Section 3.08 as to any environmental conditions or activities of Predecessor, or any violation or liability resulting therefrom, to the extent that the United States Government has assumed responsibility for such condition, activity, violation or liability.

SECTION 3.09 Properties.

(a) As of the Effective Date, each of Holdings and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property reflected on the balance sheet described in Section 3.04(a) (other than assets which are the subject of a Capital Lease Obligation), except for (i) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) uranium inventory and other property owned by Customers of the Credit Parties and other third parties for which a corresponding liability in favor of such Customers or third parties is reflected in such balance sheet.

(b) Except to the extent set forth on Schedule 3.09(b), each of Holdings and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 Compliance with Laws and Agreements.  Each of Holdings and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (except for Environmental Laws which are the subject of Section 3.08), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Each of Holdings and its Restricted Subsidiaries is in compliance with all indentures, agreements and other instruments binding upon it or its property, and has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Investment Company Status.  Neither Holdings nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.12 Full Disclosure.  All written information (including electronic communications) furnished at or prior to the Effective Date by the Borrowers to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any of the Transactions (including information deemed delivered if otherwise in Holdings’ filings with the Securities and Exchange Commission and available on its website) is, taken as whole and in light of the circumstances under which such information is furnished, true and accurate in all material respects on the date as of which such information is furnished, and true and accurate in all material respects on the date as of which such information is stated or certified.  It is understood that the foregoing is limited to the extent that (i) projections have been made in good faith by the management of Holdings and its Restricted Subsidiaries and in the view of management of Holdings and its Restricted Subsidiaries are based upon assumptions believed to be reasonable in light of all information known to management as of the date prepared, and (ii) no representation or warranty is made as to whether the projected results will be realized, it being understood that projections are subject to significant uncertainties.

SECTION 3.13 Security Interest.  The Security Agreement creates and grants to the Administrative Agent, for its own benefit and for the benefit of the Lenders, legal, valid and perfected first priority (except as permitted pursuant to Section 6.02 hereof) Liens in the Collateral identified therein.  Such Collateral is not subject to any other Liens whatsoever, except Liens permitted by Section 6.02 hereof.

SECTION 3.14 Solvency.

(a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Credit Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Credit Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Credit Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Credit Parties, taken as a whole, will not have unreasonably small capital with which to conduct their business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b) Neither Borrower intends to, or believes that it or any other Credit Party will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any other Credit Party and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any other Credit Party.

(c) Neither Borrower believes that final judgments against Holdings or any Restricted Subsidiary in actions for money damages presently pending will be rendered at a time when, or in an amount such that, they will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered).  The cash flow of Holdings and its consolidated Restricted Subsidiaries, after taking into account all other anticipated uses of the cash of Holdings and its consolidated Restricted Subsidiaries (including the payments on or in respect of debt referred to in paragraph (b) of this Section), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

SECTION 3.15 Employee Matters.  There are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of the Borrowers, threatened between any Credit Party and its employees, other than employee grievances arising in the ordinary course of business, none of which would have, either individually or in the aggregate, a Material Adverse Effect.  The hours worked by and payments made to employees of the Credit Parties have not been in violation of the Fair Labor Standards Act, or any other applicable Federal, state, local or foreign law dealing with such matters, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All material payments due from any Credit Party, or for which any claim may be made against any Credit Party, on account of wages, vacation pay and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Credit Party.

SECTION 3.16 Use of Proceeds.  The proceeds of the Loans made and Letters of Credit issued under this Agreement shall be used by the Borrowers for working capital needs, and for general corporate purposes in the ordinary course of business, of the Credit Parties and their Subsidiaries (including Permitted Acquisitions and capital expenditures and ACP Expenditures permitted hereunder), and to refinance certain existing Indebtedness, including, without limitation, under the Existing Credit Agreement.

SECTION 3.17 Subsidiaries.  Schedule 3.17 sets forth, as of the Effective Date, all Subsidiaries.  The authorized, issued and outstanding Equity Interests in each Subsidiary consists, on the date hereof, of the Equity Interests described on Schedule 3.17.

SECTION 3.18 Insurance.  Schedule 3.18 sets forth a description of all insurance maintained by or on behalf of the Credit Parties and their Restricted Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums due and payable prior to the Effective Date in respect of such insurance have been paid.  The Borrowers believe that the insurance maintained by or on behalf of the Credit Parties and their Restricted Subsidiaries is adequate.

SECTION 3.19 Foreign Assets Control Regulations, etc..  Neither the making of the Loans to, or issuance of Letters of Credit on behalf of, the Borrowers nor the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither the Borrowers nor any of their Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed.  Reg.  49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person.  The Borrowers and their Subsidiaries and Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, as amended.  No Credit Party is engaged in or has engaged in any course of conduct that would reasonably be expected to subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law or other similar laws.  None of the Credit Parties or any of their respective Subsidiaries is named on the list of Specially Designated Nationals and Blocked Persons maintained by the United States Department of Treasury Office of Foreign Assets Control.

SECTION 3.20 Material Agreements.  All material agreements and contracts to which any Credit Party is a party or is bound as of the date of this Agreement are disclosed in Holdings’ filings with the Securities and Exchange Commission.

ARTICLE IV.

Conditions

SECTION 4.01 Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic or telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) O’Melveny & Myers LLP, counsel for the Credit Parties, substantially in the form of Exhibit B, and covering such matters relating to the Credit Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request, (ii) Peter B. Saba, in-house counsel to the Credit Parties, covering such matters as may be reasonably requested by the Administrative Agent and (iii) Morgan Lewis & Bockius LLP, special nuclear regulatory counsel to the Credit Parties with respect to applicable nuclear laws and such other matters as may be reasonably requested by the Administrative Agent.  The Borrowers hereby request such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate of the Borrowers, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of Enrichment, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent, the Term Facility Bookrunner and the Term Lenders shall have received all fees and other amounts due and payable, on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(f) The Administrative Agent (or its counsel) shall have received the other Financing Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and shall have determined that all conditions set forth therein have been satisfied.

(g) With respect to any Liens not permitted pursuant to Section 6.02 hereof, the Administrative Agent shall have received termination statements in form and substance satisfactory to it.

(h) Each document (including each Uniform Commercial Code financing statement) required by law or requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for its own benefit and for the benefit of the Lenders a first priority perfected Lien in the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, or arrangements reasonably satisfactory to the Administrative Agent for the filing, registering or recording thereof shall have been made.

(i) The Administrative Agent shall have received the results of a search of tax and other Liens, and judgments and of the Uniform Commercial Code filings made with respect to the Credit Parties in the jurisdictions in which each Credit Party is organized and such other jurisdictions as the Administrative Agent may require.

(j) The Administrative Agent shall have received and determined to be in form and substance reasonably satisfactory to it:

(i) the most recent (dated within forty-five (45) days of the Effective Date) aging of accounts receivable of the Credit Parties;

(ii) an opening Borrowing Base Certificate that calculates the Borrowing Base as of a date no more than forty-five (45) days prior to the Effective Date and that evidences not less than $125,000,000 of Availability on the Effective Date after giving effect to the transactions occurring on that date and initial copies of the other reports required to be delivered under Section 5.01(g);

(iii) a copy of the most recent field examination of Holdings’ and its Restricted Subsidiaries’ books and records, to the extent not previously provided to the Administrative Agent pursuant to the Existing Credit Agreement;

(iv) evidence of the compliance by the Borrowers with Section 5.02(b) hereof, to the extent not previously provided to the Administrative Agent pursuant to the Existing Credit Agreement;

(v) the financial statements described in Section 3.04 hereof;

(vi) the 2009 Appraisal, to the extent not previously provided to the Administrative Agent pursuant to the Existing Credit Agreement;

(vii) all stock certificates evidencing the Equity Interests of each Material Subsidiary (other than Enrichment) pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank undated stock powers attached thereto, to the extent not previously provided to the Administrative Agent pursuant to the Existing Credit Agreement;

(viii) a survey of the Customer contracts representing at least 80% of projected revenue (based on existing contracts) for fiscal years 2010 through 2012 prepared as of a date not more than 270 days prior to the Effective Date and comparison of significant provisions with those contained in the model customer contract;

(ix) a copy of the surety bond and/or standby trust agreement in favor of the NRC with respect to the ultimate disposal of waste and disposition of depleted uranium, decontamination and decommissioning of the gaseous diffusion plants that are the Credit Parties’ responsibility, to the extent not previously provided to the Administrative Agent pursuant to the Existing Credit Agreement; and

(x) a certificate dated the Effective Date and signed by a duly authorized officer of the Borrowers, confirming that the employees set forth in the Facility Letter delivered to the Administrative Agent in connection with the Existing Credit Agreement continue to hold such offices and positions as set forth therein and have authority to handle the operation of the credit facility.

(k) The Administrative Agent shall have received such other documents, and completed such other reviews, including all material agreements and contracts, including, without limitation, all agreements with the DOE, Fabricators, the Tennessee Valley Authority and the Russian government, litigation and taxes, as the Administrative Agent or its counsel shall reasonably deem necessary; provided that Holdings and its Subsidiaries shall not be obligated to provide any information that is “classified” for reasons of national security or foreign policy, or otherwise restricted from disclosure under applicable laws or agreements.

(l) The Administrative Agent shall be satisfied with the management information systems and cash management systems of Holdings and its Restricted Subsidiaries.

(m) The Administrative Agent shall have received in form and substance reasonably satisfactory to it policies of insurance covering the credit risk with respect to foreign Receivables assigned to the Administrative Agent, to the extent not previously provided to the Administrative Agent pursuant to the Existing Credit Agreement.

(n) The Administrative Agent shall have received a customer list prepared as of a date not more than 180 days prior to the Effective Date that includes addresses which the Administrative Agent agrees shall only be used in the manner and at the times permitted by the Security Agreement.

(o) The Administrative Agent shall be satisfied that the Credit Parties have designated, in a manner reasonably satisfactory to the Administrative Agent, that the Credit Parties’ inventory is subject to the Liens of the Administrative Agent for the benefit of the Secured Parties.

(p) To the extent not previously provided to the Administrative Agent pursuant to the Existing Credit Agreement, the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a processor agreement from each of the Fabricators or a good faith undertaking from the Credit Parties in form and substance reasonably satisfactory to the Administrative Agent that the Credit Parties will utilize good faith commercially reasonable efforts to obtain any such processor agreements, not obtained on or prior to the Effective Date as promptly as possible after the Effective Date.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 4:00 p.m., Chicago time, on October 15, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02 Each Credit Event.  The obligation of any Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction on such date of the following conditions:

(a) The representations and warranties of the Credit Parties set forth in this Agreement and in the other Financing Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that any such representations and warranties that by their express terms are made as of a specific date shall be true and correct as of such specific date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and the Borrowers shall otherwise be in compliance with the provisions of Section 2.01, 2.04(b) or 2.05(c), as applicable.

(c) After giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, Availability is not less than the Minimum Availability Amount.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V.

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements have been reimbursed, the Borrowers covenant and agree with the Administrative Agent and Lenders that:

SECTION 5.01 Information.  The Borrowers will furnish to the Administrative Agent and each of the Lenders, subject to confidentiality requirements and it being understood that (x) neither the Borrowers nor any Subsidiary shall be obligated to provide any information that is “classified” for reasons of national security or foreign policy, or otherwise restricted from disclosure under applicable laws or agreements and (y) the following information may be transmitted to the Administrative Agent and the Lenders by electronic mail:

(a) within the earlier of (i) ninety (90) days after the end of each fiscal year or (ii) two (2) Business Days after the date Holdings is required to file its Annual Report on Form 10K with the Securities and Exchange Commission after the end of each fiscal year, (A) a consolidated balance sheet and consolidated income statement showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal year and the results of their operations during such year, and (B) a consolidated statement of shareholders’ equity and a consolidated statement of cash flow, as of the close of such fiscal year, comparing such financial position and results of operations to such financial condition and results of operations for the comparable period during the immediately preceding fiscal year, all the foregoing financial statements to be audited by PriceWaterhouseCoopers LLP or other independent public accountants reasonably acceptable to the Administrative Agent (which report shall not contain any going concern or similar qualification or exception as to scope), and together with management’s discussion and analysis presented to the management of Holdings and its Subsidiaries;

(b) within the earlier of (i) forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings or (ii) two (2) Business Days after the date Holdings is required to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings, unaudited consolidated balance sheets of Holdings and its Subsidiaries as of the end of such fiscal quarter, together with the related consolidated statements of income for such fiscal quarter and for the portion of Holdings’ fiscal year ended at the end of such fiscal quarter and the related consolidated statements of cash flows and consolidated changes in shareholders’ equity for the portion of Holdings’ fiscal year ended at the end of such fiscal quarter and in comparative form the corresponding financial information as at the end of, and for, the corresponding fiscal quarter of Holdings’ prior fiscal year and the portion of Holdings’ prior fiscal year ended at the end of such corresponding fiscal quarter, in each case certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial position and results of operations and cash flow of Holdings and its Subsidiaries in accordance with GAAP consistently applied (except the absence of footnote disclosure and subject to year-end adjustments), in each case subject to normal year-end audit adjustments, and, solely for the last month of each fiscal quarter for such quarter then ending, management’s discussion and analysis presented to the management of Holdings and its Subsidiaries;

(c) if, at any time, Availability shall fall below an amount equal to $60,000,000, then, during the period from the date that Availability fell below such amount and continuing until the ninetieth (90th) consecutive day on which Availability exceeds $60,000,000, within thirty (30) days after the end of each calendar month, unaudited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such month, together with the related unaudited consolidated statements of income for such month and the portion of Holdings’ fiscal year ended at the end of such month and the related consolidated statements of cash flows and consolidated changes in shareholders’ equity for the portion of Holdings’ fiscal year ended at the end of such month and, in comparative form, the corresponding financial information as at the end of, and for, the corresponding month of Holdings’ prior fiscal year and the portion of Holdings’ prior fiscal year ended at the end of such corresponding month, in each case certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial position and results of operations and cash flows of Holdings and its Subsidiaries as at the date of, and for the periods covered by, such financial statements, in accordance with GAAP consistently applied (except for the absence of footnotes and subject to year-end adjustments), in each case subject to normal year-end audit adjustments;

(d) concurrently with any delivery under (a)(i), (b)(i) or (c) and within three (3) Business Days after any delivery under (a)(ii) or (b)(ii), (i) a certificate of the firm or Person referred to therein, (A) which certificate, in the case of the certificate of a Financial Officer of Holdings, shall be substantially in the form of Exhibit 5.01(d) hereto (a “Compliance Certificate”) and shall (x) certify that, to the best of his or her knowledge, no Default has occurred (including calculations demonstrating compliance, as of the dates of the financial statements being furnished, with the covenants set forth in Sections 6.09 and 6.11 and, to the extent applicable, Section 6.10 hereof) and, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (y) set forth a computation of the Fixed Charge Coverage Ratio as of the end of each fiscal quarter (or each month, in the case of any Compliance Certificate delivered at a time when the Borrowers are required to deliver monthly financial statements under Section 5.01(c)) for the period of four fiscal quarters most recently ended (or the period of twelve (12) consecutive months most recently ended, in the case of any Compliance Certificate delivered at a time when the Borrowers are required to deliver monthly financial statements under Section 5.01(c)); and (B) which certificate, in the case of the certificate furnished by the independent public accountants referred in paragraph (a) above, may be limited to accounting matters and disclaim responsibility for legal interpretations, but shall in any event, to the extent available consistent with industry practice and professional standards, state that to the best of such accountants’ knowledge, as of the dates of the financial statements being furnished no Default has occurred under any of the covenants set forth in Sections 6.09 and 6.11 and, to the extent applicable, Section 6.10 hereof and, if such a Default has occurred, specifying the nature and extent thereof; provided, however, that any certificate delivered concurrently with (a) above shall be accompanied by a supplemental certificate confirming the accuracy of the accountants’ certificate (and shall in any event include calculations demonstrating compliance with the covenants set forth in Sections 6.09 and 6.11 and, to the extent applicable, Section 6.10 hereof) and signed by a Financial Officer of Holdings, (ii) a report showing monthly production levels at the Paducah Gaseous Diffusion Plant on a trailing twelve (12) month basis until such time as production level tests under the DOE Agreement are no longer applicable and (iii) if Holdings has received any Net Proceeds from any issuance of Equity Interests after the Effective Date but on or prior to the delivery under clause (a), (b) or (c) (as applicable), a certificate of a Financial Officer of Holdings, in form reasonably satisfactory to the Administrative Agent, calculating in reasonable detail the ACP Net Equity Financing Proceeds and Cumulative Loss Amount as of the end of the fiscal quarter (or, in the case of any such certificate delivered together with the financial statements provided pursuant to clause (c), as of the end of the month) then most recently ended;

(e) promptly after the same become publicly available, copies of such registration statements, annual, periodic and other reports, and such proxy statements and other information, if any, as shall be filed by Holdings or any of its Restricted Subsidiaries with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, or the Exchange Act, if any;

(f) within sixty (60) days after the beginning of each fiscal year, a summary of business plans and financial operation projections (including with respect to Capital Expenditures) for Holdings and its Restricted Subsidiaries for such fiscal year (including quarterly balance sheets, statements of income and of cash flow) prepared by management and in form, substance and detail (including principal assumptions provided separately in writing) reasonably satisfactory to the Administrative Agent;

(g) within fifteen (15) Business Days after the end of each calendar month (or, if, at any time, Availability shall fall below an amount equal to $60,000,000, then, during the period from the date that Availability fell below such amount and continuing until the ninetieth (90th) consecutive day on which Availability exceeds $60,000,000, with such greater frequency as the Administrative Agent shall request, in its Permitted Discretion), (i) a certificate substantially in the form of Exhibit 5.01(g) hereto (a “Borrowing Base Certificate”) executed by a Financial Officer of the Borrowers demonstrating compliance as at the end of each month (or as of the end of such more frequent period, as applicable) with the Availability requirements, which shall include a Borrowing Base calculation, inventory designation, an inventory reconciliation delineating Credit Party owned inventory versus Customer owned inventory (to the extent included in the determination of the Borrowing Base or any reserves with respect thereto), and (ii) an aging schedule of Receivables and a report showing debit and credit adjustments to Receivables, a reconciliation of Receivables aging to the general ledger, accounts payable listing and reconciliation of accounts payable listing to the general ledger, a detailed list of customer liabilities and deferred revenue accounts, a detailed inventory report, detailed credit insurance coverage by Customer and binding order backlog information, in each case in form and detail satisfactory to the Administrative Agent in its Permitted Discretion; provided that in the event that such Borrowing Base Certificates and reports described in clauses (i) and (ii) above are required more frequently than monthly, inventory data will not be required to be reported more frequently than monthly;

(h) from and after the earlier to occur of (i) any transfer of any material assets by the Borrowers to the ACP Companies and the commencement of commercial operations by the American Centrifuge Project and (ii) the delivery of such financial statements to any lender(s) to one or more of the ACP Companies, (A) within the earlier of (x) ninety (90) days after the end of each fiscal year and (ii) two (2) Business Days after the date Holdings is required to file its Annual Report on Form 10K with the Securities and Exchange Commission, consolidating balance sheets and statements of operations, stockholders’ equity and cash flows as of the end of and for such year for Holdings and its Subsidiaries (including without limitation, the ACP Companies), setting forth in each case in comparative form the figures for the previous fiscal year, all certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries (including without limitation, the ACP Companies) in accordance with GAAP, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (B) within the earlier of (x) forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings and (y) two (2) Business Days after the date Holdings is required to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission with respect to each of the first three fiscal quarters of each fiscal year of Holdings, consolidating balance sheets and statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year for Holdings and its Subsidiaries (including without limitation, the ACP Companies), setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries (including without limitation, the ACP Companies) in accordance with GAAP, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(i) as soon as practicable, copies of Form 327 to be submitted to the NRC containing inventory reporting as at September 30 of each year and copies of Form 742 and Form A200 relating to the Credit Parties’ annual inventory reconciliation with the “Nuclear Materials Management Safeguard System” (in each case, only to the extent such inventory is included in the determination of the Borrowing Base or any reserves with respect thereto) and copies of all material financial, inventory and operational compliance reports, forms, filings, loan documents and financial information (including information relating to DOE Lease Turnover Obligations, tails disposition and any other indemnity obligations) submitted to governmental agencies (including the DOE and the NRC) (excluding documents generated in the ordinary course), subject, in each case, to any confidentiality requirements, material financial reports distributed to its equity holders and all reports submitted to the issuer of the Credit Parties’ foreign credit Receivables policy;

(j) promptly upon becoming aware thereof, notice to the Administrative Agent of the execution of or termination of a material contract of any Borrower or any Restricted Subsidiary with a Customer, the DOE, the NRC or the Tennessee Valley Authority or the failure to fulfill an order under such a material contract with a Customer;

(k) within thirty (30) days after the beginning of each fiscal year and more frequently as may be requested by the Administrative Agent, a report showing the Customer base and Customer corporate credit ratings (for all Customers that have corporate credit ratings);

(l) as soon as possible and in any event within ten (10) days of the filing thereof, copies of all tax returns filed by any Credit Party with the U.S. Internal Revenue Service;

(m) periodic updates, but no less frequently than once each fiscal year, of estimated DOE Lease Turnover Obligations;

(n) to the extent that the results of the Specified Entity are consolidated with those of Holdings in the financial statements delivered pursuant to Sections 5.01(a), (b) or (c), within the earlier of (i) five (5) Business Days after the same are filed with the applicable regulatory authorities and (ii) two (2) Business Days after receipt by the Borrowers, financial statements of the Specified Entity; and

(o) such other information as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02 Maintenance of Property; Insurance.

(a) The Borrowers will keep, and will cause each Restricted Subsidiary to keep, all material properties used or useful in its business as then conducted in good working order and condition, ordinary wear and tear and loss or damage from casualty excepted.

(b) The Borrowers will maintain, and will maintain on behalf of each Restricted Subsidiary, to the extent commercially available, (i) physical damage insurance on substantially all its real and personal property in the United States (including all Collateral and books and records relating to any proceeds of Collateral other than Accounts, Deposit Accounts, Equity Interests, Instruments, Copyright Collateral, Patent Collateral and Trademark Collateral (Equity Interests, Copyright Collateral, Instruments, Patent Collateral and Trademark Collateral being defined in the Security Agreement)) on an “All Risks” form subject to normal exclusions (including the perils of flood and quake) on a repair and replacement cost basis for all such property in an amount not less than $700,000,000 (subject to a deductible amount or retention not to exceed $55,000,000, and consequential loss coverage for extra expense), (ii) public liability insurance in an amount not less than $100,000,000, excluding risks covered by an agreement of indemnification between Enrichment and the Department of Energy or other government agency; and risks of public liability arising from nuclear incidents occurring outside the United States, and (iii) such other insurance coverage in such amounts and with respect to such risks relating to the Credit Parties’ Collateral as the Required Lenders may reasonably request.  All such insurance, except for the share of Credit Parties’ property insurance underwritten by the European Mutual Association for Nuclear Insurance, which shall not exceed $225,000,000, shall be provided by insurers having an A.M. Best policyholders rating of not less than A- as of the Effective Date.  Prior to the Effective Date, the Borrowers will cause the Administrative Agent to be named as an insured party or loss payee, on behalf of the Administrative Agent and Lenders, on each insurance policy covering risks relating to any of the Collateral and books and records relating to any proceeds of Collateral and as an additional insured on all other insurance referenced in the first sentence of this Section 5.02(b).  Each such insurance policy in effect during the term of this Agreement shall include effective waivers by the insurer of all claims for insurance premiums against the Administrative Agent or any other Person entitled to the benefits of the Security Agreement, provide that all insurance proceeds in excess of deductible amounts or retentions which are payable in respect of losses relating to Collateral and books and records shall be adjusted with and payable to the Administrative Agent (except so long as no Default has occurred and is continuing any loss which is less than $1,000,000 may be adjusted with and payable to the Credit Parties), and provide that no cancellation or termination thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof.  The Administrative Agent will consult with the Borrowers before agreeing to any adjustment of insurance proceeds covered by the preceding sentence.  Net Proceeds of insurance received by any Borrower or any Restricted Subsidiary if not (i) applied to acquire other assets or property within the timelines provided in Section 2.09(b)(ii) hereof, (ii) applied to prepay the Term Loans as permitted by Section 2.09(e), or (iii) in the case of business interruption insurance promptly applied to the operation of Credit Parties’ business, shall be applied to prepay Revolving Loans in accordance with Section 2.09(b)(ii) hereof.  During the occurrence and continuance of an Event of Default, the Net Proceeds of insurance received by any Borrower or any Restricted Subsidiary shall be maintained in a cash collateral account with the Administrative Agent and may be, upon notice to the Borrowers, setoff and applied to prepay outstanding principal and interest on the Loans.  In addition to insurance for physical damage and public liability, the Borrowers shall continue to maintain, and shall continue to maintain on behalf of each Restricted Subsidiary, the foreign credit Receivable insurance in effect on the Effective Date covering the Customers and countries then in effect with the deductibles, coverage limits and insuring percentages then in effect, with such changes as may be approved by the Administrative Agent in its Permitted Discretion.  The Borrowers will deliver, and will deliver on behalf of each Restricted Subsidiary, to the Administrative Agent (A) on the Effective Date and within ninety-five (95) days after the end of each fiscal year of Holdings, a certificate dated such date showing the total amount of insurance coverage as of such date, (B) from time to time true and complete copies of such insurance policies of the Credit Parties (or, if the Credit Parties do not have such insurance policies in their possession, evidence thereof) relating to such insurance coverage as the Required Lenders through the Administrative Agent may request, (C) within fifteen (15) days of receipt of notice from any insurer, a copy of any notice of cancellation or material adverse change in coverage from that existing on the date of this Agreement and (D) within fifteen (15) days of any cancellation or nonrenewal of coverage by the Credit Parties, notice of such cancellation or nonrenewal.

(c) The Borrowers shall cause all DOE Collateral consisting of natural uranium feed material or other uranium inventory transferred by the DOE to be maintained in specifically designated cylinders and physically separated from Eligible Inventory, and shall maintain separate written or electronic records identifying all Receivables constituting DOE Collateral.

SECTION 5.03 Compliance with Laws.  The Borrowers will comply, and cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including ERISA and the rules and regulations thereunder, but excluding Environmental Laws which are the subject of Section 5.06) except where failure to comply would not have a Material Adverse Effect, or where the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

SECTION 5.04 Inspection of Property, Books and Records.  The Borrowers will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account reflecting their business and activities; and will permit, and will cause each Restricted Subsidiary to permit, upon reasonable notice, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, senior employees and independent public accountants, all during normal business hours and as often as may reasonably be desired (but not so as to materially interfere with the business of the Borrowers or any of their Restricted Subsidiaries); provided that the Borrowers may, at their option, have one or more employees or representatives present at any such inspection, examination or discussion; provided, further, that each of the foregoing shall be subject to compliance with applicable laws and the Borrowers and their Restricted Subsidiaries shall not be obligated to provide any information that is “classified” for reasons of national security or foreign policy, or otherwise restricted from disclosure under applicable laws or agreements.  At the Borrowers’ expense, the Administrative Agent (a) shall have the right to audit, up to two times each fiscal year (provided that (x) if a Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to conduct audits as often as the Administrative Agent may request in the exercise of its Permitted Discretion and (y) if Availability shall fall below an amount equal to $60,000,000, then, during the period from the date that Availability fell below such amount and continuing until the ninetieth (90th) consecutive day on which Availability exceeds $60,000,000, the Administrative Agent shall have the right to conduct audits as often as the Administrative Agent may request in the exercise of its Permitted Discretion), the existence and condition of the Collateral and to review compliance with the Financing Documents, (b) shall have the right to retain an inventory appraiser to appraise the inventory Collateral once each fiscal year (provided that, if a Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to retain appraisers to appraise the inventory Collateral as often as the Administrative Agent may request in the exercise of its Permitted Discretion) and (c) shall have the right to obtain independent reports regarding the uranium markets, including, spot market value information.  The Borrowers will enter into agreements (in form and substance satisfactory to the Administrative Agent in its Permitted Discretion) with the Administrative Agent and PriceWaterhouseCoopers LLP (or such other nationally recognized independent public accounting firm as may be selected by the Borrowers and which is reasonably satisfactory to the Administrative Agent in its Permitted Discretion) providing annual verifications of Customer account balances and inventory counts in a manner reasonably satisfactory to the Administrative Agent.

SECTION 5.05 Use of Proceeds.  The proceeds of the Loans made and Letters of Credit issued under this Agreement shall be used by the Borrowers for working capital needs and general corporate purposes in the ordinary course of business of the Credit Parties and their Subsidiaries (subject to the limitations set forth in Section 6.03 through 6.07), including without limitation, Permitted Acquisitions and capital expenditures and ACP Expenditures permitted hereunder), and to refinance certain existing Indebtedness, including, without limitation, under the Existing Credit Agreement.  None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

SECTION 5.06 Environmental Matters.  The Borrowers will keep and maintain, and will cause their Subsidiaries to keep and maintain, all Real Property and each portion thereof in compliance in all material respects with all applicable Environmental Laws and, except for the Disclosed Matters, promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material compliance enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing against the Borrowers or their Subsidiaries by a Governmental Authority pursuant to any applicable Environmental Laws; (b) any and all material claims made or threatened in writing by any Person against Borrowers relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials; (c) discovery by any senior officer (vice president or above) of a Borrower or any Subsidiary of any material occurrence or condition on any Real Property or real property adjoining or in the vicinity of such Real Property that would reasonably be expected to cause the interests of any Credit Party in such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property by any Credit Party or create material liability on the part of any Credit Party under any applicable Environmental Laws; (d) any proceeding for the suspension or termination of a Permit required under Environmental Laws for the operation of the business of the Credit Parties; or (e) any part of the interests of any Credit Party in any Real Property that is or will be subject to a lien imposed under Environmental Law.

SECTION 5.07 Taxes.  The Borrowers will, and will cause each of their Subsidiaries to, pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon the Borrowers and their Subsidiaries or upon their respective income or profits or in respect of their respective property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, would give rise to Liens upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to (i) any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable party, shall have set aside on its books adequate reserves with respect thereto, and such contest operates to suspend collection of the contested tax, assessment, charge, levy or claims and enforcement of a Lien or (ii) any tax, assessment, charge, levy or claims, the failure to pay and discharge when due which, individually or in the aggregate would not have a Material Adverse Effect.

SECTION 5.08 Security Interests.  The Borrowers will at all times take, or cause to be taken, and will cause their Restricted Subsidiaries to at all times take, or cause to be taken, all actions necessary to maintain the Liens in favor of the Administrative Agent under the Security Agreement as valid and perfected Liens, subject only to Liens permitted under Section 6.02, and supply all information to the Administrative Agent necessary for such maintenance.

SECTION 5.09 Existence, Conduct of Business.  The Borrowers will, and will cause each of their Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.10 Litigation and Other Notices.  The Borrowers will give the Administrative Agent and the Lenders prompt written notice of the following:

(a) (i) the issuance by any court or Governmental Authority of any injunction, order, decision or other restraint (A) prohibiting, or having the effect of prohibiting, the making of the Loans, or invalidating, or having the effect of invalidating, any provision of this Agreement or the other Financing Documents or (B) that would materially adversely affect the Lenders’ ability to enforce any payment obligations hereunder, or (ii) the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

(b) the filing or commencement of any action, suit or proceeding against the Borrowers or any of their Subsidiaries, whether at law or in equity or by or before any arbitrator or Governmental Authority, (i) which is brought by or on behalf of any Governmental Authority (excluding notices from or on behalf of a Governmental Authority regarding immaterial non-compliance by the Borrowers or any of their Subsidiaries resulting from routine inspections), or in which injunctive or other equitable relief is sought or which alleges criminal misconduct or (ii) as to which it is probable (within the meaning of Statement of Financial Accounting Standards No. 5) that there will be an adverse determination and which, if adversely determined, would (A) reasonably be expected to result in liability of the Borrowers or their Restricted Subsidiaries in an aggregate amount of $5,000,000 or more, not reimbursable by insurance, or (B) materially impair the ability of a Borrower or any Restricted Subsidiary to perform its material obligations under this Agreement, any Note or any other Financing Document to which it is a party;

(c) (i) any Default or (ii) any failure by the Borrowers or their Subsidiaries to comply with the provisions of the DOE Agreement, any other agreement with the DOE, the NRC, the Russian government, OAO Techsnabexport or the Tennessee Valley Authority (other than any agreement with the Tennessee Valley Authority entered into in the ordinary course of business relating to the supply, enrichment or processing of uranium products), or any other material contract or agreement which would reasonably be expected to result in a Material Adverse Effect, in each case, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(d) notices given or received (with copies thereof) with respect to any Material Indebtedness for borrowed money;

(e) notices given or received (with copies thereof) with respect to the foreign credit Receivable insurance maintained by the Credit Parties;

(f) the execution and delivery by any Credit Party of any Swap Agreement or any amendment thereto;

(g) the execution and delivery by any Credit Party of any material amendment, modification or supplemental agreement to the DOE Agreement or any other agreement with the DOE, the NRC, the Russian government, OAO Techsnabexport or the Tennessee Valley Authority (other than any agreement with the Tennessee Valley Authority entered into in the ordinary course of business and relating to the supply, enrichment or processing of uranium products);

(h) any loss, damage or destruction of any Collateral resulting from a Casualty Event having a value in excess of $10,000,000; and

(i) any development in the business or affairs of a Borrower or any Restricted Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Holdings setting forth in reasonable detail the nature of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.11 Additional Grantors and Guarantors; Further Assurances.

(a) The Borrowers will, and will cause all of their Material Subsidiaries to, promptly inform the Administrative Agent of the creation or acquisition of any Subsidiary (subject to the provisions of Section 6.04), to cause each Material Subsidiary not in existence on the date hereof to enter into a Guarantee in form and substance satisfactory to the Administrative Agent and to execute the Security Agreement, as applicable, as a grantor, to cause the direct parent of each such Material Subsidiary to pledge all of the Equity Interests of such Material Subsidiary pursuant to the Security Agreement, to cause each such Material Subsidiary to pledge its accounts receivable and all other assets pursuant to the Security Agreement, and, in connection with any of the foregoing, to provide such resolutions, certificates and opinions of counsel as shall be requested by the Administrative Agent in its Permitted Discretion; provided that the Credit Parties shall not be required (i) to pledge more than 65% of the Equity Interests of any Foreign Subsidiary whose Equity Interests are owned directly by a Domestic Subsidiary, (ii) to pledge any Equity Interests of any Foreign Subsidiary whose Equity Interests are owned by another Foreign Subsidiary, (iii) to cause any Foreign Subsidiary to enter into a Guarantee, or (iv) to cause any Foreign Subsidiary to pledge its accounts receivable or other assets.  For the avoidance of doubt, (A) notwithstanding any provision of any Financing Document to the contrary, (x) no ACP Company shall be required to become a Guarantor or Credit Party hereunder or to enter into any Financing Document, (y) no ACP Company shall be required to pledge its assets as Collateral and (z) the Equity Interests of any ACP Company shall not constitute Collateral or otherwise be required to be pledged under any Financing Document and (B) nothing contained in this Agreement or any other Financing Document shall prohibit or restrict the Borrowers from causing any Restricted Subsidiary which is not a Material Subsidiary from entering into a Guarantee of the Obligations and executing the Security Agreement and other applicable Financing Documents to the same extent and in the same manner as would be required under this Section 5.11 if such Subsidiary were a Material Subsidiary.

(b) Without limiting the foregoing, each Credit Party will, and will cause each Material Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Financing Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Agreement or any other Financing Document, all at the expense of the Credit Parties.

SECTION 5.12 Cash Management Arrangements.  The Borrowers will, and will cause each of the other Credit Parties to, maintain such cash management systems and banking arrangements (including the establishment of lockboxes and deposit account control arrangements) as provided for in the Security Agreement and on terms satisfactory to the Administrative Agent in its Permitted Discretion.

ARTICLE VI.

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements have been reimbursed, the Borrowers covenant and agree with the Lenders and the Administrative Agent that:

SECTION 6.01 Indebtedness.  The Borrowers will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Financing Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(c) Indebtedness of the Borrowers or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (ii) no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of all Indebtedness incurred pursuant to this subparagraph (c) from and after the Effective Date shall not exceed $10,000,000;

(d) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof, in accordance with the terms hereof, provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and such Indebtedness was not incurred in contemplation of such Person becoming a Restricted Subsidiary;

(e) Guarantees permitted by Section 6.04;

(f) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business and Indebtedness in respect of surety and appeal bonds and performance bonds issued in the ordinary course of business or in connection with an Approved Capital Expenditure Program;

(g) Indebtedness of any Credit Party to any other Credit Party;

(h) Banking Services Obligations and Swap Obligations entered into in the ordinary course of business and not for speculative purposes;

(i) Subordinated Indebtedness; provided that no such Subordinated Indebtedness shall (i) be guaranteed by Holdings or any Restricted Subsidiary (unless such guarantee is expressly subordinated to the Loans and LC Exposure on terms consistent with the subordination provisions contained in Exhibit D hereto or otherwise satisfactory to the Administrative Agent in its Permitted Discretion), (ii) be secured by any property of Holdings or any Restricted Subsidiary, (iii) bear cash interest at a rate greater than 15% per annum, (iv) provide for any prepayment or repayment of all or any portion of the principal thereof prior to six (6) months after the Maturity Date, (v) contain more restrictive covenants than those contained herein or (vi) contain any cross default provisions;

(j) Indebtedness in respect of:  (i) the Convertible Notes; or (ii) other convertible notes, high yield notes or similar debt securities issued by Holdings, which other convertible notes, high yield notes or similar debt securities (x) do not provide for any required payment, prepayment or repayment of all or any portion of the principal thereof prior to six (6) months after the Maturity Date, and (y) are unsecured;

(k) unsecured Indebtedness not otherwise satisfying the criteria set forth in clauses (b), (d), (e), (f), (g), (i) or (j) above or (l) through (n) below; provided that (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate principal amount of all outstanding Indebtedness incurred pursuant to this subparagraph (k) from and after the Effective Date shall not exceed $20,000,000;

(l) Indebtedness owing to one or more Governmental Authorities or quasi-Governmental Authorities, including without limitation, the Ohio Department of Development or any of its affiliates, successors or assigns, in an aggregate principal amount not to exceed $25,000,000 at any time;

(m) any extension, renewal, replacement or refinancing of Indebtedness permitted by any of clauses (b) through (f) or (j) through (l) of this Section 6.01; provided that (i) such extension, renewal, replacement or refinancing does not increase the principal amount (excluding fees, premium, if any, and costs of issuance) of the Indebtedness that is being extended, renewed, replaced or refinanced, except for increases in the principal amount of non-recourse Indebtedness to the then fair market value of the assets pledged as security for such Indebtedness, (ii) the Indebtedness resulting from such extension, renewal, replacement or refinancing shall have a weighted average life to maturity that is no shorter than the Indebtedness that is being extended, renewed, replaced or refinanced, (iii) if the Indebtedness that is being extended, renewed, replaced or refinanced is secured by property or assets of the Credit Parties or any Restricted Subsidiary, the Indebtedness resulting from such extension, renewal, replacement or refinancing shall be secured only by substantially the same property or assets that were originally pledged to secure the Indebtedness that is being extended, renewed, replaced or refinanced and (iv) if the Indebtedness that is being extended, renewed, replaced or refinanced is Subordinated Indebtedness, the Indebtedness resulting from such extension, renewal, replacement or refinancing shall be Subordinated Indebtedness permitted by Section 6.01(i);

(n) advances and deposits received by or on behalf of a Credit Party or Restricted Subsidiary from customers, processors and vendors in the ordinary course of business and escrow arrangements entered into by a Credit Party or Restricted Subsidiary;

(o) Indebtedness in respect of the Oak Ridge IRB Transaction; and

(p) Indebtedness in respect of a Permitted Term Loan Refinancing.

SECTION 6.02 Liens.  The Borrowers will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter owned by the Borrowers or any Restricted Subsidiary, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of a Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02, and replacements Liens on such property or assets securing any extension, renewal, replacement or refinancing of any Indebtedness permitted by Section 6.01(b) or 6.01(e) (to the extent the Guarantee relates to Indebtedness permitted under Section 6.01(b)); provided that such extension, renewal, replacement or refinancing is also permitted by Section 6.01(m);

(c) any Lien existing on any property or asset prior to the acquisition thereof by a Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary (and the products and proceeds thereof) and replacement Liens on such property or assets securing any extension, renewal, replacement or refinancing of the Indebtedness secured by such Lien permitted by Section 6.01(m); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be and (ii) such Lien shall not apply to any other property or assets of the Borrowers or any Restricted Subsidiary (other than the products and proceeds of the sale or disposition by a Borrower or any Restricted Subsidiary of any such property or asset or of a casualty event in respect thereof);

(d) Liens on assets financed or acquired with the proceeds of, and securing, Indebtedness permitted under Section 6.01(c), 6.01(e) (to the extent the Guarantee relates to Indebtedness permitted under Section 6.01(c)) or 6.01(n), and any Liens permitted to secure any extension, renewal, replacement or refinancing of such Indebtedness permitted by Section 6.01(m);

(e) Liens created by the Financing Documents in favor of the Administrative Agent and the Lenders;

(f) Liens securing Indebtedness in respect of a Permitted Term Loan Refinancing which Liens are junior and subordinate in priority to the Liens created by the Financing Documents in favor of the Administrative Agent and the Lenders;

(g) [Reserved];

(h) licenses, leases or subleases permitted hereunder granted to others not interfering in any material respect in the business of the Borrowers or any of their Restricted Subsidiaries;

(i) written or electronic records maintained by the Borrowers or their Restricted Subsidiaries in their own names or in the name of a third party, which record natural uranium, enriched uranium, separative work units and/or other nuclear material or components held by or for the Borrowers or their Restricted Subsidiaries that are owned by the named account holders;

(j) Liens on equipment and machinery (and the products and proceeds thereof) securing Indebtedness permitted under Section 6.01(l) or any renewal, replacement or refinancing thereof permitted by Section 6.01(m);

(k) Liens securing Indebtedness permitted under Section 6.01(f) on assets of the type customarily securing such Indebtedness;

(l) Liens granted in favor of the DOE on DOE Collateral securing the obligations of the Borrowers to the DOE, provided that, within five (5) Business Days after granting any such Lien, the Borrowers shall have provided to the Administrative Agent copies of the DOE Security Agreement pursuant to which such Liens have been granted, all Uniform Commercial Code financing statements to be filed in connection therewith and any agreements or other documents to be entered into in connection therewith;

(m) Liens on the Equity Interests of the ACP Companies in favor of any ACP Lender; and

(n) Liens on inventory of the Borrowers in favor of any ACP Lender to secure a Guarantee permitted under Section 6.04(p), provided that (i) such Liens are expressly junior and subordinate to the Liens on such inventory in favor of the Administrative Agent, (ii) no such Liens shall cover any inventory of the Borrowers not also subject to a Lien in favor of the Administrative Agent and (iii) the Administrative Agent and the ACP Lender shall have entered into an intercreditor agreement with respect to such Liens in form and substance satisfactory to the Administrative Agent and the Required Lenders.

Notwithstanding anything to the contrary set forth herein, the Borrowers will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien in favor of any Person (other than the Administrative Agent) on (i) any intellectual property of the Borrowers and their Restricted Subsidiaries (other than Liens permitted under Sections 6.02(a), 6.02(b), 6.02(c), 6.02(d) and 6.02(h)), or (ii) the Equity Interests of Enrichment unless in the case of clause (i) or (ii) the Administrative Agent is concurrently granted a Lien on such collateral on a first priority basis.

SECTION 6.03 Fundamental Changes.

(a) The Borrowers will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with a Borrower or any Restricted Subsidiary, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any assets of a Borrower or any Restricted Subsidiary, or the Equity Interests in any Restricted Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve.

(b) The Borrowers will not, and will not permit any of their Restricted Subsidiaries (i) to engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date hereof and businesses reasonably related thereto, or (ii) to change its fiscal year to something other than a March 31, September 30 or December 31 year end.

(c) Notwithstanding the foregoing clauses (a) and (b), the Borrowers and their Restricted Subsidiaries may:

(i) purchase and sell, transfer, lease or otherwise dispose of inventory and equipment in the ordinary course;

(ii) sell worn out, obsolete, scrap or surplus assets not to exceed $1,000,000 in the aggregate in any fiscal year;

(iii) make Capital Expenditures (subject to Section 6.11 to the extent such Capital Expenditures constitute ACP Expenditures);

(iv) liquidate Permitted Investments;

(v) make Investments and Guarantees permitted by Sections 6.01 and 6.04;

(vi) dispose of assets resulting from a Casualty Event, subject to the provisions of Section 2.09;

(vii) merge or consolidate any Restricted Subsidiary (other than Enrichment) into Holdings, Enrichment or any other wholly-owned Restricted Subsidiary (except that no Restricted Subsidiary which is not a Foreign Subsidiary shall be merged or consolidated into a Foreign Subsidiary);

(viii) merge or consolidate Holdings or any Restricted Subsidiary with any third party Person to the extent permitted by Section 6.04; provided that (w) Holdings or such wholly-owned Restricted Subsidiary is the surviving entity, (x) no Change in Control results therefrom, (y) no Default then exists or would result therefrom and (z) the Borrowers and their Restricted Subsidiaries execute such amendments to the Financing Documents as the Administrative Agent may determine in its Permitted Discretion are necessary to enable such surviving corporation to become a Guarantor hereunder (to the extent not already a Credit Party) and to cause the Administrative Agent to obtain a first priority Lien (subject only to Liens permitted by Section 6.02) on the assets of the surviving corporation as contemplated by the Financing Documents (to the extent not already in effect);

(ix) transfer or dispose of assets to any Borrower or to a wholly-owned Material Subsidiary (provided that no Restricted Subsidiary which is not a Foreign Subsidiary shall transfer or dispose of its assets to a Foreign Subsidiary), or dissolve or liquidate any Restricted Subsidiary (other than Enrichment) provided that the Borrowers or any Material Subsidiary (other than a Foreign Subsidiary) succeeds to all material assets of the dissolved or liquidated Restricted Subsidiary and the Administrative Agent maintains its Liens on all such material assets (with the priority existing immediately prior to such liquidation) as contemplated by the Financing Documents;

(x) transfer or dispose of assets (excluding (A) any inventory, accounts receivable or other Collateral (provided that the Administrative Agent may, in its Permitted Discretion, permit Collateral other than inventory, accounts receivable or Equity Interests in Enrichment or any Guarantor constituting a Material Subsidiary to be transferred or disposed of pursuant to this Section 6.03(c)(x), subject to the limitations set forth below in this Section 6.03(c)(x)), (B) any Equity Interests in Enrichment or any Guarantor constituting a Material Subsidiary and (C) any ACP Property or Equity Interests of an ACP Company) for which the Net Proceeds received by any Borrower or any Restricted Subsidiary, when added to the aggregate Net Proceeds of all such dispositions made during that fiscal year, does not exceed an amount equal to 2.5% of the book value of consolidated total assets of Holdings and its Restricted Subsidiaries as of the last day of the immediately preceding fiscal year and which does not result in a Material Adverse Effect;

(xi) make dispositions or transfers listed on Schedule 6.03;

(xii) grant licenses with respect to their intellectual property rights subject to Section 6.02(h);

(xiii) sell, lease, dispose or transfer, free and clear of any and all Liens created by the Financing Documents, ACP Property to the ACP Companies, provided that (A) no Event of Default has occurred and is continuing or would result therefrom and (B) the Borrowers shall have provided to the Administrative Agent prior written notice of such sale, lease, disposal or transfer, which notice shall specify in reasonable detail the ACP Property being sold, leased, disposed or transferred; and

(xiv) sell, lease, dispose or transfer the Equity Interests of any ACP Company.

(d)           Notwithstanding any provision to the contrary set forth in Section 6.03(c), in no event shall any Credit Party sell, transfer or otherwise dispose of any Eligible Inventory or Eligible Receivable for consideration less than the amount attributed to such Inventory or Receivable in the Borrowing Base (after giving effect to the applicable advance rate), computed as set forth in the then most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g), if, after giving effect to such sale, transfer or other disposition, the Borrowers would not be in compliance with Section 6.09.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, “Investments”), except:

(a) Permitted Investments and Investments that were Permitted Investments when made;

(b) Investments outstanding on the Effective Date and, in the case of any such Investment in an amount exceeding $100,000, identified in Schedule 6.04, and any renewals, amendments and replacements thereof that do not increase the amount thereof;

(c) Guarantees by any Credit Party or any Restricted Subsidiary of Indebtedness or other obligations of any other Credit Party permitted under Section 6.01 (subject in the case of Indebtedness permitted under Section 6.01(i) to the limitations on Guarantees described therein);

(d) indemnities made and surety bonds issued in the ordinary course of business or in connection with an acquisition permitted by this Agreement;

(e) indemnities made in the Financing Documents;

(f) Guarantees made in the ordinary course of business; provided that such Guarantees are not (i) of Funded Indebtedness except to the extent such Indebtedness is Indebtedness of a Credit Party permitted pursuant to Section 6.01 or (ii) of any ACP Project Financing;

(g) advances, loans, extensions of credit or capital contributions by any Credit Party to any Credit Party and purchases by any Credit Party of Equity Interests in any other Credit Party;

(h) advances, loans or extensions of credit by any Credit Party or any Restricted Subsidiary to officers, directors, employees and agents of such Credit Party or such Restricted Subsidiary (i) in the ordinary course of business for travel, entertainment or relocation expenses not to exceed $500,000 in the aggregate for all Credit Parties and Restricted Subsidiaries at any one time outstanding and (ii) relating to indemnification or reimbursement of such officers, directors, employees and agents in respect of liabilities relating to their service in such capacities;

(i) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(j) accounts, chattel paper and notes receivable arising from the sale or lease of goods or the performance of services in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

(k) Capital Expenditures (other than ACP Expenditures (which are, for the avoidance of doubt, permitted subject to Section 6.04(o)) and Liens not prohibited by this Agreement;

(l) Permitted Acquisitions;

(m) Investments consisting of advances to the vendor under the Russian Contract in accordance with such contract and other advances in the ordinary course of business to vendors against purchases of inventory, equipment, power, goods or services which the Borrowers or any of their Restricted Subsidiaries is obligated to purchase in the future;

(n) Investments in newly formed Restricted Subsidiaries and additional Investments in existing Restricted Subsidiaries that are not Credit Parties; provided that (i) if such Investment is made in connection with a Permitted Acquisition, such acquisition shall comply with each of the conditions set forth in the definition of “Permitted Acquisition”, (ii) if any newly formed or existing Restricted Subsidiary becomes a Material Subsidiary as a result of such Investment, the Credit Parties shall comply with Section 5.11, (iii) the aggregate amount of such Investment together with the aggregate amount of all other Investments made pursuant to this subparagraph (n) from and after the Effective Date shall not exceed $10,000,000, (iv) the Availability Percentage during the period of four (4) consecutive fiscal quarters most recently ended prior to the consummation of such Investment (determined on a pro forma basis after giving effect to such Investment and the financing thereof as if such Investment and such financing had been consummated on the first day of such period) shall be not less than 30%, (v) the Fixed Charge Coverage Ratio for the period of twelve consecutive months most recently ended prior to the consummation of such Investment (determined on a pro forma basis after giving effect to such Investment and the financing thereof as if such Investment and such financing had been consummated on the first day of such period) shall be not less than 1.25 to 1.00 and (vi) the Borrowers shall have delivered to the Administrative Agent a Borrowing Base Certificate and certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating compliance with the minimum Availability Percentage and minimum Fixed Charge Coverage Ratio requirements set forth in clauses (iv) and (v) above;

(o) Investments and Guarantees consisting of ACP Expenditures (including Investments in Equity Interests of the ACP Companies to the extent such Investments constitute ACP Expenditures) to the extent permitted under Section 6.11;

(p) Investments consisting of Guarantees by the Borrowers in favor of any ACP Lender with respect to the payment and performance by the ACP Companies of their obligations in respect of any ACP Project Financing, provided that, to the extent Article Tenth of the Certificate of Incorporation of Holdings as in effect on the Effective Date or any similar provision in the Certificate of Incorporation of Holdings remains in effect as of the time of such ACP Project Financing, any such ACP Lender shall have entered into a written agreement in favor of the Administrative Agent and the Lenders pursuant to which such ACP Lender shall have (i) effectively waived and agreed not assert or avail itself of any rights that such ACP Lender may have under or in respect of such provision or under or in respect of any compromise or arrangement referred to in such provision and (ii) not to vote in favor of any such compromise or arrangement unless such compromise or arrangement is supported by the Required Lenders, such agreement to be reasonably satisfactory in form and substance to the Administrative Agent; and

(q) Investments in the Specified Entity in an aggregate amount from and after the Effective Date not to exceed $2,500,000.

SECTION 6.05 Prepayment or Modification of Indebtedness; Modification of Operating Documents.

(a) The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly prepay, redeem, purchase, retire, refinance, refund, replace or convert any Funded Indebtedness, except (i) prepayments or redemptions of the Loans and other Indebtedness under the Financing Documents, (ii) refinancings, refundings or replacements of Indebtedness permitted by Section 6.01(m), (iii) conversion of the Convertible Notes into common stock of Holdings (including, so long as no Default or Event of Default shall have occurred and be continuing, the payment of up to $5,000,000 in cash in the aggregate from and after the Effective Date in respect of any fractional shares remaining after any such conversion of the Convertible Notes), and (iv) as otherwise expressly permitted under Section 6.06; and provided that nothing herein shall prohibit the Borrowers or any Restricted Subsidiary from making regularly scheduled payments of principal, interest and fees (or any mandatory prepayment in respect of any Casualty Event or asset sale permitted under this Agreement) in respect of any Indebtedness (other than Subordinated Indebtedness) permitted under Section 6.01.

(b) The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, modify, amend or alter (i) their operating agreements, certificates or articles of incorporation or other constitutive documents in a manner which would reasonably be expected to have a Material Adverse Effect or would otherwise be materially disadvantageous to the Lenders or (ii) (A) any provision of any instrument, agreement or other document evidencing or governing any Subordinated Indebtedness to the extent such modification, amendment or alteration would result in such Subordinated Indebtedness not being in compliance with Section 6.01(i) or (B) any subordination provision of any instrument, agreement or other document evidencing or governing any Subordinated Indebtedness.

SECTION 6.06 Restricted Payments.  The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments, except (a) any Restricted Subsidiary may pay dividends or distributions to any Credit Party and any Restricted Subsidiary which is not a Credit Party may pay dividends or distributions to another Restricted Subsidiary; (b) the Credit Parties may make regularly scheduled payments of interest and fees in respect of Subordinated Indebtedness permitted under Section 6.01(i), in each case, to the extent permitted under the subordination provisions with respect thereto (provided that such subordination provisions meet the requirements set forth in the definition of “Subordinated Indebtedness” hereunder); (c) Holdings may declare and pay dividends or distributions in securities issued by Holdings (but not in cash or other property) to the holders of Equity Interests in Holdings (other than the Convertible Notes, except as permitted under Section 6.06(d)); (d) Holdings may make regularly scheduled payments of interest and fees in respect of the Convertible Notes and the other payments in respect of the Convertible Notes permitted by clause (iii) of Section 6.05(a); and (e) Holdings may repurchase equity interests from employees and directors in settlement of withholding taxes paid by it on their behalf.  Notwithstanding the foregoing, the Borrowers shall not be restricted from agreeing to make or pay any Restricted Payments after the date which is ninety-one (91) days after the later to occur of (i) the Maturity Date and (ii) the repayment in full of the Obligations.

SECTION 6.07 Transactions with Affiliates.  The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrowers or their Restricted Subsidiaries than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Credit Parties and transactions between any Credit Party and any Restricted Subsidiary that is not a Credit Party, in each case to the extent such transactions are not otherwise prohibited under this Agreement or the other Financing Documents, (c) any Restricted Payment permitted by Section 6.06, (d) loans and advances to officers, directors, employees and agents permitted under Section 6.04(h), (e) fees and compensation paid to, and customary indemnity and reimbursement provided on behalf of, officers, directors, employees and agents of the Borrowers or any of their Subsidiaries, (f) employment agreements entered into by the Borrowers or any of their Subsidiaries in the ordinary course of business, (g) transactions between any Credit Party and any ACP Company that are (i) otherwise expressly permitted under this Agreement or (ii) not otherwise prohibited under this Agreement and are at prices and on terms and conditions not less favorable to the Borrowers or their Restricted Subsidiaries than could be obtained on an arm’s-length basis from unrelated third parties and (h) transactions between any Credit Party and the Specified Entity that are (i) described on or contemplated in Schedule 6.07(h) or (ii) not otherwise prohibited under this Agreement and are at prices and on terms and conditions not less favorable to the Borrowers or their Restricted Subsidiaries than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.08 Restrictive Agreements.  The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrowers or any of their Restricted Subsidiaries to create, incur or permit to exist Liens on the Collateral in favor of the Administrative Agent pursuant to the Financing Documents (or Liens on the Collateral in favor of any other agent or group of lenders that replaces or refinances the Loans and other obligations of the Borrowers to the Lenders and the Administrative Agent hereunder), or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement (other than second lien Indebtedness permitted to be incurred or secured under Section 6.04(p)) if such restrictions or conditions apply only to the specific property or assets subject to such permitted Lien, or the proceeds thereof, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof.

SECTION 6.09 Minimum Availability.  The Borrowers shall not permit Availability at any time to be less than the Minimum Availability Amount.

SECTION 6.10 Fixed Charge Coverage.  If, at any time, Availability shall fall below $75,000,000, then during the period commencing on the first Business Day on which Availability fell below $75,000,000 and continuing until the ninetieth (90th) consecutive day on which Availability exceeds $75,000,000 (the “Fixed Charge Applicable Period”), the Borrowers shall not permit the Fixed Charge Coverage Ratio as of the end of each fiscal quarter during the Fixed Charge Applicable Period to be less than 1.00 to 1.00 for the period of four consecutive fiscal quarters most recently ended; provided, however, that

                      (a)           if at any time during the Fixed Charge Applicable Period the Borrowers are required to provide monthly financial statements to the Lenders pursuant to Section 5.01(c), the Fixed Charge Coverage Ratio shall be calculated at the end of each calendar month for the period of twelve consecutive months then most recently ended; and

                      (b)           a breach of the Fixed Charge Coverage Ratio when so tested during a Fixed Charge Applicable Period shall not be cured by a subsequent increase of Availability above the applicable limit set forth above.

SECTION 6.11 ACP Expenditures.  Notwithstanding anything to the contrary set forth in this Agreement, the Borrowers shall not permit the aggregate amount of all ACP Expenditures (other than ACP Expenditures made with ACP Specified Grant Proceeds) made by the Credit Parties and their Restricted Subsidiaries from and after the Effective Date to exceed the sum of (1) an amount equal to (x) $165,000,000 minus (y) the aggregate amount of Investments made in reliance on Section 6.04(q) plus (2) the ACP Net Equity Financing Proceeds (the “Aggregate ACP Expenditures Amount”), provided that the amount of ACP Expenditures attributable to Guarantees under clause (a) of the definition of “ACP Expenditures” at any time shall be limited to the maximum liability at such time of any Borrower or Restricted Subsidiary acting as guarantor thereunder for the payment of guaranteed obligations and, if and as such liability is reduced or increased with the passage of time or otherwise, the portion of ACP Expenditures attributable to such Guarantee shall be reduced or increased, as applicable, in a corresponding amount, it being understood that once such liability is eliminated, the Guarantee will no longer count against any applicable limit on ACP Expenditures hereunder, provided further that

                      (a)           if Availability shall fall below (or, after giving pro forma effect to any ACP Expenditure and the financing thereof, would fall below) an amount equal $75,000,000 (an “ACP Expenditure Reduction Event”):

(i) the aggregate amount of all ACP Expenditures (other than ACP Expenditures made with ACP Specified Grant Proceeds) made during all ACP Expenditure Reduction Periods over the term of this Agreement shall not exceed the lesser of (A) the Aggregate ACP Expenditures Amount less all ACP Expenditures made prior to the date of the proposed ACP Expenditure and (B) $25,000,000; and

           (ii)           (A) the aggregate amount of ACP Expenditures (other than ACP Expenditures made with ACP Specified Grant Proceeds) that may be made in any calendar month during an ACP Expenditure Reduction Period shall not exceed the lesser of (x) $5,000,000 and (y) the aggregate amount of ACP Expenditures permitted under clause (a)(i) above and (B) the Borrowers shall provide a written certification to the Administrative Agent and the Lenders of the use and purpose of such ACP Expenditure in reasonable detail during such ACP Expenditure Reduction Period; and

                      (b)           no such ACP Expenditures (other than ACP Expenditures made with ACP Specified Grant Proceeds) shall be permitted if an Event of Default has occurred and is continuing or would result therefrom.

For the avoidance of doubt, the parties hereto acknowledge and agree that nothing in this Section 6.11 or in any other provision of any Financing Document shall restrict the ability of the Credit Parties and their Restricted Subsidiaries to transfer, contribute, spend, invest or otherwise dispose of ACP Specified Grant Proceeds for activities related to the American Centrifuge Project.

ARTICLE VII.

Events of Default

SECTION 7.01 Events of Default and Remedies.  Each of the following events shall constitute an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan, the Revolving Credit Commitment Fee or any other fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Financing Document, within three (3) days after the same shall become due and payable (other than when caused by an administrative error on the part of the Administrative Agent, but such amount shall be payable immediately upon correction of any such error), whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(c) any representation or warranty made or deemed made by any Credit Party in the Financing Documents, or in any report, certificate, financial statement or other document furnished pursuant to the Financing Documents, shall prove to have been incorrect in any material respect (or, if such representation or warranty is by its terms qualified by concepts of materiality, in any respect) as of the date when made or deemed made;

(d) the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02(b), 5.02(c), 5.04 (with respect to permitting audits and appraisals), 5.05, 5.08, 5.09 (with respect to any Credit Party’s existence), 5.10(c) or 5.12 or in Article VI;

(e) any Credit Party shall fail to observe or perform any covenant, condition or agreement of such Credit Party contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Financing Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of receipt by such Credit Party of notice thereof from the Administrative Agent (which notice shall be given at the request of any Lender) or after any officer of such Credit Party obtains knowledge thereof;

(f) (i) default shall be made with respect to any Material Indebtedness of any Credit Party if the effect of any such default shall be to accelerate, or to permit (with or without the giving of notice, the lapse of time or both) the holder or obligee of such Indebtedness (or any trustee on behalf of such holder or obligee) at its option to accelerate the maturity of such Indebtedness, or (ii) a “Fundamental Change” (as such term is defined in the Convertible Note Indenture) which, under the terms of the Convertible Note Indenture, permits the holders of the Convertible Notes to require Holdings to repurchase or redeem the Convertible Notes for cash (other than as permitted by Section 6.05) shall occur, and such “Fundamental Change” shall not have been cured or waived within the applicable grace period (if any) set forth in the Convertible Note Indenture;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) any Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (not covered by insurance where the carrier has accepted responsibility) shall be rendered against any Credit Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Credit Party to enforce any such judgment;

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l) a Change in Control shall occur;

(m) any of the Financing Documents shall for any reason cease to be, or shall be asserted by any Person obligated thereunder not to be, a legal, valid and binding obligation of such Person, including the improper filing by such Person of an amendment or termination statement relating to a filed financing statement describing the Collateral, or any Lien on any material portion of the Collateral purported to be created by any of such Financing Documents shall for any reason cease to be, or be asserted by any Person granting any such Lien not to be a valid, first priority perfected Lien (except to the extent otherwise permitted under any of the Financing Documents);

(n) any material damage to, or loss, theft or destruction of, any material Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty continuing for more than thirty (30) consecutive days beyond the coverage of any applicable business interruption insurance, if in the case of any of the foregoing, any such event or circumstance would reasonably be expected to have a Material Adverse Effect; or

(o) default under or failure by the Borrowers to comply with any term or provision of the Lease Agreement dated July 1, 1993 between the DOE and Enrichment (as the same may from time to time be amended, modified, supplemented or restated in accordance with its terms), the DOE Agreement (other than those terms or provisions related to the deployment milestones for the American Centrifuge Project) or any other material contract or agreement with the DOE or the Russian Contract, or any exercise by the DOE of its rights or remedies under the DOE Agreement, which, in each case, would reasonably be expected to result in a Material Adverse Effect.

SECTION 7.02 Remedies.

(a)           Remedies Following an Event of Default.  If an Event of Default shall occur, then, in every such event (other than an Event of Default with respect to any Credit Party described in clause (g) or (h) of Section 7.01), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may (with the consent of the Required Lenders), and at the request of the Required Lenders shall, by notice to the Borrowers, take any one or more of the following actions, at the same or different times:  (a) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (c) require that the Borrowers deposit cash collateral in an amount equal to 105% of the L/C Exposure in accordance with Section 2.04(j) or (d) exercise any other rights or remedies available under the Financing Documents or applicable law; provided that in case of any Event of Default with respect to the Credit Parties described in clause (g) or (h) of Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  If an Event of Default shall have occurred and be continuing, then, notwithstanding anything to the contrary set forth herein or in any other Financing Document, if the Administrative Agent shall reasonably determine that Exigent Circumstances exist, the Administrative Agent shall not be required to obtain the consent of the Required Lenders prior to taking such actions as the Administrative Agent, in its reasonable judgment, deems necessary to preserve or protect the Collateral or any portion thereof.

(b) Term Lender Remedies.  Notwithstanding anything to the contrary set forth herein, if (i) an Event of Default under Section 7.01(a) shall have occurred and be continuing with respect to the Term Loans or (ii) an Event of Default, the waiver of which would require pursuant to Section 9.02(b) the vote of each Term Lender, the Required Term Lenders or the Supermajority Term Lenders, shall have occurred and be continuing (unless each Term Lender, the Required Term Lenders or the Supermajority Term Lenders, as applicable, shall have granted a waiver of such Event of Default in accordance with the provisions of Section 9.02(b)), then the Required Term Lenders may send a notice to the Administrative Agent of their intent to direct the Administrative Agent to declare the Term Loans immediately due and payable and to exercise enforcement rights and remedies against the Borrowers, the other Credit Parties and/or the Collateral (a “Required Term Lender Remedy Notice”).  On the 121st day following the Administrative Agent’s receipt of a Required Term Lender Remedy Notice (the period commencing on the date of the Administrative Agent’s receipt of a Required Term Lender Remedy Notice and ending on such 121st day being referred to in this Agreement as a “Required Term Lender Remedy Notice Period”), unless (A) the Administrative Agent shall have previously declared all of the Loans due and payable and shall have commenced and shall be diligently pursuing the exercise of enforcement rights and remedies against the Borrowers, the other Credit Parties and/or the Collateral, (B) the Required Term Lenders shall have withdrawn such Required Term Lender Remedy Notice, or (C) the Event of Default that entitled the Required Term Lenders to send the Required Term Lender Remedy Notice shall no longer be continuing, the Administrative Agent shall declare the Term Loans then outstanding to be immediately due and payable in whole, and thereupon the principal of the Term Loans, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued in respect of the Term Loans, shall become due and payable immediately without presentment, demand, protest or other notice of any kind, and the Administrative Agent shall commence the exercise of enforcement rights and remedies against the Borrowers, the other Credit Parties and/or the Collateral as the Required Term Lenders shall reasonably request; provided, that, regardless of whether an Event of Default described in clause (i) or (ii) of the first sentence of this Section 7.02(b) shall have occurred, if all Revolving Loans shall have been paid in full and all outstanding Letters of Credit shall have been cash collateralized, the Required Term Lenders shall have the right to deliver a Required Term Lender Remedy Notice following the occurrence and during the continuance of any Event of Default and, the Administrative Agent shall, promptly following receipt of the Required Term Lender Remedy Notice, and without giving effect to the 121 day period described above, declare the Term Loans due and payable and shall exercise such enforcement rights and remedies against the Collateral as the Required Term Lenders shall reasonably request.

SECTION 7.03 Performance by the Administrative Agent.  If, upon the occurrence and during the continuance of any Event of Default and upon not less than seven (7) days prior written notice by the Administrative Agent to the Borrowers, any Credit Party shall fail to perform any covenant or agreement in accordance with the terms of the Financing Documents, the Administrative Agent may, at the direction of Required Lenders, perform or attempt to perform such covenant or agreement on behalf of the applicable Credit Party.  In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent or the Lenders in connection with such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable default rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full.  Notwithstanding the foregoing, it is expressly agreed that neither the Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Credit Party under any Financing Document.  The Administrative Agent may be obligated to pay certain amounts to the financial institutions party to the cash management and control agreements executed pursuant hereto from time to time, including without limitations, fees owed to such financial institutions arising from their lock box and other deposit account services and amounts sufficient to reimburse such financial institutions for the amount of any item deposited in the related account which is returned unpaid.  In the event either the Administrative Agent is required to pay any such amounts, the Administrative Agent shall notify the Borrowers and Borrowers shall promptly pay any amount so expended by the Administrative Agent to the Administrative Agent together with interest at the applicable default rate from and including the date of such expenditure to but excluding the date that such expenditure is paid in full.  Amounts due and unpaid under this Section 7.03 may be funded as Swingline Loans or Revolving Loans subject to the applicable terms and conditions of this Agreement.

ARTICLE VIII.

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent both as administrative agent and collateral agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Financing Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder and under the other Financing Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or their Subsidiaries or other Affiliates thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in the other Financing Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or thereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

With respect to the release of Collateral, the Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any property covered by this Agreement or the other Financing Documents (i) upon termination or expiration of the Commitments, the payment and satisfaction of all obligations arising with respect to the Loans, all fees and expenses, the expiration or termination of all the Letters of Credit and the reimbursement of all LC Disbursements; or (ii) constituting property being sold or disposed of in compliance with the provisions of the Financing Documents (and the Administrative Agent may rely in good faith conclusively on any certificate stating that the property is being sold or disposed of in compliance with the provisions of the Financing Documents, without further inquiry); provided, however, that (x) the Administrative Agent shall not be required to execute any release on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair any Liens upon all interests retained, all of which shall continue to constitute part of the property covered by the Financing Documents.

With respect to perfecting security interests in Collateral which, in accordance with Article 9 of the Uniform Commercial Code or any comparable provision of any Lien perfection statute in any applicable jurisdiction, can be perfected only by possession, each Lender hereby appoints each other Lender its agent for the purpose of perfecting such interest.  Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent, and, promptly upon the Administrative Agent’s request, shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Financing Document against any Credit Party or to realize upon any Collateral for the Loans, it being understood and agreed that such rights and remedies may be exercised only by or with the approval of the Administrative Agent.

In the event that a petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law is filed by or against any Credit Party or any other Person obligated under the Financing Document, the Administrative Agent is authorized, to the fullest extent permitted by applicable law, to file a proof of claim on behalf of itself and the Lenders in such proceeding for the total amount of obligations owed by such Person.  With respect to any such proof of claim which the Administrative Agent may file, each Lender acknowledges that without reliance on such proof of claim, such Lender shall make its own evaluation as to whether an individual proof of claim must be filed in respect of such obligations owed to such Lender and, if so, take the steps necessary to prepare and timely file such individual claim.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank, or an Affiliate of any such commercial bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.15(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to and waives any claim based upon such conflict of interest.

Each Lender and Issuing Bank hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, and it will not share the Report with any Credit Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

The parties hereto agree that the titles Revolving Joint Book Manager, Revolving Joint Lead Arranger, Term Facility Bookrunner, Syndication Agent and Documentation Agent are honorary and confer no duties upon such agents except as a Lender hereunder, provided that the Revolving Joint Book Managers, Revolving Joint Lead Arrangers, Term Facility Bookrunner, Syndication Agent and Documentation Agent shall be entitled to the rights and benefits specifically provided for herein.

ARTICLE IX.

Miscellaneous

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:

(i) if to the Borrowers or to any other Credit Party, to USEC Inc. at 6903 Rockledge Drive, Bethesda, Maryland 20817, Attention:  Treasurer (Tel. No. 301-564-3309; Fax No. 301-564-3237) with copies for informational purposes only to Maritza U.B. Okata, Esq., O’Melveny & Myers LLP, 1625 Eye Street NW, Washington, DC  20006  (Tel. No. 202-220-5050; Fax No. 202-383-5114);

(ii) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A., 270 Park Avenue, 44th Floor, New York, NY  10017, Attention:  Kim N. Nguyen, Account Officer (Tel. No. 212-270-0398; Fax No.  646-534-2274) with copies for information purposes only to David L. Ruediger, Esq., Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199 (Tel. No. 617-239-0266; Fax No. 617-227-4420); and

(iii) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by (i) the means set forth in Section 9.01(a) above, (ii) e-mail and Intralinks or other nationally recognized internet or intranet websites and (iii) such other means of electronic communications as may be approved by the Administrative Agent and the Lenders.  All such notices and other communications (x) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient,  (y) posted to Intralinks or another nationally recognized Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address and (z) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed given when received.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to each of them hereunder by electronic communications other than those set forth in clauses (i) through (iii) above pursuant to procedures approved by each such party; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Financing Document or consent to any departure by the Borrowers there from shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Financing Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders or (ii) in the case of any other Financing Document, except as otherwise expressly provided therein, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Credit Party or Credit Parties that are party thereto, with the consent of the Required Lenders; provided that:

(A)           without the prior written consent of each Lender directly affected thereby, no such waiver, amendment or modification shall (1) increase the Commitment of any Lender, (2) reduce the principal amount of any Loan, Note or LC Disbursement or reduce the rate of interest thereon (other than the determination not to charge an increased rate of interest after an Event of Default) (it being agreed that changes to the Availability Percentage or any component definitions thereof shall not constitute a reduction in the rate of interest), or reduce any fees payable hereunder in respect of such affected Lender’s Loans or such affected Lender’s Commitment, (3) extend or postpone the Maturity Date or the scheduled date of payment of the principal amount of any affected Lender’s Loans (other than pursuant to Section 2.09(b) hereof) or LC Disbursement, or any interest thereon, or any fees payable hereunder in respect of such affected Lender’s Loans or such affected Lender’s Commitment, or reduce the amount of, waive or excuse any such payment or postpone the scheduled date of expiration of any affected Lender’s Commitment, or (4) change Sections 2.16(b) or 2.16(d);

(B)           without the prior written consent of all Lenders, no such waiver, amendment or modification shall (1) amend the definition of Borrowing Base (including, without limitation, increasing the advance rates set forth in the definition of Borrowing Base (except that this provision will not restrict the authority of the Administrative Agent to impose, remove, increase or decrease Availability Reserves, Borrowing Base Reserves (Inventory) or Borrowing Base Reserves (Receivables); provided, that the Administrative Agent shall not be permitted to cause the Availability Reserves with respect to Noticed Banking Services Obligations to be less than $500,000 without the prior written consent of all Lenders), or adding new categories of eligible assets to, or broadening the criteria for inclusion of eligible assets in, the Borrowing Base), in each case, in a manner that would have the effect of increasing the Borrowing Base or Availability by more than $5,000,000, (2) modify the definitions of Availability or Collateral Availability (except that any modifications to the definition of Inventory Cap Amount shall be subject to the voting requirements set forth in clause (C) below), (3) increase the maximum amount of Protective Advances that may be outstanding at any time, (4) increase the maximum permitted LC Exposure, (5) modify the rights of any Credit Party under this Agreement or any other Financing Document to assign such rights to any Person, (6) modify any of the provisions of this Section 9.02 or the definitions of Required Lenders, Required Revolving Lenders, Required Term Lenders, Supermajority Term Lenders or any other provision hereof specifying the number or percentage of Lenders required to waive, amend, or modify the rights hereunder or make any determination or grant any consent hereunder, (7) release any Credit Party from its obligations under this Agreement or any other Financing Documents, except as otherwise permitted under this Agreement or such Financing Document as in effect on the date hereof, (8) release all or a material portion of the Collateral (other than (x) any ACP Property in accordance with the terms hereof or (y) as otherwise permitted pursuant to Section 6.03 as in effect on the date hereof), (9) release any Guarantor constituting a Material Subsidiary (or any Collateral consisting of Equity Interests in any Guarantor which is a Material Subsidiary), (10) contractually agree with the holders of other Indebtedness of the Borrowers (i) to subordinate the Liens of the Administrative Agent or (ii) to cause the Liens of the Administrative Agent to be pari passu with the Liens securing such other Indebtedness, in each case, with respect to any portion of the Collateral having a book value in excess of $2,500,000 (except that this clause (10) shall not apply to Indebtedness permitted to be incurred pursuant to Section 2.07 or other Indebtedness permitted to be outstanding pursuant to Section 6.01 and permitted to be secured by Liens permitted under Section 6.02 (other than 6.02(n)), (11) subordinate the repayment of the Obligations to the repayment of any other Indebtedness, (12) increase the maximum amount of the Revolving Commitments in excess of $250,000,000, or (13) increase the maximum amount of the Term Loans in excess of $100,000,000;

(C)           without the prior written consent of the Required Revolving Lenders voting as a separate class and the Supermajority Term Lenders voting as a separate class, no such waiver, amendment or modification shall (1) amend the definition of Minimum Availability Amount, (2) increase the Inventory Cap Amount, (3) waive or reduce the limits set forth in Section 6.09, or (4) waive any Event of Default resulting from the Borrower’s failure to comply with Section 6.09; provided, that, the Required Lenders shall be permitted, without the requirement to obtain the prior written consent of the Required Revolving Lenders voting as a separate class and the Supermajority Term Lenders voting as a separate class, to waive on and after January 1, 2011 any Event of Default resulting from the Borrower’s failure to comply with Section 6.09 for a period of up to three (3) Business Days so long as (i) such waiver is not granted more than two (2) times per calendar year and (ii) Availability is not less than $10,000,000 at any time;

(D)           without the prior written consent of the Required Revolving Lenders, no such waiver, amendment or modification shall (1) increase the interest rates applicable to the Term Loans by more than 2.00% (other than an increase in interest rate that is accompanied by an equivalent percentage rate increase applicable to the Revolving Loans, and the application of an increased rate of interest following an Event of Default as provided in Section 2.11 hereof) or (2) require the payment of any amendment or similar fee by the Credit Parties to the holders of the Term Loans in respect of their interests in the Term Loans unless a fee of an equivalent percentage is also paid to the holders of the Revolving Loans in respect of their interests in the Revolving Loans;

(E)           without the prior written consent of the Required Term Lenders, no such waiver, amendment or modification shall (1) increase the interest rates applicable to the Revolving Loans by more than 2.00% (other than the application of an increased rate of interest as set forth under the definition of Applicable Margin determined as of any date, an increase in interest rate that is accompanied by an equivalent percentage rate increase applicable to the Term Loans, and the application of an increased rate of interest following an Event of Default as provided in Section 2.11 hereof), (2) require the payment of any amendment or similar fee by the Credit Parties to the holders of the Revolving Loans in respect of their interests in the Revolving Loans unless a fee of an equivalent percentage is also paid to the holders of the Term Loans in respect of their interests in the Term Loans, or (3) extend the Maturity Date for the Revolving Loans;

(F)           without the prior written consent of the Required Revolving Lenders voting as a separate Class and the Required Term Lenders voting as a separate class, no such waiver, amendment or modification shall (1) amend or modify the definitions of Adjusted LIBO Rate, Alternate Base Rate, Applicable Margin (solely with respect to clause (a) of such definition), Full Cash Dominion Period, Restricted Subsidiary, Secured Obligations or Subordinated Indebtedness, (2) amend the terms of, waive any non-compliance with, or waive any Event of Default resulting from the Borrowers’ failure to comply with, Section 2.01(a)(ii), 2.01(b), 2.08(b), 2.09(b), 2.09(c), 2.09(e), 2.09(f), 2.09(g), 2.11(d)(i), 2.11(d)(iii), 5.02, 6.03(d) or 7.02(b), (3) amend Section 2.15, (4) amend the terms of Section 6.01 or 6.02, in each case, in a manner that would permit the incurrence by the Credit Parties of Indebtedness or Liens in an aggregate amount greater than $10,000,000 in excess of the aggregate amount of Indebtedness and Liens permitted by such Sections as of the Effective Date, (5) waive any non-compliance with, or waive any Event of Default resulting from the Borrowers’ failure to comply with, Section 6.01 or 6.02, (6) amend or waive Section 7.01(d) (to the extent that such amendment or waiver relates to any covenant, condition or agreement, the amendment or waiver of which would require the vote of each Term Lender, the Required Term Lenders or the Supermajority Term Lenders), (7) amend or waive Section 7.01(m) or 7.01(n), or (8) amend or modify the definition of Eligible Assignee or Section 9.03 or 9.04; and

(G)           without the prior written consent of the Administrative Agent, the Swingline Lender or the Issuing Bank, as the case may be, no such waiver, amendment or modification shall affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Bank hereunder.

(c) If, in connection with any proposed amendment, waiver or consent  requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement within one hundred fifty (150) days thereafter, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.13 and 2.15, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.14 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Syndication Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Syndication Agent, in connection with the syndication and distribution (including without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein and  the preparation and negotiation of the Financing Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the administration of the Financing Documents or any amendments, modifications or waivers of the provisions of the Financing Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) during the continuance of a Default, all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Financing Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  Expenses being reimbursed by the Borrowers under this Section include, subject to the limitations set forth in this Agreement, without limiting the generality of the foregoing, reasonable costs and expenses incurred in connection with:

(i) appraisals and insurance reviews;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination; provided that that up to two field examinations will be conducted each year unless (x) a Default or Event of Default shall have occurred and be continuing (in which case there shall be no limitation on the number or frequency of field examinations) or (y) Availability shall fall below an amount equal to $60,000,000 (in which case, during the period from the date that Availability fell below such amount and continuing until the ninetieth (90th) consecutive day on which Availability exceeds $60,000,000, there shall be no limitation on the number or frequency of field examinations);

(iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the Permitted Discretion of the Administrative Agent;

(iv) taxes, fees and other charges (other than Excluded Taxes) for (A) lien and title searches and title insurance and (B) recording mortgages, filing financing statements and continuations, and other actions reasonably necessary to perfect, protect, and continue the Administrative Agent’s Liens;

(v) sums paid or incurred to take any action required of any Credit Party under the Financing Documents that such Credit Party fails to pay or take; and

(vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.16(c).

(b) The Borrowers shall jointly and severally indemnify the Administrative Agent the Revolving Joint Lead Arrangers, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (other than Indemnified Taxes and Other Taxes for which indemnification shall be made pursuant to Section 2.15 and Excluded Taxes), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds there from (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claim, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor and may be funded as Swingline Loans or Revolving Loans in accordance with the applicable terms and conditions of this Agreement.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including an Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)           Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than any Credit Party or Affiliate of a Credit Party) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of: (A) the Borrowers, provided that no consent of the Borrowers shall be required for an assignment to (1) a Lender, an Affiliate of a Lender or an Approved Fund (provided that such assignment to a Lender, an Affiliate of a Lender or an Approved Fund does not result in the Borrowers having to pay any increased amounts pursuant to Section 2.13, 2.15 or 9.03) or, (2) if an Event of Default has occurred and is continuing, to any other assignee; provided, further that the Borrowers shall be deemed to have consented to any such assignment unless the Borrower shall object to such assignment by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; (B) in the case of assignments of Revolving Loans and Revolving Commitments only, the Issuing Bank; and (C) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be (1) less than $10,000,000 with respect to an assignment of a Revolving Commitment, and (2) less than $5,000,000 with respect to an assignment of Term Loans, unless, in either case, the Borrowers and the Administrative Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to (and stated interest thereon), each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, any Note or Notes subject to such assignment and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register, provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05, 2.15(d), 2.16(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.  Upon notice to the Borrowers, to the extent requested by assignee and, if applicable, the assigning Lender, at the Borrowers’ expense, the Borrowers shall execute and deliver to the Administrative Agent in exchange for such surrendered Notes, new Notes payable to the assignee in an amount equal to the portion of the Commitments assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained any Commitment hereunder, new Notes payable to the assigning Lender in an amount equal to the Commitment retained by it hereunder.

(c) (i)           Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrowers agree, to the fullest extent permitted under applicable law, that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(d) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.15 until such time as the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(f) as though it were a Lender.

(iii)           In the event that any Lender sells a participation in all or any portion of the Obligations held by such Lender and in such Lender’s rights under this Agreement with respect to such Obligations, such Lender shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which such Lender shall enter the names of all participants and the principal amount (and stated interest thereon) of the portion of such Obligations which is the subject of each such participation (a “Participant Register”).  An Obligation hereunder may be participated by a Lender in whole or in part only by registration of such participation on such Lender’s Participant Register.  Any participation of an Obligation may be effected only by registration of such participation on the applicable Lender’s Participant Register.  The Participant Register maintained by each Lender shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Notes issued to such Lender to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival.  All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and the issuance of any Letters of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15, 9.03 and 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Financing Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, any Lender or any arranger or bookrunner constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or its Restricted Subsidiaries against any of and all the obligations of the Borrowers or their Restricted Subsidiaries now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The applicable Lender shall notify the Borrowers and the Administrative Agent of each set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 GOVERNING LAW; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, BUT IN ANY EVENT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or their properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’(involved in the extension of credit to the Borrowers) directors, officers, employees and agents, including accountants, rating agencies, portfolio management servicers, legal counsel, service providers and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, and to any Lender’s or Participant’s limited partners and leverage providers (provided that no Lender or Participant shall disclose any information regarding any Credit Party or any Financing Document to any Person that is a Competitor), (g) with the written consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers or any Subsidiary.  In addition, each of the Administrative Agent, the Issuing Bank and the Lenders agrees that it will not, without the prior written consent of the Borrowers, reference the Borrowers or the Transactions in any advertisement, including any tombstones.  In addition, each Lender, Agent and Issuing Bank may disclose the existence of this Agreement and the information about this Agreement to market data collectors and similar service providers to the lending industry, in each case, to the extent such information has been disclosed in Holdings’ periodic filings with the Securities and Exchange Commission or to the extent the Borrowers have given their prior written consent (such consent not to be unreasonably withheld or delayed).  For the purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries; provided that, in the case of information received from the Borrowers or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything herein to the contrary, each of the Administrative Agent, the Issuing Bank and the Lenders agrees that any information relating to the Credit Parties’ Customers or their contracts with its Customers shall not be disclosed to any Person (other than legal counsel) without Borrowers’ express written consent.

           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS AND ITS AFFILIATES AND  THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 Subordination by Credit Parties.  Each Borrower, individually and on behalf of each other Credit Party, hereby agrees that all present and future Indebtedness of any Credit Party to another Credit Party (“Intercompany Indebtedness”) shall be subordinate and junior in right of payment and priority to the Loans and all other obligations of the Borrowers and the other Credit Parties to the Administrative Agent and the Lenders, and each Borrower, individually and on behalf of each other Credit Party, agrees not to, during the existence of a Default, make, demand, accept or receive any payment in respect of any present or future Intercompany Indebtedness, including, without limitation, any payment received through the exercise of any right of setoff, counterclaim or cross claim, or any collateral therefor, unless and until such time as the Loans and all other obligations of the Borrowers and the other Credit Parties to the Administrative Agent and the Lenders shall have been indefeasibly paid in full.  So long as no Default shall have occurred and be continuing and no Default shall be immediately caused thereby and such Intercompany Indebtedness is permitted by the terms of this Agreement, the Credit Parties may make and receive such payments in respect of any present or future Intercompany Indebtedness as shall be customary in the ordinary course of the Credit Parties’ business.  Without in any way limiting the foregoing, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, dissolution or other similar proceedings relative to any Credit Party or to its businesses, properties or assets, the Lenders shall be entitled to receive payment in full of the Loans and all other obligations of the Borrowers and the other Credit Parties to the Administrative Agent and the Lenders before any Credit Party shall be entitled to receive any payment in respect of any present or future Intercompany Indebtedness.

SECTION 9.15 USA Patriot Act.  Each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), such Lender is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify such Credit Party in accordance with the Patriot Act.

SECTION 9.16 Qualifications Regarding Credit Party Disclosures.  Notwithstanding anything to the contrary set forth herein, in no event shall any Credit Party be required to provide in any exhibit or schedule hereto, or in response to any disclosure required hereunder or any under Financing Document (including any annex, exhibit or schedule thereto), any information that is “classified” for reasons of national security or foreign policy under applicable laws, and each of the Credit Parties’ representations and warranties hereunder and thereunder and the annexes, exhibits and schedules hereto and thereto are so qualified.

SECTION 9.17 Restatement.  As of the date hereof, the terms conditions, agreements, covenants, representations and warranties set forth in the Existing Credit Agreement are hereby amended, restated, replaced and superseded in their entirety by this Agreement, provided that nothing herein shall impair or adversely affect the continuation of the liability and obligations of the Credit Parties under the Existing Credit Agreement as amended hereby and nothing herein shall be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of the Credit Parties evidenced by or arising under the Existing Credit Agreement or the other Existing Financing Documents as amended hereby (it being understood, however, that accrued interest and fees under the Existing Credit Agreement are being paid by the Borrowers on the Effective Date in accordance with Section 4.01(p)), and the liens and security interests in favor of the Administrative Agent securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, except as expressly provided herein or in the other Financing Documents.  Notwithstanding the foregoing, each party hereto acknowledges and agrees that non-compliance with any provision of the Existing Credit Agreement or the other Existing Financing Documents, if any, prior to the Effective Date is hereby waived.

SECTION 9.18 Purchase Option.

(a) Without prejudice to the enforcement of the rights and remedies of the Administrative Agent or the Revolving Lenders under this Agreement or the other Financing Documents, during the period of five (5) Business Days after the first to occur of (i) receipt by the Required Term Lenders of written notice by the Administrative Agent of the intent of the Administrative Agent and the Revolving Lenders to accelerate the Loans following the occurrence of an Event of Default (a "Trigger Notice"), (ii) the commencement of any bankruptcy, insolvency, liquidation, reorganization or similar proceeding in respect of any Credit Party or its debts, or of a substantial part of its assets, or the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, or (iii) the 75th day after the delivery of a Required Term Lender Remedy Notice pursuant to Section 7.02(b), (provided that such Required Term Lender Remedy Notice shall not have been withdrawn and the Event of Default that entitled the Required Term Lenders to send such Required Term Lender Remedy Notice shall be continuing) (each a “Triggering Event”), the Term Lenders shall have the option (but not the obligation) by delivery of irrevocable written notice to the Administrative Agent (a “Purchase Notice”) to purchase from the Revolving Lenders all (but not less than all) of the outstanding Revolving Loans and to assume all (but not less than all) of the outstanding Revolving Commitments, provided that such purchase and sale will not conflict with any law, rule, regulation or order of any court or other governmental authority having jurisdiction over the Revolving Lenders.  If, for any reason, the Administrative Agent does not receive a Purchase Notice by the end of the five (5) Business Days period described above, the rights of the Term Lenders to purchase the Revolving Loans under this Section 9.18 as a result of such Triggering Event shall automatically terminate and the Revolving Lenders shall have no further obligation to sell or assign their Revolving Loans and/or their Revolving Commitments to the Term Lenders unless a new Triggering Event occurs.  The Administrative Agent shall deliver to the Required Term Lenders any Trigger Notice (x) in the absence of Exigent Circumstances, not less than five (5) Business Days prior to taking any actions described in (a)(i) above or (y) if Exigent Circumstances exist, as soon as practicable and in any event contemporaneously with the taking of such action.

(b) If any Term Lenders send to the Administrative Agent a Purchase Notice within five (5) Business Days of the occurrence of a Triggering Event, the Administrative Agent and the Revolving Lenders shall not accelerate the Loans or exercise any remedies.  On the third Business Day after receipt by the Administrative Agent of the Purchase Notice (or on such earlier date after receipt by the Administrative Agent of the Purchase Notice as the Revolving Lenders and Required Term Lenders may agree), each Revolving Lender shall sell to those Term Lenders that have elected to purchase the Revolving Loans and Revolving Commitments (the “Purchasing Lenders”), and the Purchasing Lenders shall purchase from each of the Revolving Lenders, all (but not less than all) of the outstanding Revolving Loans and shall assume all (but not less than all) of the outstanding Revolving Commitments.  From and after the date of such purchase and sale, the Revolving Lenders shall have no obligation under this Agreement or the other Financing Documents as lenders, it being understood that all of such obligations shall be assumed by the Purchasing Lenders.  From and after the date of such purchase and sale, the Swingline Lender shall have no obligation to advance any additional Swingline Loans to the Borrowers.

(c) Upon the date of such purchase and sale, the Purchasing Lenders shall (A) pay to the Administrative Agent for the benefit of the Revolving Lenders an amount equal to the sum of (x) 100% of the then unpaid principal amount of all outstanding Revolving Loans (including, without limitation, all outstanding Swingline Loans and Protective Advances), together with interest accrued and unpaid thereon and any unpaid fees due and payable thereon but, except as provided below, excluding any prepayment premium, make-whole obligation or early termination fee (but exclusive of the outstanding LC Exposure) plus (y) all expenses of the Administrative Agent and the Revolving Lenders to the extent earned or due and payable in accordance with this Agreement and the other Financing Documents; (B) furnish to the Administrative Agent for the benefit of the Revolving Lenders and the Issuing Bank cash collateral pursuant to agreements, instruments and documents reasonably satisfactory to the Administrative Agent and the Issuing Bank with respect to the outstanding LC Exposure in an amount equal to 105% of then outstanding LC Exposure; provided, that after the date of such purchase and sale, without the prior written consent of the Purchasing Lenders, the Administrative Agent and the Revolving Lenders will not amend, modify, renew or extend any Letters of Credit for which the Purchasing Lenders have provided cash collateral to the Administrative Agent and the Revolving Lenders at the time of the purchase and sale;  and (C) indemnify for a period not to exceed 30 days the Administrative Agent and the Revolving Lenders for any checks or other payments provisionally credited to the Revolving Loans within the 30 day period prior to the date of such purchase and sale and as to which the Administrative Agent or the Revolving Lenders do not subsequently receive final payment (together with the amount set forth in clause (A) and the cash collateral furnished pursuant to clause (B), the “Purchase Price”).  Anything contained in this Section 9.18 to the contrary notwithstanding, in the event that (i) the Purchasing Lenders receive all or a portion of any prepayment premium, make-whole obligation or early termination fee payable pursuant to this Agreement in cash, (ii) all Revolving Loans purchased by the Purchasing Lenders and all of the other Obligations, including principal, interest and fees thereon and costs and expense of collection thereof (including reasonable attorneys fees and legal expenses), are repaid in full in cash, and (iii) this Agreement is terminated, in each case, within 90 days following the date on which the Purchasing Lenders pay the Purchase Price, then, within 3 Business Days after receipt by the Purchasing Lenders of such amounts, the Purchasing Lenders shall pay a supplemental purchase price to the Revolving Lenders in respect of their purchase under this Section 9.18 in an amount equal to the portion of the applicable prepayment premium, make-whole obligation or early termination fee received by the Purchasing Lenders to which the Revolving Lenders would have been entitled to receive had the purchase under this Section 9.18 not occurred.  Upon the date of such purchase and sale, the Purchasing Lenders shall remit the Purchase Price by wire transfer of immediately available funds to such bank account as the Administrative Agent may designate in writing to the Purchasing Lenders for such purpose.  The Administrative Agent and the Revolving Lenders will promptly provide the Purchasing Lenders with written notification of the cancellation or termination of any Letters of Credit for which the Purchasing Lenders have provided cash collateral to the Administrative Agent and the Revolving Lenders at the time of the purchase and sale.  Upon the termination of all outstanding Letters of Credit and the payment of all amounts due in respect of the outstanding LC Exposure, the balance, if any, of any cash collateral furnished pursuant to this Section 9.18(c) and provided by the Purchasing Lenders shall be paid by the Administrative Agent to the Purchasing Lenders.

(d) Such purchase and sale shall be made pursuant to customary assignment documentation reasonably acceptable to the Revolving Lenders and the Purchasing Lenders, but in any event shall be expressly made without representation or warranty of any kind by the Revolving Lenders or otherwise and without recourse to the Revolving Lenders, except for representations and warranties required to be made by the Revolving Lenders in connection with assignments of loans pursuant to Section 9.04 of this Agreement (as in effect on the date hereof).

(e) In the event that the Purchasing Lenders purchase the Revolving Loans and assume the Revolving Commitments as provided in this Section 9.18, (i) each of the Revolving Lenders, the Term Lenders, the Administrative Agent, the Issuing Bank and each Credit Party, by its acknowledgment hereof agrees that it will execute any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law or which the Administrative Agent, the Revolving Lenders or the Purchasing Lenders may reasonably request to effectuate the terms of this Section 9.18 and (ii) if the Administrative Agent or the Purchasing Lenders so elect, the Administrative Agent shall immediately resign and the Required Lenders may appoint a successor Administrative Agent in accordance with Article VIII.  In the event of any such resignation by the Administrative Agent, the Administrative Agent shall deliver to the Purchasing Lenders any original Financing Documents and any Collateral in its possession.

(f) Notwithstanding anything to the contrary set forth in this Agreement or in any other Financing Document, the Credit Parties acknowledge and agree that no such purchase by the Purchasing Lenders of the Revolving Loans and assumption of the Revolving Commitments pursuant to this Section 9.18 shall limit or impair the obligations of the Credit Parties under the Credit Agreement to indemnify the Administrative Agent and the Revolving Lenders in respect of acts, omissions, facts, events, conditions or circumstances existing or arising on or prior to the date on which the Revolving Loans are so purchased and the Revolving Commitments are so assumed, all of which indemnification obligations shall survive the consummation of such purchase and assumption.

[remainder of page intentionally left blank]

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BOS111 12484145.12

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

USEC INC.

By:/s/ John C. Barpoulis

Name: John Barpoulis

Title: Senior Vice President and Chief Financial Officer

UNITED STATES ENRICHMENT CORPORATION

By: /s/ John C. Barpoulis

Name: John Barpoulis

Title:  Senior Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., as Administrative and Collateral Agent

By: /s/ Dan Bueno

Name: Dan Bueno

Title:  Vice President

-  -
BOS111 12484145.12

LENDERS:

JPMORGAN CHASE BANK, N.A.

By:/s/ Dan Bueno

Name: Dan Bueno

Title:  Vice President

-  -
BOS111 12484145.12

LENDER:

Wells Fargo Capital Finance, LLC, as Revolving Lender

By:/s/ Sean Spring

Name: Sean Spring

Title:  Vice President

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BOS111 12484145.12

LENDER:

UBS Loan Finance LLC, as Revolving Lender

By:/s/ Mary E. Evans

Name: Mary E. Evans

Title:  Associate Director

By:/s/ Irja R. Otsa

Name: Irja R. Otsa

Title:  Associate Director

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BOS111 12484145.12

LENDER:

GMAC Commercial Finance LLC, as Revolving Lender

By:/s/ W. Wakefield Smith

Name: W. Wakefield Smith

Title:  Senior Director

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BOS111 12484145.12

LENDER:

New Alliance Bank, as Revolving Lender

By:/s/ Jessica Benevides Caron

Name: Jessica Benevides Caron

Title:  Vice President

-  -
BOS111 12484145.12

LENDER:

JPMorgan Chase bank, N.A., as Term Lender

By:/s/ Dan Bueno

Name: Dan Bueno

Title:  Vice President

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BOS111 12484145.12

LENDER:

Highbridge Principal Strategies – Senior Loan Fund II, L.P., as Term Lender

By: Highbridge Principal Strategies, LLC, its Investment Manager

By:/s/ Kevin Griffin

Name: Kevin Griffin

Title:  Managing Director

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BOS111 12484145.12

LENDER:

Highbridge Senior Loan Holdings, L.P., as Term Lender

By: Highbridge Principal Strategies, LLC, its Investment Manager

By:/s/ Kevin Griffin

Name: Kevin Griffin

Title:  Managing Director

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BOS111 12484145.12

LENDER:

United Insurance Company of America, as Term Lender

By:/s/ John M. Boschelli

Name: John M. Boschelli

Title:  Assistant Treasurer

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BOS111 12484145.12

LENDER:

Continental Casualty Company, as Term Lender

By:/s/ Marilou R. McGirr

Name: Marilou R. McGirr

Title:  Vice President and Assistant Treasurer

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BOS111 12484145.12

SCHEDULE 2.01

as of the Effective Date

Commitments

Lender	Revolving Commitment	Percentage of Total Revolving Commitment	Term Commitment	Percentage of Total Term Commitments
JPMorgan Chase Bank, N.A.	$50,000,000.00	22.222222%	$30,000,000.00	35.294118%
Wells Fargo Capital Finance, LLC	$75,000,000.00	33.333333%	$0.00	0.000000%
UBS Loan Finance LLC	$50,000,000.00	22.222222%	$0.00	0.000000%
GMAC Commercial Finance, LLC	$25,000,000.00	11.111111%	$0.00	0.000000%
New Alliance Bank	$25,000,000.00	11.111111%	$0.00	0.000000%
Highbridge Senior Loan Holdings, L.P.	$0.00	0.000000%	$24,460,000.00	28.776471%
Highbridge Principal Strategies—Senior Loan Fund II, L.P.	$0.00	0.000000%	$17,540,000.00	20.635294%
Continental Casualty Company	$0.00	0.000000%	$8,000,000.00	9.411764%
United Insurance Company of America	$0.00	0.000000%	$5,000,000.00	5.882353%
TOTAL	$225,000,000.00	100.000000%	$85,000,000.00	100.000000%

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BOS111 12484145.12

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of October __, 2010 (as amended, modified, restated or supplemented from time to time, and in effect on the date hereof, the “Credit Agreement”), among USEC Inc., a Delaware corporation (“Holdings”), United States Enrichment Corporation, a Delaware corporation (“Enrichment” and, together with Holdings, the “Borrowers”), JPMorgan Chase Bank, N.A., as administrative and collateral agent (the “Administrative Agent”), the Lenders from time to time party thereto, and the arrangers, book managers, bookrunners and other agents named therein.  Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor identified below hereby sells and assigns, without recourse, to the Assignee identified below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit, LC Disbursements and Swingline Loans held by the Assignor on the Assignment Date (if applicable), but excluding accrued interest and fees to and excluding the Assignment Date.  The Assignee hereby acknowledges receipt of a copy of the Credit Agreement and the other Financing Documents.  From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption is being delivered to the Administrative Agent together with (i) any documentation required to be delivered by the Assignee pursuant to Section 2.15(f) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee.  The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:                                           _________, 20___

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date (“Assignment Date”):                                                                _________, 20___

	Principal Amount Assigned	Percentage (set forth to at least 8 decimals) that the Assigned Interest represents of the outstanding Commitments
Revolving Commitment Assigned:	$0.00	0.00%
Revolving Loan Assigned:	$0.00	0.00%
Term Loan Commitment Assigned:	$0.00	0.00%

The terms set forth above are hereby agreed to:

[__________], as Assignor

By:
Name:
Title:

[__________], as Assignee

By:
Name:
Title:

BOS111 12484145.12

The undersigned hereby consent to the within assignment:

JPMorgan Chase Bank, N.A.,
as Administrative and Collateral Agent1

By:
Name:

Title:

[_______________],1
as Issuing Bank

By:
Name:

Title:

USEC Inc.1

By:
Name:

Title:

United States Enrichment Corporation1

By:
Name:

Title:

1 As applicable under the Credit Agreement

BOS111 12484145.12

October 8, 2010

JPMorgan Chase Bank, N.A., as
Administrative Agent and Collateral Agent
under the Credit Agreement referred to below,
270 Park Avenue, 44th Floor
New York, NY 10017

and

The Lenders identified on the attached Schedule A

Ladies and Gentlemen:

We have acted as special counsel to USEC Inc., a Delaware corporation (“Holdings”), United States Enrichment Corporation, a Delaware corporation (“Enrichment,” and together with Holdings, each a “Borrower,” and collectively, the “Borrowers”), and NAC International Inc., a Delaware corporation (“NAC”), in connection with the Third Amended and Restated Credit Agreement, dated as of October 8, 2010 (the “Credit Agreement”), among the Borrowers, JPMorgan Chase Bank, N.A., as administrative and collateral agent for the Lenders (in such capacity, “Agent”), the Lenders from time to time party thereto, and the arrangers, book managers and other agents named therein.  We are providing this opinion to you pursuant to Section 4.01(b) of the Credit Agreement, at the request of you and the Opinion Parties (as defined below).  Except as otherwise indicated, capitalized terms used in this opinion and defined in the Credit Agreement will have the meanings given in the Credit Agreement.  Holdings, Enrichment and NAC are referred to herein collectively as the “Opinion Parties” and individually as an “Opinion Party.”

In our capacity as such counsel, we have examined originals or copies of the following documents (each dated as of the date hereof), such documents numbered 1 through 3 collectively referred to herein as the “Loan Documents”:

1.	the Credit Agreement;

2.	the Third Amended and Restated Omnibus Pledge and Security Agreement, by and among the Opinion Parties and Agent (the “Security Agreement”);

3.	the Third Amended and Restated Guarantee, by NAC in favor of Agent (the “NAC Guarantee”); and

4.	the documents, orders, judgments and decrees listed in the certificates of the Secretary of each of the Opinion Parties attached hereto as Exhibit I and Exhibit II (the “Officer’s Certificates”).

In our capacity as such counsel, we have also examined filed copies of the UCC-1 Financing Statements attached hereto as Schedule B naming (a) Holdings as debtor and Agent as secured party, filed with the Secretary of State of the State of Delaware (the “Delaware Filing Office”) on February 26, 2010 (the “Delaware UCC-1 Financing Statement – Holdings”), (b) Enrichment as debtor and Agent as Secured Party, filed with the Delaware Filing Office on February 26, 2010 (the “Delaware UCC-1 Financing Statement – Enrichment”), and (c) NAC as debtor and Agent as Secured Party, filed with the Delaware Filing Office on February 26, 2010 (the “Delaware UCC-1 Financing Statement – NAC” and together with the Delaware UCC-1 Financing Statement – Holding and, Delaware UCC-1 Financing Statement – Enrichment, the “Delaware UCC-1 Financing Statements”).
As to relevant factual matters, we have relied upon, among other things, the Opinion Parties’ factual representations in the Officer’s Certificates, without any investigation with respect to the truth and accuracy thereof.  In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.  To the extent the Opinion Parties’ obligations depend on the enforceability of the Loan Documents against the other parties thereto, we have assumed that the Loan Documents are enforceable against such other parties.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1. Each Opinion Party is a corporation validly existing and, based solely upon our review of good standing certificates received from the Delaware Secretary of State dated October 1, 2010, in good standing under the laws of the State of Delaware, with corporate power to (i) own its properties and assets, and (ii) enter into the Loan Documents to which it is a party and perform its obligations under the Loan Documents to which it is a party.

2. The execution, delivery and performance by each Opinion Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action on the part of such Opinion Party, and such Loan Documents have been duly executed and delivered by such Opinion Party.

3. Each Loan Document to which an Opinion Party is a party constitutes the legally valid and binding obligation of such Opinion Party, enforceable against such Opinion Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), the effect of Article Tenth of the Certificate of Incorporation of Holdings, and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

4. The execution and delivery by each Opinion Party of the Loan Documents to which it is a party do not, and each such Opinion Party’s performance of its obligations under such Loan Documents will not, violate such Opinion Party’s certificate of incorporation or bylaws.

5. The execution and delivery by each Opinion Party of the Loan Documents to which it is a party do not, and such Opinion Party’s performance of its obligations under such Loan Documents will not (i) breach or otherwise violate any existing obligation of or restriction on such Opinion Party under any order, judgment or decree of any New York or federal court or governmental authority binding on such Opinion Party identified in the Officer’s Certificates, or (ii) violate the current General Corporation Law of the State of Delaware or any current New York or federal statute, rule or regulation that we have, in the exercise of customary professional diligence, recognized as applicable to such Opinion Party or to transactions of the type contemplated by the Loan Documents.

6. No order, consent, permit or approval of, or filing with, any New York or federal governmental authority that we have, in the exercise of customary professional diligence, recognized as applicable to any Opinion Party or to transactions of the type contemplated by the Loan Documents is required on the part of any such Opinion Party for the execution and delivery of, and performance of its obligations under, the Loan Documents to which it is a party, except for (i) with respect to the performance of its obligations under the Loan Documents, routine informational filings required by applicable law, (ii) filings to perfect security interests and liens contemplated by the Loan Documents, (iii) with respect to the performance of its obligations under the Loan Documents, filings required to maintain the existence of such Opinion Party in good standing in applicable jurisdictions, (iv) with respect to the performance of its obligations under the Loan Documents, filings that may be required to perfect security interests and liens in connection with the Deferred Interests (as defined in the Security Agreement) and (v) with respect to the performance of its obligations under the Loan Documents, future filings in the ordinary course of business to comply with generally applicable regulatory or other laws or regulations applicable to such Opinion Party.

7. The Security Agreement is effective to create in favor of Agent as security for the Secured Obligations (as defined in the Security Agreement) a security interest in that Collateral (as defined in the Security Agreement) of the Opinion Parties in which a security interest may be created under Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “Code”).

8. Upon the filing of the Delaware UCC-1 Financing Statements with the Delaware Filing Office, Agent obtained a perfected security interest in the interest of the Opinion Parties in the Collateral (as defined in the Security Agreement) in which a security interest may be perfected under Delaware Article 9 (as defined below) by the filing of a financing statement in the State of Delaware.

9. The Security Agreement is effective to create under the Code in favor of Agent a security interest in the Certificated Securities (as defined below) identified on Annex A to the Security Agreement.  Assuming (i) prior delivery of the certificates representing such Certificated Securities to Agent (and assuming such delivery occurred in New York), effectively endorsed to Agent or in blank, and (ii) that, following such delivery to Agent, such Certificated Securities have continued to be held by Agent in New York and, as of the date hereof, are held by Agent in New York, Agent has a perfected security interest in such Certificated Securities, free of adverse claims.  For purposes of this paragraph 9, “Certificated Securities” means “certificated securities” as defined in Section 8-102 of the Code.

10. No Opinion Party is an “investment company” required to register under the Investment Company Act of 1940, as amended.

The opinions expressed above are subject to the following additional limitations, qualifications and exceptions:

(a) Our opinions in paragraph 3 above as to enforceability of the Loan Documents are subject to:

(i) public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own negligence, willful misconduct or unlawful conduct;

(ii) the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law;

(iii) the unenforceability under certain circumstances of provisions imposing penalties, liquidated damages or other economic remedies;

(iv) the unenforceability under certain circumstances of provisions appointing one party as trustee for an adverse party or provisions for the appointment of a receiver; and

(v) the unenforceability of any provision purporting to release or require a release of future claims against the Agent or any Lender.

(b) We express no opinion as to the effect of non-compliance by you with any state or federal laws or regulations applicable to the transactions contemplated by the Loan Documents because of the nature of your business.

(c) We express no opinion as to any provision of any Loan Document insofar as it purports to grant a right of setoff in respect of any Opinion Party’s assets to any person other than a creditor of such Opinion Party.

(d) We advise you that any provision of any Loan Document which provides for exclusive jurisdiction of the courts of any particular State and federal courts sitting in such State may not be binding on the courts in the forums selected or excluded.  We further advise you that, to the extent any opinion relates to the enforceability of New York choice of forum provisions of the Loan Documents, such provisions may not be binding on the federal courts sitting in the State of New York (or any federal appellate court).

(e) Our opinion in paragraph 3 is subject to the qualification that certain rights, remedies, waivers and other provisions of the Security Agreement may not be enforceable, but such unenforceability will not, subject to the other exceptions, qualifications and limitations set forth herein, render the Security Agreement invalid as a whole or substantially interfere with the substantial realization of the principal benefits or security, or both, that the Security Agreement purport to provide (except for the economic consequences of procedural or other delay).

(f) For purposes of the opinions expressed in paragraphs 4, 5 and 6, we have assumed that the Opinion Parties will not in the future take any discretionary action (including a decision not to act) permitted by the Loan Documents that would cause the performance of the Loan Documents to constitute a violation or breach of or default under the certificate of incorporation or by-laws of any Opinion Party or any order, judgment, or decree referred to in clause (i) of paragraph 3 or to violate the General Corporation Law of the State of Delaware or any New York or federal statute, rule or regulation, or to require an order, consent, approval or permit to be obtained from a New York or federal governmental authority.

(g) We express no opinion regarding any provision of any Loan Document that purports to permit Agent or any other person to sell or otherwise dispose of any collateral subject thereto except in compliance with the Code, any other applicable federal and state laws and any agreement governing such collateral, or to impose on Agent standards of care of collateral in Agent’s possession other than as provided in Section 9-207 of the Code.  We advise you that federal and state securities laws may limit the right to transfer or dispose of collateral that may constitute securities under such laws.

(h) We express no opinion with respect to any goods which are accessions to, or commingled with, other goods to the extent that the security interest is limited by Section 9-335 or 9-336 of the Code.

(i) We express no opinion regarding the validity or perfection of the security interest as it relates to the Deferred Interests (as defined in the Security Agreement).

(j) We express no opinion concerning federal or state securities laws or regulations, except in paragraph 10.  We express no opinion concerning (i) federal or state antitrust, unfair competition or trade practice laws or regulations (ii) pension and employee benefit laws and regulations, (iii) compliance with fiduciary requirements, (iv) federal or state environmental laws and regulations, (v) federal or state land use or subdivision laws or regulations, or (vi) the Trading with the Enemy Act, as amended, the foreign assets control regulations of the United States Treasury Department, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended, Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, as amended, and any enabling legislation, rules, regulations or executive orders relating thereto.  We express no opinion concerning federal or state laws, regulations, rules, executive orders, treaties or compacts governing or otherwise related to the nuclear regulatory regime, including, without limitation, the Atomic Energy Act of 1954 (as amended), the Energy Reorganization Act of 1974 (as amended), the Nuclear Waste Policy Act of 1982 (as amended), the Energy Policy Act of 1992, the Hazardous Materials Transportation Act (as amended), the Nuclear Non-Proliferation Act of 1978, the USEC Privatization Act of 1996, and any related rules and regulations promulgated by any federal or state governmental authority, including, without limitation, the U.S. Department of Energy, the U.S. Nuclear Regulatory Commission, the U.S. Commerce Department, the U.S. Department of Transportation, the U.S. Department of Labor and the U.S. Department of Homeland Security.

(k) Our opinions in paragraphs 7, 8 and 9 are limited to Article 9 of the Code and do not address (A) laws of jurisdictions other than New York (and, as to our opinion in paragraph 8 only, Delaware Article 9 (as defined below)), (B) collateral not subject to Article 9 of the Code (including by reason of Section 9-109(c) or (d) thereof), or (C) under Sections 9-301 through 9-306 of the Uniform Commercial Code as in effect in any jurisdiction, or otherwise, what law governs the perfection of the security interests granted in the collateral covered by those opinion paragraphs.  Our opinion in paragraph 8 is based solely upon a review of Article 9 of the Uniform Commercial Code in effect in the State of Delaware on the date hereof, as reported in Delaware Uniform Commercial Code Annotated (LexisNexis 2009) (“Delaware Article 9”) and excludes any review of official decisions interpreting Delaware Article 9 or any other review.

(l) We express no opinion with respect to:

(i) Collateral consisting of real property, copyrights, farm products, consumer goods, as-extracted collateral, commercial tort claims, cooperative interests (as such terms are defined in the Code) and timber to be cut; or

(ii) the priority of any security interest.

(m) In rendering the opinions in paragraphs 7, 8 and 9, we have assumed that:

(i) each Opinion Party has, or will have at the relevant time, rights in the Collateral in which such Opinion Party has granted a security interest to Agent within the meaning of Section 9-203(b)(2) of the Code at all times relevant to this opinion;

(ii) except to the extent that the description refers to “types” of collateral defined in the Code, such as accounts, inventory, general intangibles, deposit accounts, chattel paper, instruments and investment property, the Collateral is reasonably identified in the description of collateral set forth in the Security Agreement in accordance with Section 9-108 of the Code and in the Delaware UCC-1 Financing Statements in accordance with Section 9-504 of the Code;

(iii) neither Agent nor the Lenders have notice of any adverse claims to the Certificated Securities referred to in paragraph 9; and

(iv) at all times relevant to this opinion, value has been given within the meaning of Section 9-203(b)(1) of the Code.

(n) We advise you that we have not made or undertaken to make any investigation as to the existence of or state of title to the Collateral and we express no opinion as to the existence, condition or location of the Collateral.

We have not given substantive attention on behalf of any Opinion Party to, or represented any Opinion Party in connection with, any actions, suits or proceedings pending or overtly threatened in writing against any Opinion Party before any court, arbitrator or governmental agency, which seek to affect the enforceability of the Loan Documents.  We call your attention to the fact that our engagement is limited to specific matters as to which we are consulted by any Opinion Party.

The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of New York, the present General Corporation Law of the State of Delaware, and Delaware Article 9.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is furnished by us as special counsel for the Opinion Parties and may be relied upon by you only in connection with the transactions contemplated by the Loan Documents.  It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent.  You may, however, deliver a copy of this opinion to assignees of the Loans permitted under Section 9.04 of the Credit Agreement.  At your request, we hereby consent to reliance on this opinion by such assignees to the same extent as the addressees hereof as if this opinion were addressed and had been delivered to them on the date of this opinion, on the condition and understanding that (i) we assume no responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressees and (ii) any such reliance by future assignee must be actual and reasonable under the circumstances existing at the time of assignment.  This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.  This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

BOS111 12484145.12

EXHIBIT C-1
FORM OF [SECOND AMENDED AND RESTATED]2 REVOLVING CREDIT NOTE

New York, New York
$                             , 20__

FOR VALUE RECEIVED, the undersigned, USEC Inc., a Delaware corporation (“Holdings”) and United States Enrichment Corporation, a Delaware corporation (“Enrichment” and, together with Holdings, the “Borrowers”), hereby jointly and severally promise to pay to the order of ___________________________________ (the “Lender”), at the office of JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent (the “Administrative Agent”), at 270 Park Avenue, 44th Floor, New York, NY 10017, at the expiration of the Availability Period as defined in that certain Third Amended and Restated Credit Agreement dated as of October ____, 2010, among the Borrowers, the Administrative Agent, the Lenders from time to time party thereto, and the arrangers, book managers, bookrunners and other agents named therein (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”) or earlier as provided for in the Credit Agreement, the lesser of the principal sum of

____________________________AND ____/100 DOLLARS ($_____________)

or the aggregate unpaid principal amount of all Revolving Loans to the Borrowers from the Lender pursuant to the terms of the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date thereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at a rate or rates per annum and, in each case, and payable on such dates as determined pursuant to the terms of the Credit Agreement.  Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Credit Agreement.

[This Second Amended and Restated Revolving Credit Note amends and restates and is issued in substitution for and replacement of that certain Amended and Restated Revolving Credit Note dated February 26, 2010 issued by the Borrowers in favor of Lender (the “Existing Note”), provided that nothing herein shall impair or adversely affect the continuation of the liability and obligations of the Borrowers under the Existing Credit Agreement and nothing herein shall be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of the Borrowers evidenced by the Existing Note, which Indebtedness and other obligations and liabilities shall continue hereunder subject to the terms and conditions of the Credit Agreement.]

The Borrowers jointly and severally promise to pay interest, on demand, on any overdue principal and fees and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever.  The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This [Second Amended and Restated] Revolving Credit Note is one of the Notes referred to in the Credit Agreement (and is secured by the Collateral referred to therein), which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS [SECOND AMENDED AND RESTATED] REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, BUT IN ANY EVENT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

IN WITNESS WHEREOF, each of the undersigned has executed this [Second Amended and Restated] Revolving Credit Note under seal as of the date first set forth above.

USEC INC.

By:

Name:

Title:

UNITED STATES ENRICHMENT CORPORATION

By:

Name:

Title:

2 Applicable to Lenders party to the Existing Credit Agreement.

BOS111 12484145.12

EXHIBIT C-2
FORM OF TERM NOTE

New York, New York
$                             , 20__

FOR VALUE RECEIVED, the undersigned, USEC Inc., a Delaware corporation (“Holdings”) and United States Enrichment Corporation, a Delaware corporation (“Enrichment” and, together with Holdings, the “Borrowers”), hereby jointly and severally promise to pay to the order of ___________________________________ (the “Lender”), at the office of JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent (the “Administrative Agent”), at 270 Park Avenue, 44th Floor, New York, NY 10017, on the Maturity Date as defined in that certain Third Amended and Restated Credit Agreement dated as of October ____, 2010, among the Borrowers, the Administrative Agent, the Lenders from time to time party thereto, and the arrangers, book managers, bookrunners and other agents named therein (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”) or earlier as provided for in the Credit Agreement, the principal sum of

____________________________AND ____/100 DOLLARS ($_____________)

or, if less, the outstanding principal amount of the Term Loans to the Borrowers from the Lender pursuant to the terms of the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date thereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at a rate or rates per annum and, in each case, and payable on such dates as determined pursuant to the terms of the Credit Agreement.  Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Credit Agreement.

The Borrowers jointly and severally promise to pay interest, on demand, on any overdue principal and fees and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever.  The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Term Note is one of the Notes referred to in the Credit Agreement (and is secured by the Collateral referred to therein), which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, BUT IN ANY EVENT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

BOS111 12484145.12

IN WITNESS WHEREOF, each of the undersigned has executed this Term Note under seal as of the date first set forth above.

USEC INC.

By:

Name:

Title:

UNITED STATES ENRICHMENT CORPORATION

By:

Name:

Title:

BOS111 12484145.12

EXHIBIT D
SUBORDINATION PROVISIONS

“Holder” means any registered holder of this Note.3

“Secured Obligations” shall have the meaning attributed to such term in the Senior Security Agreement.

“Senior Agent” shall mean JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Senior Lenders under the Senior Credit Agreement, and its successors in such capacity, or if there is then no acting Administrative Agent and Collateral Agent under the Senior Credit Agreement, financial institutions constituting “Required Lenders” as defined therein.

“Senior Credit Agreement” shall mean the Third Amended and Restated Credit Agreement dated as of October ____, 2010, by and among USEC, Inc. and United States Enrichment Corporation, as joint and several co-borrowers (“Borrowers”), the financial institutions listed therein as “Lenders”, Senior Agent and the entities listed therein as Book Managers, Bookrunners, Lead Arrangers, Syndication and Documentation Agents, as applicable, as such agreement has heretofore been and may hereafter be amended, restated, modified or supplemented from time to time, together with any credit agreement or similar document from time to time executed by Borrowers to evidence any Refinancing (as defined in the definition of Senior Indebtedness) or successive Refinancings.

“Senior Debt Documents” shall mean the Senior Credit Agreement, the Senior Security Agreement, the Senior Guarantee, and all other documents and instruments delivered or filed in connection with the creation or incurrence of any Senior Indebtedness (including, without limitation, the promissory notes, guaranties, security agreements, pledge agreements and mortgages executed and delivered by, and letters of credit issued for the account of, Borrowers and their direct or indirect subsidiaries in respect of the Secured Obligations).

“Senior Guarantee” shall mean the Third Amended and Restated Guarantee dated as of October ____, 2010 by and between Senior Guarantors and Senior Agent, together with any other guarantee from time to time executed by a Senior Guarantor to guarantee all or any portion of the Secured Obligations.

“Senior Guarantors” shall mean any direct or indirect subsidiary of any Borrower that guarantees all or any portion of the Secured Obligations in accordance with the terms of the Senior Credit Agreement.

“Senior Indebtedness” shall mean (i) all Secured Obligations now or hereafter incurred pursuant to and in accordance with the terms of the Senior Debt Documents, (ii) any additional indebtedness incurred under or pursuant to the Senior Credit Agreement and the other Senior Debt Documents, whether such Secured Obligations or additional indebtedness involve principal prepayment charges, interest (including, without limitation, interest accruing after the filing of a petition (or which would have accrued, but for the filing of such petition) initiating any proceeding under the Bankruptcy Code with respect to any Borrower or any Senior Guarantor or any of their respective affiliates, whether or not allowed as a claim in such proceeding), indemnities (other than inchoate indemnification obligations with respect to claims, losses or liabilities which have not yet arisen after all other Secured Obligations have been repaid in full, all letters of credit issued under or in connection with the Senior Debt Documents have terminated or expired and all commitments to lend thereunder have terminated) or reimbursement of fees, expenses or other amounts, and (iii) any indebtedness incurred (other than those not due and payable when all other Secured Obligations have been repaid, all letters of credit have terminated or expired and all commitments to extend credit under the Senior Debt Documents are terminated) for the purpose of refinancing, restructuring, extending or renewing (collectively, “Refinancing”) the obligations of Borrowers under the Senior Credit Agreement as set forth in clauses (i) and (ii) above.

“Senior Lenders” shall mean the financial institutions party to the Senior Credit Agreement as “Lenders” from time to time.

“Senior Security Agreement” shall mean the Third Amended and Restated Omnibus Pledge and Security Agreement dated as of October ____, 2010 by and among Borrowers, the Senior Guarantors and the Senior Agent, as such agreement has heretofore been and may hereafter be amended, restated, modified or supplemented from time to time, together with any security agreement, pledge agreement or similar document from time to time executed by Borrowers and any Senior Guarantor in connection with any Refinancing (as defined in the definition of Senior Indebtedness) or successive Refinancings.

11. Subordination.

(a) Agreement to Subordinate.  Borrowers, Senior Guarantors4 and, by its acceptance hereof, each Holder, jointly and severally covenant and agree that the indebtedness of any Borrower and of any Senior Guarantor evidenced by this Note, whether for principal, interest or any other amount payable under or in respect hereof and all rights or claims arising out of or associated with such indebtedness (the “Subordinated Obligations”), are and shall be junior and subordinate in right of payment to the prior payment in full in cash or other immediately available funds of all Senior Indebtedness in accordance with the provisions of this Section X.  Each holder of Senior Indebtedness shall be deemed to have acquired Senior Indebtedness in reliance upon the agreements of Borrowers, Senior Guarantors and the Holder contained in this Section X.  The provisions of this Section X shall continue to be effective and shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness or any representative of such holder upon the insolvency, bankruptcy or reorganization of any Borrower or any Senior Guarantor.  Any provision of this Note to the contrary notwithstanding, Borrowers and Senior Guarantors shall not make, and no Holder shall accept, any payment or prepayment of principal, or prepayment of other amounts due thereunder, of any kind whatsoever (including without limitation by distribution of assets, set off, exchange or any other manner) with respect to the Subordinated Obligations at any time when any of the Senior Indebtedness, any letter of credit issued under or in connection with the Senior Debt Documents or any commitment to extend credit under the Senior Debt Documents remains outstanding.  Holder may receive interest payments in respect of the Subordinated Obligations in accordance with the terms of this Note except to the extent and at the times prohibited or restricted by the provisions of this Section X.  In no event shall the Holder commence any action or proceeding to contest the provisions of this Section X or the priority of the Liens (as defined in the Senior Credit Agreement) granted to the holders of the Senior Indebtedness by Borrowers and Senior Guarantors.

(b) Liquidation.  Dissolution.  Bankruptcy.  In the event of any insolvency, bankruptcy, dissolution, winding up, liquidation, arrangement, reorganization, marshalling of assets or liabilities, composition, assignment for the benefit of creditors or other similar proceedings relating to any Borrower or any Senior Guarantor, its debts, its property or its operations, whether voluntary or involuntary, including, without limitation the filing of any petition or the taking of any action to commence any of the foregoing (which, in the case of action by a third party, is not dismissed within 60 days) (a “Bankruptcy Event”), all Senior Indebtedness shall first be paid in full and all letters of credit issued under or in connection with the Senior Debt Documents shall first have terminated or expired or been fully cash collateralized before Holder shall be entitled to receive or retain any payment or distribution of assets of any Borrower or any Senior Guarantor with respect to any Subordinated Obligations.  In the event of any such Bankruptcy Event, any payment or distribution of assets to which Holder would be entitled if the Subordinated Obligations were not subordinated to the Senior Indebtedness in accordance with this Section X, whether in cash, property, securities or otherwise (other than securities received by the Holder provided for by a plan of reorganization or readjustment or the like, the payment of which securities is subordinate, at least to the extent provided in this Section X with respect to the Subordinated Obligations, to the payment of the Senior Indebtedness under any such plan of reorganization or readjustment or the like), shall be paid or delivered by the debtor, custodian, trustee or agent or other person making such payment or distribution, or by the Holder if received by it, directly to the Senior Agent on behalf of the holders of the Senior Indebtedness to be applied to the payment of the Senior Indebtedness remaining unpaid and, upon the payment in full of all such Senior Indebtedness, to be held as cash collateral for all outstanding letters of credit issued under or in connection with the Senior Debt Documents, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid and to fully cash collateralize all letters of credit remaining outstanding, after giving effect to any concurrent payment or distribution to or for the holders of the Senior Indebtedness.

(c) No Payments with Respect to Subordinated Obligations in Certain Circumstances.

(i) In circumstances in which Section X(b) is not applicable, no payment of any nature (including, without limitation, any distribution of assets) in respect of the Subordinated Obligations (including, without limitation, pursuant to any judgment with respect thereto or on account of the purchase or redemption or other acquisition of Subordinated Obligations, by set off, prepayment exchange or other manner) shall be made by or on behalf of any Borrower or any Senior Guarantor if, at the time of such payment:

(A) a default in the payment when due (whether at the maturity thereof, or upon acceleration of maturity or otherwise and without giving effect to any applicable grace periods) of all or any portion of the Senior Indebtedness (whether of principal, interest or any other amount with respect thereto) shall have occurred, and such default shall not have been cured or waived in accordance with the terms of the Senior Debt Documents; or

(B) subject to Section X(c)(v), (x) any Borrower or any Senior Guarantor shall have received a notice from the Senior Agent or the Senior Lenders stating that one or more Events of Default (as defined in the Senior Credit Agreement) in respect of any Senior Indebtedness (other than payment defaults described in Section X(c)(i)(A) above) has occurred and is continuing and that such notice is being given pursuant to this Section X(c)(i)(B), (y) each such Event of Default shall not have been cured or waived in accordance with the terms of the Senior Debt Documents, and (z) 180 days shall not have elapsed since the date such notice was received.

(ii) Borrowers or any Senior Guarantor may resume payments (and may make any payments missed due to the application of Section X(c)(i)) in respect of the Subordinated Obligations or any judgment with respect thereto:

(A) in the case of a default referred to in clause (A) of Section X(c)(i), upon a cure or waiver thereof in accordance with the terms of the Senior Debt Documents; or

(B) in the case of an Event of Default or Events of Default referred to in clause (B) of Section X(c)(i), upon the earlier to occur of (x) the cure or waiver of all such Events of Default in accordance with the terms of the Senior Debt Documents, or (y) the expiration of such period of 180 days.

(iii) Following any acceleration of the maturity of any Senior Indebtedness and as long as such acceleration shall continue unrescinded and unannulled, such Senior Indebtedness shall first be paid in full, or provision for such payment shall be made in a manner reasonably satisfactory to the holders of the Senior Indebtedness, and all letters of credit issued under or in connection with the Senior Debt Documents shall first be fully cash collateralized, before any payment is made on account of or applied on the Subordinated Obligations.

(iv) Borrowers or any Senior Guarantor shall give prompt written notice to the Holder of (i) any default in respect of Senior Indebtedness referred to in Section X(c)(i)(A) and (ii) any notice of the type described in Section X(c)(i)(B) from the Senior Agent.

(v) Notwithstanding anything to the contrary set forth herein, no more than one notice may be sent by the Senior Agent and the Senior Lenders under Section X(c)(i)(B) in any 365-day period.

(d) When Distribution Must Be Paid Over.  In the event that Holder shall receive any payment or distribution of assets that Holder is not entitled to receive or retain under the provisions of this Note, Holder shall hold any amount so received in trust for the holders of Senior Indebtedness, shall segregate such assets from other assets held by Holder and shall forthwith turn over such payment or distribution (without liability for interest thereon) to the Senior Agent on behalf of the holders of Senior Indebtedness in the form received (with any necessary endorsement) to be applied to the payment of the Senior Indebtedness and, following the payment in full of the Senior Indebtedness, to be held as cash collateral for all letters of credit issued under or in connection with the Senior Debt Documents.  Notwithstanding the foregoing, if Holder receives a payment from any Borrower or any Senior Guarantor prior to receiving notice that such payment is restricted under the terms of Section X(c)(i) above, Holder may retain such payment.

(e) Exercise of Remedies.  So long as any Senior Indebtedness is outstanding (including any loans, any letters of credit or any commitments to extend credit under the Senior Debt Documents), Holder (solely in its capacity as a holder of this Note) shall not exercise any rights or remedies with respect to an Event of Default under this Note, including, without limitation, any action (i) to demand or sue for collection of amounts payable hereunder, (ii) to accelerate the principal of this Note, or (iii) to commence, or join with any other creditor (other than the holder of a majority in principal amount of the Senior Indebtedness) in commencing, any proceeding in connection with or premised on the occurrence of a Bankruptcy Event prior to the earlier of

(A) the payment in full of all Senior Indebtedness, the expiration or cash collateralization in full of all letters of credit issued under or in connection with the Senior Debt Documents and the termination of all commitments to extend credit under the Senior Debt Documents;

(B) the initiation of a proceeding (other than a proceeding prohibited by clause (iii) of this Section X(e)) in connection with or premised upon the occurrence of a Bankruptcy Event;

(C) the expiration of 180 days immediately following the receipt by the Senior Agent of notice of the occurrence of such Event of Default from the Holder, and

(D) the acceleration of the maturity of the Senior Indebtedness;

provided however, that if, with respect to (B) and (D) above, such proceeding or acceleration, respectively, is rescinded, or with respect to (C) above, during such 180-day period such Event of Default has been cured or waived, the prohibition against taking the actions described in this Section X(e) shall automatically be reinstated as of the date of the rescission, cure or waiver, as applicable.  In all events, unless an event described in clause (A), (B) or (D) above has occurred and not been rescinded, the Holder shall give thirty (30) days’ prior written notice to the Senior Agent before taking any action described in this Section X(e), which notice shall describe with specificity the action that the Holder in good faith intends to take.

(f) Acceleration of Payment of Note.  If this Note is declared due and payable prior to the Maturity Date under this Note, no direct or indirect payment that is due solely by reason of such declaration shall be made, nor shall application be made of any distribution of assets of any Borrower or any Senior Guarantor (whether by set off or in any other manner, including, without limitation, from or by way of collateral) to the payment, purchase or other acquisition or retirement of this Note, unless, in either case, (i) all amounts due or to become due on or in respect of the Senior Indebtedness (including with respect to any outstanding letters of credit) shall have been previously paid in full, (ii) all letters of credit issued under or in connection with the Senior Debt Documents have terminated or expired or been cash collateralized in full and (iii) all commitments to extend credit under the Senior Credit Agreement shall have been terminated.

(g) Proceedings Against Borrowers and Senior Guarantors.  So long as any Senior Indebtedness is outstanding (including any loans, letters of credit or any commitments to extend credit under the Senior Debt Documents), Holder (solely in its capacity as a holder of this Note) shall not commence any bankruptcy, insolvency, reorganization or other similar proceeding against any Borrower or any Senior Guarantor.

(h) Amending Senior Indebtedness.  Any holder of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to Holder (i) modify or amend the terms of the Senior Indebtedness, (ii) sell, exchange, release, fail to perfect a lien on or a security interest in or otherwise in any manner deal with or apply any property pledged or mortgaged to secure, or otherwise securing, Senior Indebtedness, (iii) release any Senior Guarantor or any other person liable in any manner for the Senior Indebtedness, (iv) exercise or refrain from exercising any rights against any Borrower, any Senior Guarantor or any other person, (v) apply any sums by whomever paid or however realized to the payment of the Senior Indebtedness or (vi) take any other action that might be deemed to impair in anyway the rights of Holder.  Any and all of such actions may be taken by the holders of Senior Indebtedness without incurring responsibility to Holder and without impairing or releasing the obligations of Holder to the holders of Senior Indebtedness.

(i) Certain Rights in Bankruptcy.  Holder hereby irrevocably authorizes and empowers each holder of Senior Indebtedness (and its representative or representatives) to demand, sue for, collect and receive all payments and distributions under the terms of this Note, to file and prove all claims (including claims in bankruptcy) relating to this Note, to exercise any right to vote arising with respect to this Note and any claims hereunder in any bankruptcy, insolvency or similar proceeding and take any and all other actions in the name of Holder (solely in its capacity as a holder of this Note), as such holder of Senior Indebtedness determines to be necessary or appropriate.

(j) Subrogation.  No payment or distribution to any holder of Senior Indebtedness pursuant to the provisions of this Note shall entitle Holder to exercise any right of subrogation in respect thereof until (i)(x) all Senior Indebtedness shall have been paid in full, (y) all letters of credit issued under or in connection with the Senior Debt Documents have terminated or expired or been cash collateralized in full and (z) all commitments to extend credit under the Senior Debt Documents shall have been terminated or (ii) all holders of Senior Indebtedness have consented in writing to the taking of such action.

(k) Relative Rights.  The provisions of this Section X are for the benefit of the holders of Senior Indebtedness (and their successors and assigns) and shall be enforceable by them directly against Holder.  Holder acknowledges and agrees that any breach of the provisions of this Section X will cause irreparable harm for which the payment of monetary damages may be inadequate.  For this reason, Holder agrees that, in addition to any remedies at law or equity to which a holder of Senior Indebtedness may be entitled, a holder of Senior Indebtedness will be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Section X and/or to compel specific performance of such provisions.  The provisions of this Section X shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness upon the occurrence of a Bankruptcy Event or otherwise, all as though such payment had not been made.  The provisions of this Section X are not intended to impair and shall not impair as between Borrowers or any Senior Guarantor and Holder, the obligation of Borrowers or any Senior Guarantor, which is absolute and unconditional, to pay Holder all amounts owing under this Note in accordance with its terms.

(l) Reliance on Orders and Decrees.  Subject to the provisions of Section X(d) hereof, upon any payment or distribution of assets of any Borrower or any Senior Guarantor, whether in cash, property, securities or otherwise, Holder shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which any insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to Holder for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section X.

3  Note:  If the subordinated indebtedness is issued pursuant to an agented facility or relates to a guaranty, these provisions may be included in the Note Purchase Agreement or guaranty, as applicable, with conforming changes.

4 NOTE:  Certain references to Borrowers and/or Senior Guarantors reflected in this Exhibit D may be included or excluded, as appropriate, depending on which party is the obligor in respect of the Subordinated Indebtedness.

BOS111 12484145.12

EXHIBIT 5.01(d)
FORM OF COMPLIANCE CERTIFICATE

JPMorgan Chase Bank, N.A., as Administrative Agent

270 Park Avenue, 44th Floor

New York, NY  10017

Attn:           Dan Bueno, USEC Inc. Account Representative

Re:           Third Amended and Restated Credit Agreement dated as of October ____, 2010 (as amended and restated from time to time, the “Credit Agreement”) among USEC Inc. (“Holdings”) and United States Enrichment Corporation (“Enrichment” and together with Holdings, the “Borrowers”), the Lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Administrative Agent”), and the other arrangers, book managers, bookrunners and agents named therein

Ladies and Gentlemen:

Pursuant to the Credit Agreement, enclosed is a copy of consolidated financial statements of Holdings and its Subsidiaries for the [calendar month]/[fiscal quarter]/[fiscal year] ended ______________, prepared in accordance with GAAP (subject, in the case of monthly and quarterly financial statements, to year-end adjustments and the absence of footnotes).  Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

As required, a review of the activities of Holdings and its Subsidiaries during the [calendar month]/[fiscal quarter]/[fiscal year] ended ______________ has been made under the immediate supervision of the undersigned with a view to determining whether, during such period, Holdings and its Subsidiaries have kept, observed, performed and fulfilled each and every covenant and condition of the Credit Agreement applicable to them.  To the best of my knowledge and belief, there neither exists on the date of this certificate, nor existed during such period, any Default or Event of Default, except as set forth on any attachment hereto.  There has been no change in GAAP since the date of the last audited financial statements delivered to you by Holdings, except as otherwise disclosed in Holdings’ filings with the Securities and Exchange Commission.

As further required, attached are (i) Schedule A setting forth covenant calculations demonstrating compliance of the Borrowers with the financial covenants set forth in Article VI of the Credit Agreement, and (ii) Schedule B setting forth a report showing monthly production levels at the Paducah Gaseous Diffusion Plant on a trailing twelve (12) month basis until such time as production level tests under the DOE Agreement are no longer applicable.

Very truly yours,

USEC INC.

By:
Name:
Title:

BOS111 12484145.12

Schedule A to Compliance Certificate

Covenant Calculations

[see attached]

BOS111 12484145.12

Schedule B to Compliance Certificate

Monthly Production Level Report

[see attached]

BOS111 12484145.12

SCHEDULE A TO COMPLIANCE CERTIFICATE
Financial Covenant Compliance Calculations for the [calendar month][fiscal quarter][fiscal year] ended [ ]

I. Availability - Section 6.09

Minimum Availability required by Credit Agreement:
The greater of (i) 10% of the sum of (A) aggregate Revolving Commitments of the Revolving Lenders plus (B) outstanding Term Loans and (ii) $32,500,000			$ -

Actual Availability:

A.	The lesser of:
i.	The sum of aggregate Revolving Commitments of the Revolving Lenders plus outstanding Term Loans	$ -
ii.	Borrowing Base (per Certificate dated [ ])	$ -
iii.	Lesser of A(i) and A(ii)	$ -

B.	The sum of:
i.	Unpaid principal balance of Revolving Loans and Swingline Loans	$ -
ii.	plusunpaid principal balance of Term Loans
iii.	plus accrued interest and accrued and unpaid fees and expenses	$ -
iv.	plus LC Exposure	$ -
v.	minus aggregate undrawn amount of outstanding Letters of Credit that have been cash collateralized	$ -
vi.	The sum of Lines B(i) through B(vi)	$ -

Actual Availability (Line A(iii) - Line B(vi))			$ -
In compliance			Yes/No

Tested When Fixed Charge Applicable Period is in effect, i.e., the period commencing on the first Business Day on which Availability falls below $75,000,000 and continuing until the 90th consecutive day on which Availability exceeds $75,000,000

Fixed Charge Applicable Period in effect			Yes/No

If Fixed Charge Applicable Period is in effect, then minimum Fixed Charge Coverage Ratio required by Credit Agreement			1.00 to 1.00

Actual Fixed Charge Coverage Ratio

A.	Calculation of Consolidated EBITDA 2
i.	Net Income	$ -
ii.	plus Interest Expense	$ -
iii.	plus income tax expense	$ -
iv.	plus depreciation	$ -
v.	plus amortization of intangible assets	$ -
vi.	plus write-down of intangible assets that consist of goodwill	$ -
vii.	plus cash and non-cash extraordinary expenses or non-operating expenses & losses 3	$ -
viii.	plus non-recurring cash closing costs	$ -
ix.	plus ACP Expenditures to the extent (A) set forth on Schedule 1.03 to the Credit Agreement with respect to any period prior to the Effective Date or (B) permitted by Section 6.11 with respect to any period on or after the Effective Date	$ -
x.	minus Cash and non-cash extraordinary or non-operating income & gains	$ -
xi.	Consolidated EBITDA		$ -

B.	Non-Financed Capital Expenditures 2
i.	Aggregate amount of Capital Expenditures (other than ACP Expenditures to the extent (i) set forth on Schedule 1.03 to the Credit Agreement with respect to any period prior to the Effective Date or (ii) permitted by Section 6.11 with respect to any period on or after the Effective Date)	$ -
ii.	minus aggregate amount of proceeds from issuance of Equity Interests and incurrence of Funded Indebtedness (excluding proceeds of Loans and Letters of Credit and any proceeds from issuance of Equity Interests of Holdings invested or designated for investment in the ACP Companies) used to finance any Capital Expenditures	$ -
iii.	Non-Financed Capital Expenditures		$ -

C.	Calculation of Fixed Charges: 4
i.	Principal payments on Funded Indebtedness (other than the Revolving Loans) (whether regularly scheduled payments, prepayments or otherwise) but excluding payments or prepayments made in connection with the refinancing of such Indebtedness	$ -
ii.	plus Cash Interest Expense in respect of Funded Indebtedness	$ -
iii.	plus income taxes paid in cash	$ -
iv.	plus dividends and distributions paid in cash by Holdings	$ -
v.	plus payments made in respect of Capital Lease Obligations	$ -
vi.	Fixed Charges		$ -

	Actual Fixed Charge Coverage Ratio ((Line A(xi) - Line B(iii))/Line C(vi))		to 1.00
In compliance			Yes/No

1 Calculated for the period of four consecutive fiscal quarters most recently ended or, if at a time when monthly financial statements are required to be delivered pursuant to Section 5.01(c), for the period of twelve consecutive months then most recently ended.

2 Calculated with respect to Holdings and its Subsidiaries, but with respect to Holdings and its Restricted Subsidiaries from and after the earlier to occur of (1) the first date on which the American Centrifuge Project has commenced commercial operations, or (2) the first day of the first period for which Borrowers are required to deliver the financial statements pursuant to Section 5.01(h) of the Credit Agreement.

3 Such cash items added back to Net Income for purposes of this calculation shall not exceed $10,000,000 for any twelve (12) month period, except that during the twelve (12) month period in which the Borrowers cease enrichment operations at the Paducah facility in connection with the transfer of operations to the new American Centrifuge Facility, all such cash items added back to Net Income for purposes of this calculation shall not exceed $17,500,000.

4 Calculated with respect to Holdings and its Subsidiaries, but with respect to Holdings and its Restricted Subsidiaries (other than Item C(iii)) from and after the earlier to occur of (1) the first date on which the American Centrifuge Project has commenced commercial operations, or (2) the first day of the first period for which Borrowers are required to deliver the financial statements pursuant to Section 5.01(h) of the Credit Agreement.

III. ACP Expenditures - Section 6.11
ACP Specified Grant Proceeds and ACP Expenditures made with ACP Specified Grant Proceeds are disregarded and do not constitute ACP Expenditures for purposes of the calculation of ACP Expenditures under Section 6.11 of the Credit Agreement

Aggregate ACP Expenditures
Maximum aggregate ACP Expenditures permitted by Credit Agreement (i.e., the Aggregate ACP Expenditures Amount)
i.	ACP Expenditures Base Amount	$ 165,000,000.00
ii.	aggregate amount of Investments in Specified Entity as permitted under Section 6.04(q) of the Credit Agreement	$ -
iii.	ACP Net Equity Financing Proceeds received since Effective Date (as calculated in Section C below)	$ -
Aggregate ACP Expenditures Amount (Line (i) - Line (ii) + Line (iii))			$ 165,000,000.00
Actual ACP Expenditures made since Effective Date (as calculated in Section A below)			$ -
In compliance			Yes/No

In addition, if ACP Expenditure Reduction Period is in effect, then maximum aggregate ACP Expenditures permitted during all ACP Expenditure Reduction Periods over the term of the Credit Agreement:5
i.	Aggregate ACP Expenditures Amount (as calculated above)	$ 165,000,000.00
ii.	Actual ACP Expenditures made since Effective Date (as calculated in Section A below)	$ 165,000,000.00
iii.	Line (i) - Line (ii)	$ -
Maximum aggregate ACP Expenditures permitted during all ACP Expenditure Reduction Periods (the lesser of Line (iii) and $25,000,000)			$ -
Actual ACP Expenditures made during all ACP Expenditure Reduction Periods (as calculated in Section B below)			$ -
In compliance			Yes/No

A.	Calculation of Actual ACP Expenditures made since Effective Date
i.	Exposure of any Borrower or Restricted Subsidiary under Guarantees (other than a Guarantee permitted under Section 6.04(p)) by such Borrower or Restricted Subsidiary of the obligations of the ACP Companies (other than obligations in respect of any ACP Project Financing)6	$ -
ii.	plus Expenditures made by Borrower or Restricted Subsidiary to purchase or pay for additional ACP Property or in respect of labor or overhead costs allocated to the American Centrifuge Project in accordance with the Borrowers’ policies and procedures and reflected in the financial statements of Holdings and its Subsidiaries	$ -
iii.	plus Investments in the ACP Companies (other than Guarantees permitted under Section 6.04(p)) by Borrower or Restricted Subsidiary	$ -
iv.	plus expenditures made by Borrower or Restricted Subsidiary in respect of termination payments or liabilities in connection with the American Centrifuge Project.	$ -
Actual ACP Expenditures made since Effective Date		$ -

B.	Calculation of Actual ACP Expenditures made during all ACP Expenditure Reduction Periods
i.	Exposure of any Borrower or Restricted Subsidiary under Guarantees (other than a Guarantee permitted under Section 6.04(p)) by such Borrower or Restricted Subsidiary of the obligations of the ACP Companies (other than obligations in respect of any ACP Project Financing)6	$ -
ii.	plus Expenditures made by Borrower or Restricted Subsidiary to purchase or pay for additional ACP Property or in respect of labor or overhead costs allocated to the American Centrifuge Project in accordance with the Borrowers’ policies and procedures and reflected in the financial statements of Holdings and its Subsidiaries	$ -
iii.	plus Investments in the ACP Companies (other than Guarantees permitted under Section 6.04(p)) by Borrower or Restricted Subsidiary	$ -
iv.	plus expenditures made by Borrower or Restricted Subsidiary in respect of termination payments or liabilities in connection with the American Centrifuge Project.	$ -
Actual ACP Expenditures made during all ACP Expenditure Reduction Periods		$ -

C.	Calculation of ACP Net Equity Financing Proceeds
i.	Net Proceeds received by Holdings during the period commencing on the Effective Date and ending on the date of the applicable covenant compliance calculation date from the issuance of Equity Interests by Holdings	$ -
ii.	minus Cumulative Loss Amount (as calculated in Section D below)	$ -
ACP Net Equity Financing Proceeds		$ -

D.	Calculation of Cumulative Loss Amount
i.	Fixed Charges paid or incurred during the applicable Cumulative Loss Amount Measurement Period	$ -
ii.	Non-Financed Capital Expenditures for such Cumulative Loss Measurement Period	$ -
iii.	Consolidated EBITDA for such Cumulative Loss Amount Measurement Period (without adding back to Net Income any cash extraordinary expenses or non-operating expenses or losses or non-recurring cash closing costs)	$ -
iv.	Line D(i) + D(ii) - D(iii)	$ -
Cumulative Loss Amount (the greater of Line D(iv) and zero)		$ -

Maximum Monthly ACP Expenditures (tested when ACP Expenditure Reduction Period is in effect)
i.	Maximum aggregate ACP Expenditures permitted during all ACP Expenditure Reduction Periods (as calculated above)	$ -
ii.	Maximum permitted in any calendar month during an ACP Expenditure Reduction Period (the lesser of $5,000,000 and Line (i))		$ -
Highest ACP Expenditures for any calendar month during such ACP Expenditure Reduction Period			$ -
In compliance			Yes/No

5 ACP Expenditure Reduction Period commences on an ACP Expenditure Reduction Event, i.e., when Availability falls below (or, after giving pro forma effect to any ACP Expenditure and the financing thereof, would fall below) $75,000,000, and ends on the date on which Availability has equaled or exceeded $75,000,000 for 60 consecutive days.

6 ACP Expenditures attributable to Guarantees at any time shall be limited to the maximum liability at such time of any Borrower or Restricted Subsidiary acting as guarantor thereunder for the payment of guaranteed obligations.

BOS111 12484145.12

TABLE OF CONTENTS

Page

Exhibit 5.01(g)

See attached

BOS111 12484145.12	--

TABLE OF CONTENTS
(continued)
Page

ARTICLE I.	DEFINITIONS

Section 1.01	Defined Terms

Section 1.02	Classification of Loans and Borrowings

Section 1.03	Terms Generally

Section 1.04	Accounting Terms; GAAP

Section 1.05	Joint and Several Obligations; Borrowers’ Agent

ARTICLE II.	THE CREDITS

Section 2.01	Commitments

Section 2.02	Loans and Borrowings

Section 2.03	Requests for Revolving Borrowings

Section 2.04	Letters of Credit

Section 2.05	Funding of Borrowings.

Section 2.06	Interest Elections

Section 2.07	Termination, Reduction and Increase of Commitments56

Section 2.08	Repayment of Loans; Evidence of Debt

Section 2.09	Prepayment of Loans

Section 2.10	Fees

Section 2.11	Interest

Section 2.12	Alternate Rate of Interest

Section 2.13	Increased Costs

Section 2.14	Break Funding Payments

Section 2.15	Taxes

Section 2.16	Payments Generally; Pro Rata Treatment; Sharing of Set-offs

Section 2.17	Mitigation Obligations; Replacement of Lenders

Section 2.18	Defaulting Lenders

Section 2.19	Returned Payments

ARTICLE III.	REPRESENTATIONS AND WARRANTIES

Section 3.01	Existence and Power

Section 3.02	Corporate and Governmental Authorization; No Contravention

Section 3.03	Binding Effect

Section 3.04	Financial Information

Section 3.05	Litigation

Section 3.06	Compliance with ERISA

Section 3.07	Taxes

Section 3.08	Environmental Compliance

Section 3.09	Properties

Section 3.10	Compliance with Laws and Agreements

Section 3.11	Investment Company Status

Section 3.12	Full Disclosure

Section 3.13	Security Interest

Section 3.14	Solvency

Section 3.15	Employee Matters

Section 3.16	Use of Proceeds

Section 3.17	Subsidiaries

Section 3.18	Insurance

Section 3.19	Foreign Assets Control Regulations, etc.

Section 3.20	Material Agreements

ARTICLE IV.	CONDITIONS

Section 4.01	Effective Date

Section 4.02	Each Credit Event

ARTICLE V.	AFFIRMATIVE COVENANTS

Section 5.01	Information

Section 5.02	Maintenance of Property; Insurance

Section 5.03	Compliance with Laws

Section 5.04	Inspection of Property, Books and Records

Section 5.05	Use of Proceeds

Section 5.06	Environmental Matters

Section 5.07	Taxes

Section 5.08	Security Interests

Section 5.09	Existence, Conduct of Business

Section 5.10	Litigation and Other Notices

Section 5.11	Additional Grantors and Guarantors; Further Assurances

Section 5.12	Cash Management Arrangements

ARTICLE VI.	NEGATIVE COVENANTS

Section 6.01	Indebtedness

Section 6.02	Liens

Section 6.03	Fundamental Changes

Section 6.04	Investments, Loans, Advances, Guarantees and Acquisitions

Section 6.05	Prepayment or Modification of Indebtedness; Modification of Operating Documents

Section 6.06	Restricted Payments

Section 6.07	Transactions with Affiliates

Section 6.08	Restrictive Agreements

Section 6.09	Minimum Availability

Section 6.10	Fixed Charge Coverage

Section 6.11	ACP Expenditures

ARTICLE VII.	EVENTS OF DEFAULT

Section 7.01	Events of Default and Remedies

Section 7.02	Remedies

Section 7.03	Performance by the Administrative Agent

ARTICLE VIII.	THE ADMINISTRATIVE AGENT

ARTICLE IX.	MISCELLANEOUS

Section 9.01	Notices

Section 9.02	Waivers; Amendments

Section 9.03	Expenses; Indemnity; Damage Waiver

Section 9.04	Successors and Assigns.

Section 9.05	Survival

Section 9.06	Counterparts; Integration; Effectiveness

Section 9.07	Severability

Section 9.08	Right of Setoff

Section 9.09	GOVERNING LAW; Jurisdiction; Consent to Service of Process.

Section 9.10	WAIVER OF JURY TRIAL

Section 9.11	Headings

Section 9.12	Confidentiality

Section 9.13	Interest Rate Limitation

Section 9.14	Subordination by Credit Parties

Section 9.15	USA Patriot Act

Section 9.16	Qualifications Regarding Credit Party Disclosures

Section 9.17	Restatement

Section 9.18	Purchase Option

BOS111 12484145.12	--